Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260415
PROSPECTUS
Velo3D, Inc.
169,147,569  Shares of Common Stock
4,450,000 Warrants to Purchase Shares of Common Stock
13,075,000 Shares of Common Stock Underlying Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 169,147,569 shares of our common stock, par value $0.00001 per share (our “common stock”), consisting of (i) up to 15,500,000 shares of our common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements each entered into on March 22, 2021 (the “PIPE Financing”); (ii) up to 8,625,000 shares of our common stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination (as defined below), in exchange for our Class B ordinary shares originally issued in a private placement to Spitfire Sponsor LLC (the “Sponsor”); (iii) up to 140,572,569 shares of our common stock issued or issuable to certain former stockholders and equity award holders of Velo3D (the “Velo3D equity holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 123,058,137 shares of our common stock; (b) up to 1,902,945 shares of our common stock issuable upon the exercise of certain options; and (c) up to 15,611,487 shares of our common stock (the “Earn-Out Shares”) that certain Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions; and (iv) up to 4,450,000 shares of our common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement to the Sponsor.
In addition, this prospectus relates to the offer and sale of: (i) up to 8,625,000 shares of our common stock that are issuable by us upon the exercise of 8,625,000 warrants (the “public warrants”) originally issued in our initial public offering (the “IPO”); and (ii) up to 4,450,000 shares of our common stock that are issuable by us upon the exercise of the private placement warrants.
On September 29, 2021 (the “Closing Date”), we consummated the transactions contemplated by that certain Business Combination Agreement, dated as of March 22, 2021 (as amended, the “Business Combination Agreement”), by and among JAWS Spitfire Acquisition Corporation (“JAWS Spitfire” and, after the consummation of the Business Combination, “New Velo3D”), Spitfire Merger Sub, Inc. (“Merger Sub”) and Velo3D, Inc. (“Velo3D”). In particular, as contemplated by the Business Combination Agreement, on the Closing Date, JAWS Spitfire filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which JAWS Spitfire was domesticated and continued as a Delaware corporation (the “Domestication”). Further, as contemplated by the Business Combination Agreement, on the Closing Date, Merger Sub was merged with and into Velo3D, with Velo3D surviving the merger (the “Surviving Corporation”) as a wholly-owned subsidiary of us (the “Merger” and, together with the Domestication and the other transactions contemplated by the Business Combination Agreement, including the PIPE Financing, the “Business Combination”). In connection with the consummation of the Business Combination, we changed our name to “Velo3D, Inc.” and the Surviving Corporation changed its name to “Velo3D US, Inc.”
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See “Plan of Distribution” beginning on page 130 of this prospectus.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WS”, respectively. On October 26, 2021, last reported sales price of our common stock was $9.85 per share and the last reported sales price of our public warrants was $1.91 per warrant.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 28, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to references to:
•“JAWS Spitfire” refer to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Closing (as defined herein);
•“New Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the Closing;
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the Closing; and
•“we,” “us,” and “our” or the “Company” refer to New Velo3D following the Closing and to Velo3D prior to the Closing.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Board” or “Board of Directors” means the board of directors of the Company.
“Bylaws” means the restated bylaws of the Company.
“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Domestication, the Merger and the PIPE Investment.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Acquisition, Merger Sub and Velo3D, as amended by Amendment #1 to Business Combination Agreement dated as of July 20, 2021.
“Certificate of Incorporation” means the restated certificate of incorporation of the Company.
“common stock” means the shares of common stock, par value $0.00001 per share, of the Company.
“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of JAWS Spitfire, prior to the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock in connection with the Closing.
“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of JAWS Spitfire, prior to the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock in connection with the Closing.
“Closing” means the closing of the Business Combination.
“Closing Date” means September 29, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means New Velo3D following the Closing and to Velo3D prior to the Closing.
“Domestication” means the domestication contemplated by the Business Combination Agreement, whereby JAWS Spitfire effected a deregistration and a transfer by way of continuation from the Cayman Islands to the State of Delaware, pursuant to which JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“Earn-Out Shares” means up to 21,758,149 shares of our common stock issuable pursuant to the Business Combination Agreement to certain Velo3D equity holders upon the achievement of certain vesting conditions.
“Effective Time” means the time at which the Merger became effective.
“Equity Incentive Plan” means the Velo3D, Inc. 2021 Equity Incentive Plan.
“ESPP” means the Velo3D, Inc. 2021 Employee Stock Purchase Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Founder Shares” means the 8,625,000 shares of our common stock issued to the Sponsor and the other Initial Stockholders in connection with the automatic conversion of the Class B ordinary shares in connection with the Closing.
“GAAP” means United States generally accepted accounting principles.

“Initial Stockholders” means the Sponsor together with Andy Appelbaum, Mark Vallely and Serena J. Williams.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means the Company’s initial public offering, consummated on December 7, 2020, of 34,500,000 units (including 4,500,000 units that were issued to the underwriters in connection with the exercise in full of their over-allotment option) at $10.00 per unit.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Merger” means the merger contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Velo3D, with Velo3D surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Sub” means Spitfire Merger Sub, Inc., a Delaware corporation.
“New Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the Closing.
“NYSE” means the New York Stock Exchange.
“PIPE Financing” means the private placement pursuant to which the PIPE Investors collectively subscribed for 15,500,000 shares of our common stock at $10.00 per share, for an aggregate purchase price of $155,000,000, on the Closing.
“PIPE Investors” means certain institutional investors that invested in the PIPE Financing.
“PIPE Shares” means the 15,500,000 shares of our common stock issued in the PIPE Financing.
“private placement warrants” means the 4,450,000 warrants originally issued to the Sponsor in a private placement in connection with our IPO.
“public shares” means the Class A ordinary shares included in the units issued in our IPO.
“public shareholders” means holders of public shares.
“public warrants” means the 8,625,000 warrants included in the units issued in our IPO.
“Sarbanes-Oxley Act” or “SOX” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the selling securityholders named in this prospectus.
“Sponsor” means Spitfire Sponsor LLC, a Delaware limited liability company.
“Subscription Agreements” means, collectively, those certain subscription agreements, entered into on March 22, 2021, between the Company and the PIPE Investors.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of the Company that held the proceeds from the IPO and a portion of the proceeds from the sale of the private placement warrants.
“Velo3D” means Velo3D, Inc., a Delaware corporation, prior to the Closing.
“Velo3D equity holder” means certain former stockholders and equity award holders of Velo3D.

MARKET AND INDUSTRY DATA
Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third-party sources, assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. These third party sources include the following reports and publications (the “Market and Industry Reports”):
•Investment Casting Market Size, Share & Trends Analysis Report By Application (Aerospace & Defense, Energy Technology), By Region (North America, Europe, APAC, Central & South America, MEA), And Segment Forecasts, 2020 – 2027, October 2020
•Market Research Future, Global Metal Forging Market, February 2021
•Technavio, Metal Machining Market by End-user and Geography 2020 – 2024, 2020
•ResearchAndMarkets.com, Braze Alloys – Global Market Trajectory & Analytics, April 2021
•SmarTech Analysis, Q3 2020 Market Report
The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Our Business” and elsewhere in this prospectus.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our projected financial information, growth rate and market opportunity;
•the ability to maintain the listing of our common stock and the public warrants on the NYSE, and the potential liquidity and trading of such securities;
•the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;
•costs related to the proposed Business Combination;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal controls;
•our ability to raise financing in the future
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•the effect of COVID-19 on the foregoing; and
•other factors detailed under the section entitled “Risk Factors”.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock or warrants. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Company Overview
We seek to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary powder bed fusion (“PBF”) technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts, and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping, and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high-value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
Our customers range from small- and medium-sized enterprises to Fortune 500 companies in the space, aviation, defense, energy and industrial markets. As of June 30, 2021, December 31, 2020 and December 31, 2019, we had sixteen, eight and three customers, respectively, for our 3D Printer sales, and SpaceX, our largest customer, accounted for approximately, 16.3%, 40.8% and 74.9% of our revenue for the six months ended June 30, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively. Including part sales and other services to customers, we had 66 customers as of June 30, 2021. Our customers include both OEMs, as well as contract manufacturers who provide service and parts on behalf of OEMs.

We offer customers a full-stack solution, which includes the following key components:
•Flow™ print preparation software conducts sophisticated analysis of the features of the metal part and specifies a production process that enables support-free printing of the part.
•Sapphire® metal AM printers produce the part using our proprietary PBF technology, which enables support-free production. Our technology produces metal parts by fusing many thousands of very thin layers of metal powder with precisely controlled laser beams in a sophisticated software-defined sequence (or “recipe”) defined by our Flow software.
•Assure™ quality validation software validates the product made by Sapphire to confirm that it is made to the specifications required by the original design.
Legacy AM technologies often rely on internal supports to prevent deformation of the metal part during the 3D printing process. These supports inhibit the production of parts with complex internal geometries, which are often required in high-performance applications, because there is limited or no access to remove them after production. Our technological advances enable our Sapphire product to print metal parts that do not require internal supports, enabling our customers to produce designs that would otherwise be infeasible to make with AM.
We sell our full-stack hardware and software AM solution through two types of transaction models: a 3D printer sale transaction and a recurring payment transaction. 3D printer sale transactions are structured as a payment of a fixed purchase price for the system. Recurring payment transactions fall into two categories: a leased 3D printer transaction and a sale and utilization fee model. Under the leased 3D printer transaction, the customer typically pays an amount for a lease that entitles the customer to a base number of hours of usage. For usage above that level, the customer typically pays an hourly usage fee. Most of our leases have a 12-month term, though in certain cases the lease term is longer. In the sale and utilization fee model, customers pay an up-front amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. Support services are included with a 3D printer sale transaction and a recurring payment transaction.
We have seen strong demand for our next generation flagship Sapphire XC product, which we plan to begin shipping by the end of 2021. It is anticipated that this product will be able to make parts that are five times the size of parts made by our existing Sapphire product and will reduce part costs by 65% to 80%. Together, the increase in capabilities and improvement in economics for our customers are anticipated to rapidly increase the potential applications of our technology. As of June 30, 2021, our aggregate backlog of $80.7 million comprised $25.5 million of bookings and $55.2 million of reservations for Sapphire XC systems. Demand for the Sapphire XC product is a significant contributor to our expectation for meaningful sales growth from 2022 and beyond.
Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation. On December 7, 2020, JAWS Spitfire completed its initial public offering. On July 22, 2021, JAWS Spitfire consummated the Business Combination with Velo3D pursuant to the Business Combination Agreement. In connection with the Business Combination, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware, and JAWS Spitfire changed its name to Velo3D, Inc.
Our address is 511 Division Street, Campbell, CA 95008. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Summary of Risk Factors
In evaluating an investment in our securities, investors should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
Risks Related to Our Financial Position and Need for Additional Capital
•We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
•Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
•We expect to rely on a limited number of customers for a significant portion of our near-term revenue.
•We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
•We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.
Risks Related to Our Business and Industry
•We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.
•As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.
•Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.
•Changes in our product mix may impact our gross margins and financial performance.
•Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the use of our additive manufacturing system and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
•If demand for additive manufacturing products does not grow as expected, or if market adoption of additive manufacturing technology does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
•If we fail to meet our customers’ price expectations, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
•Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
•Reservations for our Sapphire XC solution may not convert to purchase orders.
•Defects in our additive manufacturing system or in enhancements to our existing additive manufacturing systems that give rise to part failures for our customers, resulting in product liability or warranty or other claims that could result in material expenses, diversion of management time and attention and damage to our reputation.
•The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.
•The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.
•Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
•We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.
Risks Related to Third Parties
•We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
•We may rely heavily on future collaborative and supply chain partners.
•If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
Risks Related to Operations
•We operate primarily at a facility in a single location, and any disruption at this facility could adversely affect our business and operating results.
•Construction of our planned production facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of our production facilities could severely impact our business, financial condition, results of operations and prospects.
•Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.
Risks Related to Compliance Matters
•We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.
•We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non compliance.
Risks Related to Intellectual Property
•Our business relies on proprietary information and other intellectual property (“IP”), and our failure to protect our IP rights could harm our competitive advantages with respect to the use, manufacturing, sale or other commercialization of our processes, technologies and products, which may have an adverse effect on our results of operations and financial condition.

•Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following December 7, 2025, the fifth anniversary of the closing of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non affiliates exceeds $700 million as of the prior June 30.

The Offering

Issuer	Velo3D, Inc.

Issuance of common stock

Shares of common stock offered by us
Up to 13,075,000 shares of common stock issuable upon exercise of warrants, consisting of:
a.up to 8,625,000 shares of common stock that are issuable upon the exercise of the public warrants; and
b.up to 4,450,000 shares of common stock that are issuable upon the exercise of the private placement warrants

Shares of common stock outstanding as of September 29, 2021	183,163,826 shares of common stock

Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein

Use of proceeds
We will receive up to an aggregate of approximately $150.4 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for investment in growth and general corporate purposes. See “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the Selling Securityholders
Up to 169,147,569 shares of common stock, consisting of:
a.up to 15,500,000 PIPE Shares;
b.up to 8,625,000 Founder Shares;
c.up to 140,572,569 shares of common stock issued or issuable to the Velo3D equity holders in connection with or as a result of the consummation of the Business Combination consisting of:
(i)up to 123,058,137 shares of our common stock;
(ii)up to 1,902,945 shares of common stock issuable upon the exercise of certain options; and
(iii)up to 15,611,487 Earn-Out Shares
d.up to 4,450,000 shares of our common stock issuable upon the exercise of the private placement warrants

Warrants offered by the Selling Securityholders	Up to 4,450,000 private placement warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders.

Lock-up restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Person Transactions — Related Party Transactions Entered into in Connection with the Business Combination — Amended and Restated Registration Rights Agreement” and “— Lock-Up Agreement with Mr. Buller.”

NYSE symbols	Our common stock and public warrants are listed on the NYSE under the symbols VLD and VLD WS, respectively.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF VELO3D
The selected historical statements of operations data of Velo3D for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 and the historical balance sheet data as of June 30, 2021 and December 31, 2020 and 2019 are derived from Velo3D’s audited financial statements and unaudited interim financial statements included elsewhere in this prospectus. Velo3D’s historical results are not necessarily indicative of the results that may be expected in the future. You should read the following selected historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Velo3D’s financial statements and related notes included elsewhere in this prospectus.

(in thousands)	Six months ended June 30,		Year ended December 31,
	2021	2020	2020	2019
Revenue	$8,318	$9,960	$18,975	$15,223
Cost of revenue	6,524	6,455	12,608	10,393
Gross profit (loss)	1,794	3,505	6,367	4,830
Operating expenses
Research and development	11,094	6,874	14,188	14,593
Selling and marketing	4,360	2,875	7,004	8,600
General and administrative	10,004	4,128	6,382	6,929
Total operating expenses	25,458	13,877	27,574	30,122
Loss from operations	(23,664)	(10,372)	(21,207)	(25,292)
Interest expense	(644)	(152)	(639)	(605)
Other income (expense), net	(1,778)	40	39	219
Loss before provision for income taxes	(26,086)	(10,484)	(21,807)	(25,678)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	(26,086)	(10,484)	(21,807)	(25,678)
Cash and cash equivalents

	As of June 30,	As of December 31,
(in thousands)	2021	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$11,948	$15,517	$9,815
Total assets	40,233	32,691	21,633
Total debt	18,883	8,003	6,128
Total liabilities	48,943	16,808	20,598
Total redeemable convertible preferred stock	123,704	123,701	101,858
Total stockholders’ deficit	$(132,414)	$(107,821)	$(100,823)
We use non-GAAP financial measures to help us make strategic decisions, establish budgets and operational goals for managing its business, analyze our financial results, and evaluate our performance. We also believe that the presentation of these non-GAAP financial measures in this prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods. However, the non-GAAP financial measures presented in this prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States (“GAAP”).

The information in the table below sets forth the non-GAAP financial measures that we use in this prospectus. Because of the limitations associated with these non-GAAP financial measures, “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA as a percent of revenue” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percent of revenue on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business. Please see “Audited Financial Statements of Velo3D, Inc.” in this prospectus. The definitions for the Non-GAAP financial measures, EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percent of revenue, are described within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The following table reconciles Net loss to EBITDA and Adjusted EBITDA during the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively:

	Six Months Ended June 30,				Year Ended December 31,
	2021		2020		2020		2019
	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue	In thousands	As a percentage of revenue
Revenue	$8,318	100.0%	$9,960	100.0%	$18,975	100.0%	$15,223	100.0%
Net loss	(26,086)	(313.6)%	(10,484)	(105.3)%	(21,807)	(114.9)%	(25,678)	(168.7)%
Interest expense	644	7.7%	152	1.5%	639	3.4%	605	4.0%
Tax expense	—	—%	—	—%	—	—%	—	—%
Depreciation and amortization	692	8.3%	529	5.3%	1,240	6.5%	1,138	7.5%
EBITDA	(24,750)	(3.0)%	(9,803)	(98.4)%	(19,928)	(105.0)%	(23,935)	(157.2)%
Stock based compensation	1,075	12.9%	777	7.8%	1,455	7.7%	1,472	9.7%
Change in fair value of warrant liabilities	1,741	20.9%	(7)	(0.1)%	(3)	—%	(5)	—%
Adjusted EBITDA	$(21,934)	(263.7)%	$(9,033)	(90.7)%	$(18,476)	(97.4)%	$(22,468)	(147.6)%

SELECTED HISTORICAL FINANCIAL INFORMATION OF JAWS SPITFIRE
The selected historical financial data as of December 31, 2020, and for the period from September 11, 2020 (inception) through December 31, 2020, are derived from JAWS Spitfire’s audited financial statements included elsewhere in this prospectus. The selected historical interim financial data as of June 30, 2021 and for the six months ended June 30, 2021 are derived from JAWS Spitfire’s unaudited interim financial statements included elsewhere in this prospectus.
JAWS Spitfire’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Six Months Ended June 30, 2021	Period from September 11, 2020 (inception) through December 31, 2020
		As Restated
Statement of Operations Data
General and administrative expenses	$4,629,818	$183,573
Transaction costs	—	1,583,878
Loss from operations	(4,629,818)	(1,767,451)
Other Income
Change in fair value of warrant liabilities	18,043,500	—
Interest earned on marketable securities held in Trust Account	9,910	—
Net Income	13,423,592	—
Weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$—	$—
Weighted average shares outstanding of Class B non-redeemable ordinary shares	8,625,000	7,758,028
Basic and diluted net income (loss) per share, Class B	$1.56	$(0.23)

	June 30, 2021	December 31, 2020
		As Restated
Condensed Balance Sheet Data (At Period End):
Total assets	$345,529,674	$347,394,817
Total liabilites	$40,638,405	$55,927,140
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 4,510,874 and 5,853,233 shares issued and outstanding (excluding 29,989,126 and 28,646,767 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	451	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	863	863
Total shareholders’ equity	$5,000,009	$5,000,007

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business
Risks Related to Our Financial Position and Need for Additional Capital
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
We experienced net losses in each year from our inception, including net losses of $21.8 million and $25.7 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular across our research and development (“R&D”) efforts and sales and marketing programs. These investments may not result in increased revenue or growth in our business.
As a public company, we incur significant additional legal, accounting and other expenses that Velo3D did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have generated revenue in the past, we have only recently begun commercial shipments of several of our announced additive manufacturing solutions, some of which are expected to generate a substantial portion of our revenue going forward, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and have a material adverse effect on our business, financial condition and results of operations.
Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our securities may decline. In addition to our revenue model based on product sales, we are also focused on an annual recurring payment transaction model. This transition may affect our revenue levels in the near term. There are no assurances that we will be able to secure future business with customers or that such our recurring revenue model will be successful our planned timelines or at all.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
We expect to rely on a limited number of customers for a significant portion of our near-term revenue.
We currently have purchase orders with a limited number of customers, from which we expect to generate most of our revenues in the near future. Approximately 16.3%, 40.8% and 74.9% of our revenue was derived from sales through a single customer, SpaceX, for the six months ended June 30, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively, and we anticipate that a significant portion of our revenue will continue to be derived from sales through this customer in the foreseeable future. We had sixteen and eight customers in total as of June 30, 2021 and December 31, 2020 for our 3D Printer sales. Including part sales and other services to customers, we had 66 and 42 customers as of June 30, 2021 and December 31, 2020, respectively. Our 3D printer sales occur under purchase orders that are governed by our terms and conditions of sale. The Company’s terms and conditions with SpaceX are consistent with all other customers and permit the customer to terminate the Company’s services at any time (subject to notice and certain other provisions). Accordingly, the sudden loss of SpaceX or one or more of our other significant customers, the renegotiation of a significant customer contract, a substantial reduction in their orders, their failure to exercise customer options, their unwillingness to extend contractual deadlines if we are unable to meet production requirements, their inability to perform under their contracts or a significant deterioration in their financial condition could harm our business, results of operations and financial condition. If we fail to perform under the terms of these agreements, the customers could seek to terminate these agreements and/or pursue damages against us, including liquidated damages in certain instances, which could harm our business.
Because we rely on a limited number of customers for a significant portion of our revenues, we depend on the creditworthiness of these customers. If the financial condition of our customers declines, our credit risk could increase. Should one or more of our significant customers declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable and our net income.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our products, expand our manufacturing capacity, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.

We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.
We have invested and expect to continue to invest in research and development efforts that further enhance our products. These investments may involve significant time, risks and uncertainties, including the risk that the expenses associated with these investments may affect our margins, operating results and liquidity and that such investments may not generate sufficient revenues to offset liabilities assumed and expenses associated with these new investments. The AM industry changes rapidly as a result of technological and product developments, which may render our solutions less effective. We believe that we must continue to invest a significant amount of time and resources in our products to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments, if the achievement of these benefits is delayed, our business, operating results and prospects may be materially adversely affected.
Risks Related to Our Business and Industry
We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.
There are significant technological and logistical challenges associated with producing, marketing, selling and delivering additive manufacturing systems such as ours that make high-value component parts for customers, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. While we believe that we understand the engineering and process characteristics necessary to successfully design and produce additive manufacturing systems to make high-value metal parts for our customers, our assumptions may prove to be incorrect, and we may be unable to consistently produce additive manufacturing products in an economical manner in commercial quantities.
Certain additive manufacturing solutions are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of our products could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our products under development, we may fail to develop a commercially successful product on the timeline we expect for a number of reasons, including:
•misalignment between the products and customer needs;
•lack of innovation of the product;
•failure of the product to perform in accordance with the customer’s industry standards;
•ineffective distribution and marketing;
•delay in obtaining any required regulatory approvals;
•unexpected production costs; or
•release of competitive products.
Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities in a timely manner. Upon demonstration, our customers may not believe that our products and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with another larger and more established company or may take longer than expected to make the decision to order our products. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of our launch of new products and/or of our customers’ acceptance of such products is different than our assumptions, our revenue and results of operations may be adversely affected.

Additionally, we are in the process of establishing a recurring payment offering for customers, which may present similar challenges to those outlined above with respect to the design, production and launch of new additive manufacturing solutions. In particular, we may fail to develop a commercially successful offering if we are unable to meet customer needs or industry standards, if we fail to meet customer price expectations or if our marketing and distribution strategy proves ineffective. If we are unable to establish such an offering, sales of our additive manufacturing solutions and our overall operating results could suffer.
As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our failure to do so successfully could disrupt our business and have an adverse impact on our financial condition.
As part of our business strategy, we have entered into, and expect to enter into, agreements to acquire or invest in other companies. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may continue to increase, which may result in an increase in the costs of acquisitions or cause us to refrain from making certain acquisitions. We may not be able to complete future acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
•diversion of management’s attention from their day-to-day responsibilities;
•unanticipated costs or liabilities associated with the acquisition;
•increases in our expenses;
•problems integrating the purchased business, products or technologies;
•challenges in achieving strategic objectives, cost savings and other anticipated benefits;
•inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;
•the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;
•difficulty in maintaining controls, procedures and policies during the transition and integration;
•challenges in integrating the new workforce and the potential loss of key employees, particularly those of the acquired business; and
•use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.
If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing stockholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.

Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that our acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies. In addition, acquired technologies and IP may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.
We face various risks and uncertainties related to the global outbreak of COVID-19. In recent months, the continued spread of COVID-19, including variant strains of the virus, has led to disruption and volatility in the global economy and capital markets, which has increased the cost of capital and adversely impacted access to capital. Government-enforced travel bans and business closures around the world have significantly impacted our ability to sell, install and service our additive manufacturing systems at customers around the world. It has, and may continue to, disrupt our third-party contract manufacturers and supply chain, and our ability to perform the final assembly and testing of our systems. We may expect some delays in installation of our products at customers’ facilities, which could lead to postponed customer acceptance of the transactions. Furthermore, if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the COVID-19 pandemic, our operations will likely be adversely impacted.
It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in impacted geographic locations. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operations.
To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third parties or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.
Changes in our product mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of transaction models under which we sell during a given period. Different transaction models have different margins in the period in which the transaction occurs and in subsequent periods. Therefore our gross margins may fluctuate based on the mix of sale and recurring payment transactions in a given period. If our product mix shifts too far into lower gross margin transactions in a given period and we are not able to sufficiently reduce the engineering, production and other costs associated with those transactions or substantially increase the sales of our higher gross margin transactions, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.

Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the use of our additive manufacturing system and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
Our business model is dependent, in part, on our ability to maintain and increase sales of our additive manufacturing products and service contracts as they generate recurring revenues. Existing and future customers of our systems may not purchase our products or related service contracts at the same rate at which customers currently purchase those products and services.
If demand for additive manufacturing products does not grow as expected, or if market adoption of additive manufacturing technology does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
The industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve 3D printing technology, is undergoing a shift towards additive manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards additive manufacturing. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, particularly with regard to high value parts, or if the marketplace adopts additive manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.
If we fail to meet our customers’ price expectations, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
Demand for our product lines is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
We use, and plan to continue using, different pricing models for different products. For example, we plan to use a recurring payment pricing model for certain customers. This pricing model is still relatively new to some of our customers and may not be attractive to them, especially in regions where the model is less common. If customers resist this or any other new pricing models we introduce, our revenue may be adversely affected, and we may need to restructure the way in which we charge customers for our products. To date, while we have accepted pre-orders for our Sapphire XC solution. annual subscription pricing, we have not recognized material revenue from these orders, or associated with our recurring payment model in general.
Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our additive manufacturing systems sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs are fixed and cannot readily be reduced, which diminishes the positive impact of our restructuring programs on our operating results. To the extent the demand for our products slows, or the additive manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations.

Reservations for our Sapphire XC solution may not convert to purchase orders.
Our Sapphire XC solution is in the late stages of development, and commercial shipments are not scheduled to begin until the end of 2021 and may occur later or not at all. We have accepted reservations for the Sapphire XC, which are accompanied by a financial deposit. Given the anticipated lead times between reservations and the date of delivery of the Sapphire XC, there is a risk that customers who place reservations may ultimately decide not to convert such reservations into purchase orders and take delivery of their reserved Sapphire XC due to potential changes in customer preferences, competitive developments or other factors. As a result, no assurance can be made that reservations will result in the purchase of our Sapphire XC, and any such failure to convert these reservations could harm our business, prospects, financial condition and operating results.
Defects in our additive manufacturing system or in enhancements to our existing additive manufacturing systems that give rise to part failures for our customers, resulting in product liability or warranty or other claims that could result in material expenses, diversion of management time and attention and damage to our reputation.
Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after an additive manufacturing system has been used. This could result in delayed market acceptance of those additive manufacturing systems or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.
We attempt to include provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of our merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.
The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.
Our revenues are derived from the sale of additive manufacturing systems, parts and services. We have encountered and will continue to encounter challenges experienced by growing companies in a market subject to rapid innovation and technological change. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in additive manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our products either generally or for particular applications. Our ability to compete in the additive manufacturing market depends, in large part, on our success in developing and introducing new additive manufacturing systems and technology, in improving our existing products and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our products and technologies in order to remain competitive. However, we may not be able to:
•develop cost effective new products and technologies that address the increasingly complex needs of prospective customers;
•enhance our existing products and technologies;

•respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;
•adequately protect our IP as we develop new products and technologies;
•identify the appropriate technology or product to which to devote our resources; or
•ensure the availability of cash resources to fund R&D.
Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.
The additive manufacturing industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of producers of additive manufacturing and/or 3D printing equipment that creates 3D objects and end-use parts, as well as with providers of materials and services for this equipment. Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than we do, including name recognition, as well as experience and expertise in IP rights and operating within certain international markets, any of which may enable them to compete effectively against us. For example, a number of companies that have substantial resources have announced that they are beginning production of 3D printing systems, which will further enhance the competition we face. We may lose market share to, or fail to gain market share from, producers of products that can be substituted for our products, which may have an adverse effect on our results of operations and financial condition.
Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and distribution network expansion to enhance our competitive position to the extent practicable. However, we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.
Because the additive manufacturing market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for additive manufacturing technology and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including our estimates that the size of the serviceable available high value metal additive manufacturing market is expected to be approximately $35 billion in 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.

Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
Our products and services are distributed in more than 25 countries around the world. Accordingly, we face significant operational risks from doing business internationally. For current and potential international customers whose contracts are denominated in U.S. dollars, the relative change in local currency values creates relative fluctuations in our product pricing. These changes in international end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. As we realize our strategy to expand internationally, our exposure to currency risks may increase.
Other risks and uncertainties we face from our global operations include:
•limited protection for the enforcement of contract and IP rights in certain countries where we may sell our products or work with suppliers or other third parties;
•potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;
•costs and difficulties of customizing products for foreign countries;
•challenges in providing solutions across a significant distance, in different languages and among different cultures;
•laws and business practices favoring local competition;
•being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;
•compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and compliance with anti-corruption laws in other countries, such as the UK Bribery Act (“Bribery Act”);
•tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;
•operating in countries with a higher incidence of corruption and fraudulent business practices;
•changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;
•potential adverse tax consequences arising from global operations;
•rapid changes in government, economic and political policies and conditions; and
•political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.
In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to 3D printing technologies, components, and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell 3D printers in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.

We are dependent on management and key personnel, and our business would suffer if we fail to retain our key personnel and attract additional highly skilled employees.
Our success depends on the specialized skills of our management team and key operating personnel. This may present particular challenges as we operate in a highly specialized industry sector, which may make replacement of our management team and key operating personnel difficult. A loss of our managers or key employees, or their failure to satisfactorily perform their responsibilities, could have an adverse effect on our business, financial condition, results of operations and prospects.
Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, particularly R&D, recycling technology, operations and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies that we compete with for experienced employees have greater resources than us and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. We may not be able to attract, develop and maintain the skilled workforce necessary to operate our business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact our business, financial condition, results of operations and prospects. Each member of senior management as well as our key employees may terminate employment without notice and without cause or good reason. The members of our senior management are not subject to non-competition agreements. Accordingly, the adverse effect resulting from the loss of certain members of senior management could be compounded by our inability to prevent them from competing with us.
If we fail to grow our business as anticipated, our net sales, gross margin and operating margin will be adversely affected. If we grow as anticipated but fail to manage our growth and expand our operations accordingly, our business may be harmed and our results of operation may suffer.
Over the past year, we have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing and sales efforts. These investments include planning for facilities expansion, increased staffing and market expansion into global territories. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
We may not manage our growth effectively. Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. This expansion will place a significant strain on our management, operational and financial resources. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities, which will negatively impact our business, financial condition, results of operations and prospects.
In the future, some of our arrangements for additive manufacturing solutions may contain customer-specific provisions that may impact the period in which we recognize the related revenues under GAAP.
Some customers that purchase additive manufacturing solutions from us may require specific, customized factors relating to their intended use of the solution or the installation of the product in the customers’ facilities. These specific, customized factors are occasionally required by the customers to be included in our commercial agreements relating to the purchases. As a result, our responsiveness to our customers’ specific requirements has the potential to impact the period in which we recognize the revenue relating to that additive manufacturing system sale.
Similarly, some of our customers must build or prepare facilities to install a subset of our additive manufacturing solutions, and the completion of such projects can be unpredictable, which can impact the period in which we recognize the revenue relating to that additive manufacturing solution sale.

We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our R&D data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. The failure of any such systems or the failure of such systems to scale as our business grows could adversely affect our results of operations. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:
•our operations are disrupted or shut down;
•our or our customers’ or employees’ confidential, proprietary information is stolen or disclosed;
•we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;
•we must dedicate significant resources to system repairs or increase cyber security protection; or
•we otherwise incur significant litigation or other costs.
If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
Our current levels of insurance may not be adequate for our potential liabilities.
We maintain insurance to cover our potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles. We may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, or that exceed our policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition.

In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process.
Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.
The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss (“NOL”) carryforwards, allowing for the expensing of certain capital expenditures, and putting into effect the migration from a “worldwide” system of taxation to a more territorial system. Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect our tax obligations and effective tax rate in the period issued. As we continue to expand internationally, we will be subject to other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and results of operations. In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and on our results of operations. In addition, many countries in Europe and a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in the countries where we do or intend to do business or require us to change the manner in which we operate our business.
As we expand the scale of our international business activities, these types of changes to the taxation of our activities could increase our worldwide effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes also may apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.
We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.
Our management has significant requirements for financial reporting and internal control over financial reporting as a public company. The process of designing and implementing effective internal control over financial reporting is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain internal control over financial reporting that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal control over financial reporting, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements or omissions in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified in our internal control over financial reporting. Assessing and maintaining internal control over financial reporting may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal control over financial reporting in a timely manner, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting.
Matters impacting our internal control over financial reporting may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable NYSE listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we and our independent registered public accounting firm continue to report material weaknesses in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our securities.
We identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and financial reporting requirements. Additionally, the lack of a sufficient complement of personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. This material weakness contributed to the following additional material weaknesses:
•We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within our general ledger system and (ii) prepare and review account reconciliations.
•We did not design and maintain effective controls over the accounting for debt and equity instruments, specifically, the recording of redeemable convertible preferred stock arrangements and accounting for warrants. Additionally, we did not design and maintain effective controls over the completeness and presentation of accrued inventory purchases. These material weaknesses resulted in audit adjustments to inventory, other current assets, accrued expenses and other current liabilities, redeemable convertible preferred stock, additional paid-in capital and accumulated deficit, which were recorded prior to the issuance of the financial statements as of and for the years ended December 31, 2019 and 2020. The material weakness related to accounting for warrants resulted in the restatement of the previously issued financial statements of JAWS Spitfire as part of the September 29, 2021 merger agreement related to warrant liabilities, ordinary shares subject to possible redemption, and transaction costs allocated to warrant liabilities. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
•We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain effective:
•user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and
•program change management controls to ensure that information technology program and data changes affecting certain financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately.

These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.
Although we intend to take measures to remediate these material weaknesses, there can be no assurance that the material weaknesses will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified or occur in the future, which could result in material misstatements of our interim or annual consolidated financial statements. If we are unable to remediate the material weaknesses or additional material weaknesses are identified in the future, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our securities. In particular, if our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities. In either case, this could result in a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition.
Some members of our management have limited experience in operating a public company.
Some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.
Changes in financial accounting standards or practices as well as interpretations thereof may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies and treatment are being subjected to heightened scrutiny by regulators and the public. Further, accounting rules and regulations as well as their interpretations are continually changing in ways that could materially impact our financial statements.
We cannot predict the impact of future changes to accounting principles or interpretations thereof or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of the change.
The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. In addition, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Risks Related to Third Parties
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims.
We attempt to include legal provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to our reputation, and could cause us to fail to retain or attract customers, which could adversely affect our results of operations.
We depend on independent contractors and third parties to provide key services in our product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact our financial condition and results of operations.
We depend on subcontractors to provide cost effective and efficient services in supply chain functions, including sourcing certain subcomponents and assemblies, and in product development activities.
Our operations and operating results may be negatively impacted if we experience problems with our subcontractors that impact the delivery of product to our customers. These problems may include: delays in software or hardware development timelines, prolonged inability to obtain components with competitive performance and cost attributes; inability to achieve adequate yields or timely delivery; inability to meet customer timelines or demands, disruption or defects in assembly, test or shipping services; or delays in stabilizing manufacturing processes or ramping up volume for new products. If our third-party supply chain providers were to reduce or discontinue services for us or their operations are disrupted as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, disease, or other natural disaster or catastrophic event, weak economic conditions or any other reason, our financial condition and results of operations could be adversely affected.
We may rely heavily on future collaborative and supply chain partners.
We have entered into, and may enter into, strategic collaborations and partnerships to develop and commercialize our current and future R&D programs with other companies to accomplish one or more of the following:
•obtain capital, equipment and facilities;
•obtain expertise in relevant markets;
•obtain access to components;
•obtain sales and marketing services or support; and/or
•obtain support services and other downstream supply chain support.

We may not be successful in establishing or maintaining suitable collaborations and partnerships, and we may not be able to negotiate collaboration or partnership agreements having terms satisfactory to us, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. We face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell components, subsystems, systems or products to us. Our reliance on these suppliers involves significant risks and uncertainties, including whether the suppliers will provide an adequate supply of required components, subsystems or systems of sufficient quality will increase prices for the components, subsystems or systems and will perform their obligations on a timely basis. In addition, certain suppliers have long lead times, which we cannot control. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed. In addition, compliance with the SEC’s conflict minerals regulations may increase our costs and adversely impact the supply-chain for our products.
While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers, as well as our results of operations and financial condition.
Our facility as well as our suppliers’ and our customers’ facilities are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facility or the area in which it is located, or affecting those of our suppliers or customers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of our 3D printing machines could be delayed, which can impact the period in which we recognize the revenue related to that 3D printing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on our operations and sales.
Risks Related to Operations
We operate primarily at a facility in a single location, and any disruption at this facility could adversely affect our business and operating results.
Our principal offices are located in Campbell, California. Substantially all of our R&D activities, customer and technical support, and management and administrative operations are conducted at this location. Our final assembly and testing operations are conducted at a second facility in Campbell, California. In addition, substantially all of our inventory of component supplies and finished goods is held at this location. We take precautions to safeguard our facilities, including acquiring insurance, employing back-up generators, adopting health and safety protocols and utilizing off-site storage of computer data. However, vandalism, terrorism or a natural or other disaster, such as an earthquake, fire or flood, could damage or destroy our manufacturing equipment or our inventory of component supplies or finished goods, cause substantial delays in our operations, result in the loss of key information and cause us to incur additional expenses. Recent prolonged power outages due to California wildfires may cause substantial delays in our operations. Our insurance may not cover our losses in any particular case. In addition, regardless of the level of insurance coverage, damage to our facility may have a material adverse effect on our business, financial condition and operating results.
Construction of our planned production facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of our production facilities could severely impact our business, financial condition, results of operations and prospects.
Our proposed future production facilities will be in the developmental stage for several years until commercial production and volume commitments are expected to begin to be satisfied during the first half of 2022. In August 2021, we began building improvements for our production facility that is expected to commence production in late 2021, and began moving equipment into the new research and development lab. However, if we are unable to complete construction of these facilities within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease land on which to build our production facilities, a stoppage of construction as a result of the COVID-19 pandemic, unexpected construction problems, permitting and other regulatory issues, severe weather, labor disputes and issues with subcontractors or vendors, our business, financial condition, results of operations and prospects could be severely impacted.
The construction and commission of any new project is dependent on a number of contingencies some of which are beyond our control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed project site conditions, including subsurface conditions and changes to such conditions, unforeseen technical issues or increases in plant and equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should these or other significant unanticipated costs arise, this could have a material adverse impact on our business, financial performance and operations. No assurance can be given that construction will be completed on time or at all, or as to whether we will have sufficient funds available to complete construction.
Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.
Our existing facility and any of our future facilities may require regular or periodic maintenance, upgrading, expansion, refurbishment or improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ production capacity below expected levels, which would reduce our production capabilities and ultimately our revenues. Unanticipated capital expenditures associated with maintaining, upgrading, expanding, repairing, refurbishing or improving our facilities may also reduce our profitability. Our facilities also may be subject to unanticipated damage as a result of natural disasters, terrorist attacks or other events.
If we make any major modifications to our facilities, such modifications likely would result in substantial additional capital expenditures and could prolong the time necessary to bring the facility online. We also may choose to refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. However, such activities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs and timing, which could harm our business, financial condition, results of operations and cash flows.
Finally, we may not be successful or efficient in developing or implementing new production processes. Innovation in production processes involves significant expense and carries inherent risks, including difficulties in designing and developing new process technologies, development and production timing delays, and product defects. Disruptions in the production process can also result from errors, defects in materials, delays in obtaining or revising operating permits and licenses, returns of product from customers, interruption in our supply of materials or resources, and disruptions at our facilities due to accidents, maintenance issues, or unsafe working conditions, all of which could affect the timing of production ramps. Production issues can lead to increased costs and may affect our ability to meet product demand, which could adversely impact our business and results from operations

Risks Related to Compliance Matters
We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.
Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various foreign jurisdictions. These laws and regulations place restrictions on our operations, trade practices, partners and investments.
In particular, our operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the FCPA and the Bribery Act, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the State Department’s Directorate of Defense Trade Controls (“DDTC”) and the Bureau of Industry and Security (“BIS”) of the Department of Commerce. As a result of doing business in foreign countries and with foreign customers, we are exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations.
As part of our business, we may deal with state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA’s prohibition on providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the provisions of the Bribery Act extend beyond bribery of foreign public officials and also apply to transactions with individuals that a government does not employ. Some of the international locations in which we operate lack a developed legal system and have higher than normal levels of corruption. Our continued expansion outside the U.S., primarily in Europe, South-East Asia and Oceania, and our development of new partnerships worldwide, could increase the risk of FCPA, OFAC or Bribery Act violations in the future.
As an exporter, we must comply with various laws and regulations relating to the export of products and technology from the U.S. and other countries having jurisdiction over our operations. In the United States, these laws include the International Traffic in Arms Regulations (“ITAR”) administered by the DDTC, the Export Administration Regulations (“EAR”) administered by the BIS and trade sanctions against embargoed countries and destinations administered by OFAC. The EAR governs products, parts, technology and software which present military or weapons proliferation concerns, so-called “dual use” items, and ITAR governs military items listed on the United States Munitions List. Prior to shipping certain items, we must obtain an export license or verify that license exemptions are available. Any failures to comply with these laws and regulations could result in fines, adverse publicity and restrictions on our ability to export our products, and repeat failures could carry more significant penalties.
Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment and could harm our reputation, create negative shareholder sentiment and affect the value of our securities. We have established policies and procedures designed to assist our compliance with applicable U.S. and international anti-corruption and trade control laws and regulations, including the FCPA, the Bribery Act and trade controls and sanctions programs administered by OFAC, the DDTC and BIS, and have trained our employees to comply with these laws and regulations. However, there can be no assurance that all of our employees, consultants, agents or other associated persons will not take actions in violation of our policies and these laws and regulations. Additionally, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage or provide a defense to any alleged violation. In particular, we may be held liable for the actions that our joint venture partners take inside or outside of the United States, even though our partners may not be subject to these laws. Such a violation, even if our policies prohibit it, could have an adverse effect on our reputation, business, financial condition and results of operations. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business with sanctioned countries, persons and entities, which could adversely affect our reputation, business, financial condition and results of operations.

We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance.
We are subject to various environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we also could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facility or involve our personnel or operations could result in claims for damages against us. Compliance with extensive environmental, health and safety laws could require material expenditures, changes in our operations or site remediation. In addition, we use hazardous materials in our business, and we must comply with environmental laws and regulations associated therewith. Any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could be time consuming and costly and could adversely affect our business and results of operations.
In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
The export of our products internationally from our production facility subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act and the Registration, Evaluation, Authorization and Restriction of Chemical Substances. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.
Aspects of our business are subject to privacy, data use and data security regulations, which could increase our costs.
We collect personally identifiable information from our employees, prospects, and our customers. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. We must comply with privacy laws in the United States, Europe and elsewhere, including the General Data Protection Regulations (“GDPR”) in the European Union (“EU”), which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020. Further, in connection with its withdrawal from the EU, the United Kingdom has implemented the GDPR as of January 1, 2021 (as it existed on December 31, 2020 but subject to certain UK-specific amendments). These laws create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. In many jurisdictions, consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. While we have invested in, and intend to continue to invest in, resources to comply with these standards, we may not be successful in doing so, and any such failure could have an adverse effect on our business, results of operations and reputation.
As privacy, data use and data security laws are interpreted and applied, compliance costs may increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. In recent years, there has been increasing regulatory enforcement and litigation activity in this area in the United States and in various other countries in which we operate.
Risks Related to Intellectual Property
Our business relies on proprietary information and other IP, and our failure to protect our IP rights could harm our competitive advantages with respect to the use, manufacturing, sale or other commercialization of our processes, technologies and products, which may have an adverse effect on our results of operations and financial condition.
We may be required to make significant capital investments into the R&D of proprietary information and other IP as we develop, improve and scale our processes, technologies and products, and failure to fund and make these investments, or underperformance of the technology funded by these investments, could severely impact our business, financial condition, results of operations and prospects. From time to time, we collaborate with partners on certain R&D activities and the success of such R&D activities is aided by the cooperation of such partners.
In addition, our failure to adequately protect our IP rights could result in the reduction or loss of our competitive advantage. We may be unable to prevent third parties from using our proprietary information and other IP without our authorization or from independently developing proprietary information and other IP that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights to the same degree as in the U.S. or those countries where we do not have IP rights protection. The use of our proprietary information and other IP by others could reduce or eliminate competitive advantages that we have developed, potentially causing us to lose sales or actual or potential customers, or otherwise harm our business. If it becomes necessary for us to litigate to protect these rights, any proceedings could be burdensome and costly, could result in counterclaims challenging our IP (including validity or enforceability) or accusing us of infringement, and we may not prevail.
Our patent applications and issued patents may be practiced by third parties without our knowledge. Our competitors may also attempt to design around our patents or copy or otherwise obtain and use our proprietary information and other IP. Moreover, our competitors may already hold or have applied for patents in the U.S. or abroad that, if enforced, could possibly prevail over our patent rights or otherwise limit our ability to manufacture, sell or otherwise commercialize one or more of our products in the U.S. or abroad. With respect to our pending patent applications, we may not be successful in securing issued patents, or the claims of such patents may be narrowed, any of which may limit our ability to protect inventions that these applications were intended to cover, which could harm our ability to prevent others from exploiting our technologies and commercializing products similar to our products. In addition, the expiration of a patent can result in increased competition with consequent erosion of profit margins.
Our confidentiality agreements could be breached or may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position resulting from the exclusive nature of such knowledge and expertise and cause our sales and operating results to decline as a result of increased competition. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means.
The applicable governmental authorities may not approve our pending service mark and trademark applications. A failure to obtain trademark registrations in the U.S. and in other countries could limit our ability to obtain and retain our trademarks in those jurisdictions. Moreover, third parties may seek to oppose our applications or otherwise challenge the resulting registrations. In the event that our trademarks are not approved or are successfully challenged by third parties, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote significant resources to rebranding and advertising and marketing new brands.
The failure of our patents, trademarks, trade secrets or confidentiality agreements to protect our proprietary information and other IP, including our processes, apparatuses, technology, trade secrets, trade names and proprietary manufacturing expertise, methods and compounds, could have a material adverse effect on our business and results of operations.
Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.
Third parties may own issued patents and pending patent applications that exist in fields relevant to additive manufacturing. Some of these third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims related to additive manufacturing. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our additive technologies may infringe. In addition, third parties may obtain patents in the future and claim that our technologies infringe upon these patents. Any third-party lawsuits or other assertion to which we are subject alleging our infringement of patents, trade secrets or other IP rights may have a significant adverse effect on our financial condition.
We may incur substantial costs enforcing and defending our IP rights.
We may incur substantial expense and costs in protecting, enforcing and defending our IP rights against third parties. IP disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party IP claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party IP rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our IP rights, such information may be used by others to compete against us.
We have devoted substantial resources to the development of our technology and related IP rights. Our success and future revenue growth will depend, in part, on our ability to protect our IP. We rely on a combination of registered and unregistered IP and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other IP rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our IP portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other IP system could materially reduce or eliminate any competitive advantage that we may have over such competitor.
If our patents and other IP do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other IP. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our IP rights, we may be, and have been in the past, subject or party to claims, negotiations or complex, protracted litigation. IP disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our IP rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our IP rights, which in turn could adversely affect our business.
Our additive manufacturing software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products.
Our additive manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

Risks Related to Our Securities
You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.
The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the shares of common stock are at the time of any exercise of a warrant are not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by nonaffiliates exceeds $250 million as of the prior June 30 or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021 the SEC released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”). The terms described in the Public Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the Public Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on JAWS Spitfire’s balance sheet as of June 30, 2021 and December 31, 2020 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within our warrants. ASC Topic 815, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
The price of our common stock and our warrants may be volatile.
The price of our common stock and our warrants may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;
•material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about our or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•our failure or the failure of our competitors to meet analysts’ projections or guidance that our or our competitors may give to the market;
•additions and departures of key personnel;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and our warrants regardless of our operating performance.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Immediately after the Closing, (i) the former holders of Velo3D capital stock owned, collectively, approximately 77.9% of the outstanding common stock, (ii) JAWS Spitfire’s public shareholders owned approximately 8.9% of the outstanding common stock, (iii) the holders of Founder Shares owned approximately 4.7% of the outstanding common stock, and (iv) the PIPE Investors owned approximately 8.5% of the outstanding common stock.
Although certain of our stockholders are subject to certain restrictions on transfer of their common stock and other securities, these shares may be sold after the termination of applicable lock-up periods. See “Certain Relationships and Related Person Transactions —Related Party Transactions Entered into in Connection with the Business Combination — Amended and Restated Registration Rights Agreement” and “— Lock-Up Agreement with Mr. Buller.” This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus up 169,147,569 shares of common stock and 4,450,000 warrants. As restrictions on resale end and for so long as the registration statement of which this prospectus forms a part is available for use, the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The public warrants and the private placement warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We have outstanding the public warrants and the private placement warrants to purchase an aggregate of 13,075,000 shares of our common stock, which will become exercisable in accordance with the terms of the warrant agreement governing those securities 12 months from the closing of the IPO. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of our common stock determined based on the redemption date and the fair market value of our common stock.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of common stock received is capped at 0.365 shares of common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by the Sponsor or its permitted transferees.
We may not be able to satisfy the continued listing standards of the NYSE going forward.
Our common stock and our public warrants are listed on the NYSE. However, an active trading market for our common stock or warrants may not be sustained. Furthermore, we cannot ensure that we will be able to satisfy the continued listing standards of the NYSE going forward. If we cannot satisfy the continued listing standards going forward, the NYSE may commence delisting procedures against us, which could result in our common stock or public warrants being removed from listing on the NYSE. If any of our common stock or public warrants were to be delisted, the liquidity of our common stock or warrants could be adversely affected and the market price of our common stock or warrants could decrease. Delisting could also adversely affect our security holders’ ability to trade or obtain quotations on our securities because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask price for our securities. You may also not be able to resell your common stock or warrants at or above the price you paid for such securities or at all..
In addition, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage of our company, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure will continue to increase our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Delaware law and our Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our Certificate of Incorporation, our Bylaws and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of our common stock. These provisions also could make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:
•the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of, and the indemnification of, our directors and officers;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;
•the requirement that a special meeting of stockholders may be called only by a majority of the entire Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
•the ability of the Board to amend the bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
•advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

The Certificate of Incorporation designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against us governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.
If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Certain significant stockholders whose interests may differ from those of public stockholders have the ability to significantly influence our business and management.
Pursuant to the Business Combination Agreement, the members of our board of directors are Matthew Walters, two individuals that were identified by Velo3D and six individuals that were identified by New Velo3D, in consultation with JAWS Spitfire. Accordingly, the former Velo3D equity holders will be able to significantly influence the approval of actions requiring board of director approval through their voting power. Such stockholders will retain significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, the former Velo3D equity holders could influence whether acquisitions, dispositions and other change of control transactions are approved.
Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $150.4 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for investment in growth, and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of common stock underlying the public warrants and the private placement warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are listed on the NYSE under the symbol “VLD.WS.”

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our common stock and public warrants are currently listed on the NYSE under the symbols “VLD” and “VLD.WS,” respectively. Prior to the Closing, JAWS Spitfire’s Class A ordinary shares and public warrants were listed on the NYSE under the symbols “SPFR” and “SPFR.WS.” On October 26, 2021, the closing sale price of our common stock was $9.85 per share and the closing price of the public warrants was $1.91 per warrant. As of September 29, 2021, and following the completion of the Business Combination, there were 198 holders of record of our common stock and two holders of record of the public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meanings as terms defined and included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial statements of New Velo3D have been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of JAWS Spitfire and Velo3D adjusted to give effect to the consummation of the Domestication and the Merger contemplated by the Business Combination Agreement, the consummation of the PIPE Financing contemplated by the Subscription Agreements and the other related events contemplated by the Business Combination Agreement. The unaudited pro forma condensed combined financial information of New Velo3D also gives effect to other financing events consummated by Velo3D that are not yet reflected in the historical financial information of Velo3D and are considered material transactions separate from the transactions contemplated by the Business Combination Agreement. We collectively refer to these transactions below as the “Transactions.”
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed consolidated balance sheet of JAWS Spitfire as of June 30, 2021 with the historical unaudited condensed balance sheet of Velo3D as of June 30, 2021 on a pro forma basis as if the Transactions and the other events, summarized below had been consummated on June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of JAWS Spitfire from September 11, 2020 (date of inception) to December 31, 2020 with the historical audited statement of operations of Velo3D for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other related events, summarized below had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for six months ended June 30, 2021 combines the historical unaudited condensed consolidated statement of operations of JAWS Spitfire for the six months ended June 30, 2021 with the historical unaudited condensed statement of operations of Velo3D for six months ended June 30, 2021, on a pro forma basis as if the Transactions and the other related events, summarized below had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•the historical audited financial statements of JAWS Spitfire as of December 31, 2020 and for the period from September 11, 2020 (inception) to December 31, 2020, and the related notes, as restated;
•the historical unaudited condensed consolidated financial statements of JAWS Spitfire as of and for the six months ended June 30, 2021, and the related notes;
•the historical audited financial statements of Velo3D as of and for the year ended December 31, 2020, and the related notes, and the historical unaudited financial statements of Velo3D as of and for the six months ended June 30, 2021, and the related notes; and
•other information relating to JAWS Spitfire and Velo3D included in this prospectus.
•The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus .
Description of the Business Combination
Pursuant to the Business Combination Agreement, on the Closing Date, Merger Sub merged with and into Velo3D, with Velo3D surviving the Merger. Velo3D was renamed “Velo3D US, Inc.” and became a wholly owned subsidiary of New Velo3D, and New Velo3D was renamed “Velo3D, Inc.” Upon the consummation of the

Transactions, all holders of issued and outstanding shares of Velo3D common stock received the Per Share Consideration, which is defined in the Business Combination Agreement as a number of shares of common stock of New Velo3D (“New Velo3D Common Stock”) equal to the quotient determined by dividing (a) the Adjusted Equity Value (as defined in the Business Combination Agreement) divided by (b) the Pre-Closing Aggregate Share Amount (as defined in the Business Combination Agreement). The Per Share Consideration is $8.15 per share based on the quotient determined by dividing (a) the Adjusted Equity Value of $1,500.0 million stipulated in the Business Combination Agreement plus $5.6 million from the proceeds from exercise of outstanding warrants and assumed proceeds from exercise of vested stock options by (b) the Pre-Closing Aggregate Share Amount of (defined in the Business Combination Agreement as the sum of the following shares of Velo3D common stock: 20,178,328 shares outstanding, 154,995,117 shares issued upon conversion of redeemable convertible preferred stock, and 9,576,215 shares of common stock from assumed conversion of vested stock options. The shares of Velo3D common stock were exchanged for shares of New Velo3D Common Stock at an exchange ratio of 0.8149 to 1 (the “Exchange Ratio”) at the Closing (calculated as $8.15 divided by $10.00). In addition, unaudited pro forma condensed combined financial information also gives effect to the following:
Velo3D
Events related to Velo3D are summarized below:
•the conversion of 124,681,205 issued and outstanding shares of Velo3D preferred stock into 154,995,117 shares of Velo3D common stock at the conversion rate as calculated pursuant to Velo3D’s restated certificate of incorporation, resulting when combined with the 20,178,328 issued and outstanding shares of Velo3D common stock in a total of 175,173,445 shares of Velo3D common stock outstanding;
•the exchange of 175,173,445 issued and outstanding shares of Velo3D common stock for 142,754,694 shares of New Velo3D Common Stock, adjusted using the Exchange Ratio;
•the exchange of 26,189,453 granted and outstanding Velo3D options into 21,342,660 New Velo3D options exercisable for shares of New Velo3D Common Stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each adjusted using the Exchange Ratio, based on the amount of outstanding Velo3D options on the Closing Date;
JAWS Spitfire
Events related to JAWS Spitfire are summarized below:
•the issued and outstanding Class A ordinary shares of JAWS Spitfire converting automatically, on a one-for-one basis, into 34,500,000 shares of New Velo3D Common Stock; the issued and outstanding Class B ordinary shares of JAWS Spitfire converting automatically by operation of law, on a one-for- one basis, into 8,625,000 shares of New Velo3D Common Stock;
•the redemption of 18,215,868 outstanding Class A ordinary shares of JAWS Spitfire for cash at a redemption price of $10.00 per share as of September 24, 2021, the final day of the redemption period;
•the issued and outstanding warrants representing the right to purchase New Velo3D Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the JAWS Spitfire warrant agreement; and
•the conversion of the 4,450,000 private placement warrants and 8,625,000 public warrants exercisable into Class A ordinary shares of JAWS Spitfire into an equal number of New Velo3D warrants for New Velo3D Common Stock with the same terms.

Other Related Events in Connection with the Transactions
Other related events that occurred or are contemplated to occur in connection with the Transactions are summarized below:
•the filing and effectiveness of our Certificate of Incorporation and the effectiveness of our Bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Financing;
•the sale and issuance of 15,500,000 shares of New Velo3D Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $155.0 million pursuant to the Subscription Agreements; and
•The Earnout Pre-Closing Velo3D Securityholders (as defined in the Business Combination Agreement as holders of Velo3D shares, Velo3D warrants, Velo3D convertible notes and Velo3D options immediately prior to the Closing Date) (“Eligible Velo3D Equityholders”) will be entitled to an earnout, pursuant to which they will receive (i) 10,879,074 shares of New Velo3D Common Stock if the shares of New Velo3D Common Stock trade at or above $12.50 for 20 or more trading days in any 30 trading- day period, and (ii) an additional 10,879,074 shares of New Velo3D Common Stock if the shares of New Velo3D Common Stock trade at or above $15.00 for 20 or more trading days in any 30 trading-day period (the “Triggering Events”). The earnout is subject to a five-year earnout period and early trigger upon certain change of control events.
During the earnout period, New Velo3D may issue to Earnout Pre-Closing Company Securityholders up to 21,758,149 shares of additional New Velo3D Common Stock (“Earnout Shares”), which amount is based on two tranches (as described above).
The issuance of the Earnout Shares would dilute all New Velo3D Common Stock outstanding at the time the Triggering Events are met. Each Triggering Event would represent approximately 5.6% and 5.3%, respectively, of shares outstanding after giving effect to the issuance of the Earnout Shares (excluding the dilutive effect of stock options). The dilution percentages are for illustrative purposes only, as the Earnout Shares are contingently issuable and not reflected in the pro forma financial information as outstanding shares. For more information, see the discussion that follows under “Basis of Pro Forma Presentation.”
Other Financing Events Included in Pro Forma Presentation
Other financing events consummated by Velo3D that are not yet reflected in the historical financial information of Velo3D and are considered material transactions separate from transactions contemplated in the Business Combination Agreement are summarized below:
Pro forma adjustment as of June 30, 2021 and for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively:
•interest expense related to the May 2021 borrowing of $15.0 million in new debt by Velo3D, additional borrowing of new debt in July 2021 of $5.0 million and August 2021 of $3.0 million by Velo3D for a total of $8.0 million, and repayment of the outstanding balances for both the term loan for $4.1 million, and the property and equipment loan of $0.5 million, with proceeds from the borrowing (with deferred financing cost of $0.7 million); and
•Conversion of the $5.0 million convertible promissory note issued in January 2021 into Series D redeemable convertible preferred stock immediately prior to the Closing resulting in a debt extinguishment loss of $50.6 million, as if it occurred on January 1, 2020 for the unaudited pro forma condensed combined statement of operations.
Accounting Treatment of the Transactions
The Transactions were accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JAWS Spitfire was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Velo3D will represent a continuation of the financial statements of Velo3D, with the Transactions being treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Velo3D in future reports of New Velo3D.
Velo3D has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances as of the Closing:
•Velo3D’s stockholders have a majority of the voting power of New Velo3D;
•the board of directors of New Velo3D initially has twelve members, and Velo3D has the ability to nominate the majority of the initial members of the board of directors;
•Velo3D’s senior management is the senior management of the New Velo3D and is responsible for day-to-day operations;
•New Velo3D has assumed the Velo3D name; and
•the current strategy and operations of New Velo3D continue to be Velo3D’s strategy and operations to develop the next generation of AM printers.
Accounting for the Earnout Shares
The Business Combination closed on September 29, 2021, and will be reflected in New Velo3D’s interim financial statements for the period ended September 30, 2021. Our current assessment is described below.
Earnout Shares Issued to Equityholders
As the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares to Velo3D’s equityholders, on a pro rata ownership basis, will be accounted for as an equity distribution transaction (as a deemed dividend of a derivative contract). Prior to the contingency achievement, the Earnout Shares will be classified as a liability under the ASC Topic 815, Derivatives and Hedging, (“Topic 815”) because the Earnout Shares are not considered indexed to the Company’s own stock as a result of certain settlement provisions in the event of a change in control transaction.
The fair value of the Earnout Shares has been recorded in the unaudited pro forma condensed combined balance sheet. See Note 4 for further information. Topic 815 provides guidance that changes in the fair value of the Earnout Share liability in future periods will be recognized in the statement of operations.
Earnout Shares Issued to Holders of Employee Stock Options
The grant of Earnout Shares underlying stock options to employees is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the requisite service period to be derived from the valuation models for the Earnout Shares.
The Earnout Shares for employees underlying the stock option are equity-classified so periodic compensation cost is measured based on the fair value of the award measured at the Closing of the Merger, recognized over the derived service period with a credit to additional paid-in-capital (“APIC”).
Accounting for the JAWS Spitfire Warrants
In response to the SEC public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) , JAWS Spitfire reevaluated the accounting treatment of its public warrants and private placement warrants and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on JAWS Spitfire’s balance sheet as of June 30, 2021 and December 31, 2020 contained elsewhere in this prospectus are derivative liabilities related to our warrants.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Velo3D upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Velo3D following the completion of the Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. JAWS Spitfire and Velo3D have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Pursuant to the Articles of Association, JAWS Spitfire’s public shareholders were entitled to elect to redeem their public shares for cash even if they had approved the Transactions. As of September 24, 2021, the final day of the redemption period, public shareholders had redeemed 18,215,868 Class A ordinary shares of JAWS Spitfire for cash at the redemption price of $10.00 per share, based on funds held in the trust account for an aggregate payment of $182.2 million (the “Redemptions”).
The Business Combination Agreement provided that the obligation of Velo3D to consummate the transactions contemplated by the Business Combination Agreement was conditioned on, among other things, a requirement that the aggregate cash proceeds available in JAWS Spitfire’s trust account (after giving effect to the Redemptions) and the aggregate cash proceeds actually received by JAWS Spitfire in respect of the PIPE Financing, after deducting (a) JAWS Spitfire’s unpaid transaction expenses and (b) JAWS Spitfire’s unpaid liabilities (the resulting amount, the “Available JAWS Spitfire Cash”), was equal to or greater than $350,000,000 (the “Aggregate Transaction Proceeds”). As a result of the Redemptions, there was approximately $295.8 million of Available JAWS Spitfire Cash as of the Closing, which was approximately $54.2 million less than the Aggregate Transaction Proceeds. Prior to the Closing, Velo3D agreed to waive the failure to satisfy this Minimum Aggregate Transaction Proceeds condition (the “Waiver”).
The following summarizes the unaudited pro forma New Velo3D Common Stock issued and outstanding immediately after the Transactions, presented following the Redemptions:

	Share Ownership in New Velo3D
	Pro Forma Combined
Velo3D Stockholders(1)(2)(3)(4)	142,754,694	77.9%
JAWS Spitfire public shareholders	16,284,132	8.9%
JAWS Spitfire Sponsor(5)	8,625,000	4.7%
Third-Party PIPE Investors	15,500,000	8.5%
	183,163,826	100.0%
__________________
(1)Includes shares of Velo3D common stock exchanged for 16,443,994 shares of New Velo3D Common Stock, and shares of Velo3D preferred stock exchanged for 126,310,700 shares of New Velo3D Common Stock.
(2)The 142,754,694 New Velo3D Common Stock exchanged above in footnote (1) includes 483,185 shares of New Velo3D Common Stock underlying Velo3D warrants immediately prior to Closing, and 5,557,864 shares of New Velo3D Common Stock underlying Velo3D convertible note immediately prior to Closing. The Velo3D warrants were exercised immediately prior to Closing for shares of Velo3D redeemable convertible preferred stock which were then exchanged for shares of New Velo3D Common Stock. The Velo3D convertible note was converted into shares of Velo3D Series D redeemable convertible preferred stock which were then exchanged for shares of New Velo3D Common Stock.
(3)Excludes 7,803,978 shares of New Velo3D common stock underlying New Velo3D exercisable options after the Closing and 21,758,149 in total Earnout Shares as they are contingently issuable based upon Triggering Events that had not been achieved as of the Closing.
(4)Excludes 8,625,000 shares underlying New Velo3D warrants that were exchanged for JAWS Spitfire public warrants; the warrants are exercisable to purchase one share of New Velo3D Common Stock at a price of $11.50 per share.
(5)Excludes 4,450,000 shares underlying the private placement warrants beneficially held by the Sponsor; the warrants are exercisable to purchase one share of New Velo3D Common Stock at a price of $11.50 per share.
The unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the exercise of the outstanding public and private warrants issued in connection with the JAWS Spitfire IPO, as such securities are not exercisable until the 12 months from the closing of the JAWS Spitfire IPO.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(In thousands)

	June 30, 2021				June 30, 2021				As of June 30, 2021
	JAWS Spitfire Historical	JAWS Spitfire Pro Forma Adjustments		Total	Velo3D Historical	Velo3D Prof Forma Adjustments		Total	Merger Pro Forma Adjustments		Combined
				JAWS Spitfire Pro Forma				Velo3D Pro Forma			Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$145	$345,010	(A)	$299,044	$11,948	$8,000	(E)	$19,948	$(17,513)	(M)	$296,829
		155,000	(B)						(4,650)	(N)
		(18,944)	(C)
		(182,167)	(O)
Accounts receivable, net	—	—		—	3,880	—		3,880	—		3,880
Inventories	—	—		—	8,588	—		8,588	—		8,588
Contract assets	—	—		—	160	—		160	—		160
Prepaid expenses and other current assets	375	—		375	2,555	—		2,555	—		2,930
Total current assets	520	298,899		299,419	27,131	8,000		35,131	(22,163)		312,387
Cash held in trust account	345,010	(345,010)	(A)	—	—			—	—		—
Property and equipment, net	—	—		—	1,219	—		1,219	—		1,219
Equipment on lease, net	—	—		—	7,595	—		7,595	—		7,595
Other assets	—	—		—	4,288	12,909	(D)	17,197	(12,909)	(M)	4,288
Total assets	345,530	(46,111)		299,419	40,233	20,909		61,142	(35,072)		325,489
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$—	$—		$—	$6,522	$17,513	(D)	$24,035	$(17,513)	(M)	$6,522
Accrued expenses and other current liabilties	3,135	(3,135)	(C)	—	3,289	—		3,289	—		3,289
Debt - current portion	—	—		—	6,070	4,430	(E)	10,500	—		10,500
Contract liabilities	—	—		—	11,892	—		11,892	—		11,892
Accrued offering costs	325	(325)	(C)	—	—	—		—	—		—
Promissory note - related party	—	—		—	—	—		—	—		—
Total current liabilities	3,460	(3,460)		—	27,773	21,943		49,716	(17,513)		32,203
Long-term liabilities
Deferred underwriting fee	12,075	(12,075)	(C)	—	—	—		—	—		—
Long- term debt - less current portion	—	—		—	12,813	3,570	(E)	16,383	—		16,383
Convertible notes payable	—	—		—	5,000	50,577	(H)	—	—		—
						(55,577)	(I)
Warrant liabilities	25,104	—		25,104	—	—		—	—		25,104
Other noncurrent liabilities	—	—		—	3,357	(1,922)	(F)	1,435	—		1,435
Earnout liability	—	—		—	—	—		—	96,547	(G)	96,547
Total liabilities	40,639	(15,535)		25,104	48,943	18,591		67,534	79,034		171,672
Commitments and contingencies
Redeemable convertible preferred stock	—			—	123,704	(123,704)	(J)	—	—		—
Redeemable Class A ordinary shares	299,891	(299,891)	(O)	—	—	—		—	—		—
Stockholders’ deficit:
Class A and B ordinary shares	1	(1)	(P)	—	—	—		—	—		—
Common stock at par	—	2	(B)	4	1	1	(J)	2	12	(L)	18
		1	(O)			—	(I)
		1	(P)
Additional paid-in capital	2,660	154,998	(B)	271,972	16,446	1,922	(F)	197,648	2,339	(K)	357,841
		117,723	(O)			123,703	(J)		(96,547)	(G)
		(3,409)	(C)			55,577	(I)		(12)	(L)
									(12,909)	(M)
									(4,650)	(N)
Accumulated deficit	2,339	—		2,339	(148,861)	(4,604)	(D)	(204,042)	(2,339)	(K)	(204,042)
						(50,577)	(H)
Total stockholders’ deficit	5,000	269,315		274,315	(132,414)	126,022		(6,392)	(114,106)		153,817
Total liabilities and stockholders’ deficit	$345,530	$(46,111)		$299,419	$40,233	$20,909		$61,142	$(35,072)		$325,489

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(In thousands, except share and per share data)

	Year Ended December 31, 2020			Year Ended December 31, 2020				Year Ended December 31, 2020
	JAWS Spitfire Historical	JAWS Spitfire Pro Forma Adjustments	Total	Velo3D Historical	Velo3D Pro Forma Adjustments		Total	Merger Prof Forma Adjustments		Combined
			JAWS Spitfire Pro Forma				Velo3D Pro Forma			Pro Forma Combined
Revenue	$—	$—	$—	$18,975	$—		$18,975	$—		$18,975
Cost of revenue	—	—	—	12,608	—		12,608	378	(AA)	12,986
Gross profit	—	—	—	6,367	—		6,367	(378)		5,989
Operating expenses
Research and development expenses	—	—	—	14,188	—		14,188	2,081	(AA)	16,269
Selling and marketing expenses	—	—	—	7,004	—		7,004	1,892	(AA)	8,896
General and Administrative expenses	1,768	—	1,768	6,382	—		6,382	3,216	(AA)	15,970
					—			4,604	(BB)
Total costs and expenses	1,768	—	1,768	27,574	—		27,574	11,793		41,135
Loss from operations	(1,768)	—	(1,768)	(21,207)	—		(21,207)	(12,171)		(35,146)
Interest expense	—	—	—	(639)	244	(CC)	(1,430)	—		(1,430)
					(1,035)	(CC)
Change in fair value warrant liability	—	—	—	—	—		—	—		—
Debt extinguishment gain (loss)								(50.577)	(DD)	(50.577)
Other income (expense), net	—	—	—	39	—		39	—		39
Net loss before income taxes	(1,768)	—	(1,768)	(21,807)	(791)		(22,598)	(62,748)		(87,114)
Provision for income taxes	—	—	—	—	—		—	—		—
Net loss	(1,768)	—	(1,768)	(21,807)	(791)		(22,598)	(62,748)		(87,114)
Weights average common shares outstanding of New Velo3D, basic and diluted										182,917,863
Net loss per common share, basic and diluted										$(0.48)
Weighted average common shares outstanding of Velo3D, basic and diluted				19,232,455
Basic and diluted net loss per share				$(1.13)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B redeemable ordinary shares	7,758,028
Basic and diluted net income per share, Class B	$(0.23)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(In thousands, except share and per share data)

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2021				Six Months Ended June 30, 2021
	JAWS Spitfire Historical	JAWS Spitfire Pro Forma Adjustments	Total	Velo3D Historical	Velo3D Pro Forma Adjustments		Total	Merger Prof Forma Adjustments		Combined
			JAWS Spitfire Pro Forma				Velo3D Pro Forma			Pro Forma Combined
Revenue	$—	$—	$—	$8,318	$—		$8,318	$—		$8,318
Cost of revenue	—	—	—	6,524	—		6,524	58	(EE)	6,582
Gross profit (loss)	—	—	—	1,794	—		1,794	(58)		1,736
Operating expenses
Research and development expenses	—	—	—	11,094	—		11,094	315	(EE)	11,409
Selling and marketing expenses	—	—	—	4,360	—		4,360	286	(EE)	4,646
General and administrative expenses	4,630	—	4,630	10,004	—		10,004	486	(EE)	15,120
Total costs and expenses	4,630	—	4,630	25,458	—		25,458	1,087		31,175
Loss from operations	(4,630)	—	(4,630)	(23,664)	—		(23,664)	(1,145)		(29,439)
Interest expense	—	—	—	(644)	91	(FF)	(1,071)	—		(1,071)
					(518)	(FF)
Change in fair value warrant liability	18,044	—	18,044	—			—	—		18,044
Other income (expense), net	10	—	10	(1,778)	—		(1,778)	—		(1,768)
Income (Loss) before income taxes	13,424	—	13,424	(26,086)	(427)		(26,513)	(1,145)		(14,234)
Provision for income taxes	—	—	—	—	—		—	—		—
Net Income (Loss)	$13,424	$—	$13,424	$(26,086)	$(427)		$(26,513)	$(1,145)		$(14,234)
Weighted average number of shares outstanding of New Velo3D, basic and diluted										183,163,826
Net loss per common share, basic and diluted										$(0.08)
Weighted average common shares outstanding of Velo3D, basic and diluted				19,715,885
Basic and diluted net loss per share				$(1.32)
Weighted average shares outstanding of JAWS Spitfire Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$—
Weighted average shares outstanding of JAWS Spitfire Class B non-redeemable ordinary shares	8,625,000
Basic and diluted net income per share, Class B	$1.56

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Basis of Presentation
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JAWS Spitfire will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Velo3D issuing stock for the net assets of JAWS Spitfire, accompanied by a recapitalization. The net assets of JAWS Spitfire will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021, assumes that the Transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, and for the six months ended June 30, 2021 gives pro forma effect to the Transactions as if the Transactions had been completed on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•JAWS Spitfire’s historical audited financial statements as of December 31, 2020, and for the period from September 11, 2020 (inception) through December 31, 2020, and the related notes, as restated;
•JAWS Spitfire’s historical unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021, and the related notes;
•Velo3D’s historical audited financial statements as of December 31, 2020, and for the year ended December 31, 2020 and the related notes, and the historical unaudited financial statements of Velo3D as of and for the six months ended June 30, 2021, and the related notes; and;
•other information relating to JAWS Spitfire and Velo3D included in this prospectus.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. One-time direct and incremental transaction costs related to the new equity incurred concurrent with the Transactions are reflected in the unaudited pro forma consolidated balance sheet as a direct reduction to New Velo3D’s additional paid-in capital (“APIC”) and are assumed to be cash settled. One-time direct and incremental transactional costs related to the issuance of liability classified awards in connection with the Merger are expensed through general and administrative expenses.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Velo3D. They should be read in conjunction with the historical financial statements and notes thereto of JAWS Spitfire and Velo3D.

2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions.
The unaudited pro forma combined condensed financial statements assume that the income tax consequences of the Transactions do not result in any pro forma adjustments due to the cumulative net loss position of the combined entity and do not necessarily reflect the amounts that would have resulted had New Velo3D filed consolidated income tax returns during the periods presented for the year ended December 31, 2020 and the six months ended June 30, 2021.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of JAWS Spitfire’s shares outstanding, assuming the Transactions occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:
(A)Reflects the liquidation and reclassification of $345.0 million of investments held in the trust account to cash and cash equivalents that, after giving effect to the Redemptions, became available for general use by New Velo3D.
(B)Reflects the gross proceeds of $155.0 million from the issuance and sale of 15,500,000 shares of New Velo3D Common Stock at $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Financing. Refer to Adjustments (C), (M) and (N) for settlement of JAWS Spitfire’s deferred underwriting fees and the treatment of the associated direct and incremental transaction costs.
(C)Reflects the cash disbursement of $18.9 million to settle the deferred underwriters’ fees of $12.1 million due upon the Closing, which were originally incurred by JAWS Spitfire during its IPO, and unpaid JAWS Spitfire liabilities totaling $6.8 million of accrued expenses and other current liabilities of $3.1 million, accrued offering costs of $0.3 million, and additional closing costs subsequent to the period ended June 30, 2021 of $3.4 million.
(D) Represents direct and incremental transaction costs incurred by Velo3D related to the Transactions of $17.5 million for advisory, banking, printing, legal and accounting, of which $12.9 million have been charged as deferred issuance costs (other assets), and $4.6 million have been charged directly to general and administrative expense for the year ended December 31, 2020. The cash payment is reflected in Adjustment (M).
(E)Reflects the additional borrowing of $8.0 million in new debt by Velo3D ($5.0 million in July 2021 and $3.0 million in August 2021), of which $4.4 million was long-term debt — current portion and $3.6 million was long-term debt — less current portion.
(F)Represents the elimination of the preferred stock warrant liability due to the conversion of the Velo3D preferred stock warrants and common stock warrants into warrants to acquire shares of New Velo3D Common Stock. The warrant fair value adjustments and eliminations to the unaudited pro forma condensed combined statements of operations were not material.
(G)Reflects the fair value of $96.5 million of the Earnout Shares contingently issuable to the Eligible Velo3D Equityholders as of the Closing. The Eligible Velo3D Equityholders have been allowed to participate in the rights to contingently receive a pro rata portion of the Earnout Shares issuable upon achievement of the Triggering Events. The fair values were determined using the most reliable information available. The actual fair values could change materially once the final valuation is determined. There are no future service requirements related to the Triggering Events for these Earnout Shares. The earnout awards are considered deemed dividends or compensation received in connection with the closing of the Merger. Refer to Note 4 for more information.
The Earnout Shares liability is calculated by multiplying the fair value of the Earnout Shares of $5.10 by the total number of Earnout Shares to be issued upon Closing of 21,758,149 shares.
(H)Reflects an adjustment to the $5.0 million convertible promissory note to fair value the liability to $55.6 million. In September 2021, the convertible promissory note agreement was amended to reflect an automatic conversion to Velo3D Series D redeemable convertible preferred stock upon a change in control. The modification was accounted for as a debt extinguishment per ASC 470-50 Debt, as if it occurred on January 1, 2020 for the unaudited pro forma condensed combined statement of operations. Refer to Adjustment (I) for the conversion pro forma adjustment.
(I)Reflects the conversion of the $55.6 million fair value of the convertible promissory note into 6,820,022 Series D redeemable convertible preferred stock, as if it occurred on January 1, 2020 for the unaudited pro forma condensed combined statement of operations. The note conversion price of $0.74 per share and exchange ratio of 0.8149 resulted in a conversion into 6,820,020 shares of Velo3D Series D redeemable convertible preferred stock immediately prior to Closing, which were subsequently exchanged for 5,557,864 shares of New Velo3D Common Stock at the Closing, including adjustment of par value and APIC. The debt extinguishment of $50.6 million is reflected in Adjustment (DD).
(J)Reflects the conversion of 124,681,205 shares of Velo3D redeemable convertible preferred stock with a carrying value of $123.7 million into 154,995,117 shares of Velo3D common stock immediately prior to the Effective Time, including adjustment of par value and APIC. The New Velo3D Common Stock par value is reflected in Adjustment (L). The 124,681,205 shares of Velo3D redeemable convertible preferred stock includes 126,800 shares of Velo3D redeemable convertible preferred stock underlying Velo3D warrants immediately prior to Closing, and 6,820,020 shares of Velo3D redeemable convertible preferred stock underlying the Velo3D convertible note immediately prior to Closing.
(K)Reflects the elimination of JAWS Spitfire’s historical retained earnings (accumulated deficit) of $2.3 million with a corresponding adjustment to New Velo3D APIC in connection with the reverse recapitalization at the Closing.
(L)Represents the exchange of 142,754,694 newly issued shares of New Velo3D Common Stock to holders of 175,173,445 Velo3D common stock (comprising of 154,995,117 shares from the conversion of Velo3D preferred stock in Adjustment (J) and 20,178,328 shares of Velo3D common stock) at an exchange ratio of 0.8149 to 1 at the Closing pursuant to the Business Combination Agreement to effect the reverse recapitalization, including adjustment of par value and APIC. The 142,754,694 shares of New Velo3D Common Stock includes 483,185 shares of New Velo3D Common Stock underlying New Velo3D warrants immediately prior to Closing, and 5,557,864 shares of New Velo3D Common Stock underlying New Velo3D convertible note immediately prior to Closing.
(M)Represents the payment of direct and incremental transaction costs incurred by Velo3D of $17.5 million for advisory, banking, printing, legal and accounting, referred to above in adjustment (D), of which $12.9 million has been charged directly against APIC as securities issuance costs, and $4.6 million has been charged directly to general and administrative expense for the year ended December 31, 2020, which is reflected in Adjustment (BB) in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020.
(N)Represents direct and incremental transaction costs incurred by JAWS Spitfire related to the Transactions of $4.7 million for advisory, banking, printing, legal and accounting in connection with the PIPE Financing which has been charged directly against APIC as securities issuance costs.
(O)Reflects the conversion of the $117.7 million carrying value ($299.9 million carrying value before redemptions of $182.2 million) of 16,284,132 JAWS Spitfire Class A ordinary shares into shares of New Velo3D Common Stock on a one-to-one basis upon the Domestication, including adjustment of par value and APIC. The cash disbursed of $182.2 million was for the redemption of 18,215,868 shares of JAWS Spitfire Class A ordinary shares in connection with the Transactions at the redemption price of $10.00 per share based on funds held in the trust account as of Closing.
(P)Reflects the conversion of 13,135,874 shares of JAWS Spitfire Class A (4,510,874) and Class B (8,625,000) ordinary shares into shares of New Velo3D Common Stock on a one-to-one basis upon the Domestication, including adjustment of par value.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented, for the year ended December 31, 2020 are as follows:
(AA)    Reflects the incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.
(BB)    Represents direct and incremental transaction costs incurred by Velo3D related to the Transactions of $4.6 million for advisory, banking, printing, legal and accounting, which has been charged directly to general and administrative expense for the year ended December 31, 2020.
(CC)    Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021, additional borrowing of new debt of $8.0 million ($5.0 million in July 2021 and $3.0 million in August 2021), and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if each had occurred as of January 1, 2020 and outstanding for the entire year. The July and August 2021 debt had variable interest rates of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.
(DD)    Reflects the debt extinguishment of the $5.0 million convertible promissory note. The debt extinguishment loss for the change in fair value of the modified note was $50.6 million and was recorded as if it occurred on January 1, 2020 for the unaudited pro forma condensed combined statement of operations. The convertible note agreement was amended in September 2021 to reflect an automatic conversion to Velo3D Series D redeemable convertible preferred stock upon a change in control and was accounted for as a debt extinguishment per ASC 470-50 Debt.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented, for the six months ended June 30, 2021 are as follows:
(EE)    Reflects the incremental stock-based compensation measured as of the Closing Date for the portion of the Earnout Shares issuable to holders of employee stock options who have a continuing employment requirement, and assuming no forfeitures. The earnout awards are considered compensation received in connection with the closing of the Merger. For further details, refer to Note 4.
(FF)     Adjusts for interest expense related to the $15.0 million debt borrowed in May 2021, additional borrowing of $8.0 million in new debt by Velo3D ($5.0 million in July 2021 and $3.0 million in August 2021), and subsequent repayment of outstanding debt balances for both the term loan and the property and equipment loan, as if each had occurred as of January 1, 2020 and were outstanding for the entire year. The July and August 2021 debt had variable interest rates of Prime plus 1.25% per annum. The interest rate effect of a 1/8% change in interest rates per SEC Regulation S-X, Article 11 is not material.
3.Net Loss per Share
Represents net income (loss) per share calculated using the basic and diluted weighted average shares of common stock outstanding of New Velo3D as a result of the pro forma adjustments. As the Transactions are being reflected as if they had occurred on January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. The Class A ordinary shares redeemed by JAWS Spitfire public shareholders are eliminated as of January 1, 2020.
The unaudited pro forma condensed combined financial information for the computation of net income (loss) per share has been prepared for the six months ended June 30, 2021 and for the year ended December 31, 2020:

(In thousands, except share and per share data)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Numerator:
Net loss	$(14,234)	$(87,114)
Denominator:
Velo3D Stockholders	142,754,694	142,508,731
JAWS Spitfire public shareholders	16,284,132	16,284,132
JAWS Spitfire Sponsor	8,625,000	8,625,000
Third Party PIPE Invasion	15,500,000	15,500,000
Weighted average shares outstanding - basic and diluted	$183,163,826	$182,917,863
Net loss per share - basic and diluted	$(0.08)	$(0.48)
Subsequent to the Closing for the six months ended June 30, 2021 and for the year ended December 31, 2020, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect: (1) warrants exercisable for shares of New Velo3D Common Stock (New Velo3D warrants are exercisable at $11.50 per share), and (2) shares of New Velo3D Common Stock subject to vested and unvested employee stock options. The Earnout Shares are contingently issuable based upon Triggering Events that had not yet been achieved as of the Closing.
4.New Velo3D Earnout Shares
The Earnout Shares to Eligible Velo3D Equityholders are expected to be accounted for as liability- classified instruments that are earned upon achieving the Triggering Event(s), which includes events that are not indexed to the common stock of New Velo3D. The Earnout Shares issuable to holders of employee stock options are expected to be accounted as stock-based compensation expense as they are subject to forfeiture based on the satisfaction of certain employment conditions.
The fair value of the Earnout Shares liability to Eligible Velo3D Equityholders was $96.5 million, and was recorded as Earnout liability and charged to APIC as a “deemed dividend” as of the Closing Date in the unaudited pro forma condensed combined balance sheet as of June 30, 2021. The fair value of the Earnout Shares issuable to holders of employee stock options was $14.4 million, assuming the continuing employment requirement was met, and assuming no forfeitures. The amount recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations was $1.1 million for the six months ended June 30, 2021 and $7.6 million for the year ended December 31, 2020 . The portion of the estimated fair value of the Earnout Shares associated with unvested stock options will be recognized as an expense as the future continuing employment requirement is met.
The fair values of the Earnout Shares were determined by using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the five-year Earnout Period determined using the most reliable information available. The preliminary fair values of the Earnout Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Transactions. Assumptions used in the preliminary valuation, which are subject to change, were as follows:
•Current stock price — The current stock price was set at the deemed value of $10.00 per share for New Velo3D Common Stock.
•Expected volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.
•Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the earnout period.
•Expected term — The expected term is the five years of the Earnout Period.
•Expected dividend yield — The expected dividend yield is zero, as we have never declared or paid cash dividends and have no current plans to do so during the expected term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with Velo3D’s historical audited annual financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim financial statements as of and for the six months ended June 30, 2021 and 2020, and the accompanying notes thereto included elsewhere in this prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements based upon our current expectations, estimates and projections, and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements due to, among other considerations, the matters discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We seek to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary powder bed fusion (“PBF”) technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy, and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high-value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.

Recent Developments
Merger
In March 2021, we entered into the Business Combination Agreement with JAWS Spitfire. On the Closing Date, we consummated the Business Combination, which resulted in us receiving approximately $274.0 million in total net proceeds, including $155.0 million from the PIPE Financing.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”
Shipments
For the six months ended June 30, 2021, we shipped ten 3D Printers (four 3D Printers sold to customers and six 3D Printers under the Recurring Payment model described below). For the six months ended June 30, 2020, we shipped eight 3D Printers (six 3D Printers sold to customers and two 3D Printers under the Recurring Payment model).
Commercial Launch of the Sapphire XCTM System
Our Sapphire XCTM system (“Sapphire XC”) is in the late stages of development and scheduled to begin commercial shipments in late fiscal year 2021. We expect the new Sapphire XC to have capacity to make parts that are 400% larger and reduce production costs per part by approximately 65% to 80% when compared to the existing Sapphire system. Prior to commercialization, we must complete final testing and manufacturing ramp-up at our in-house assembly location in Campbell, CA, and complete our assembly facilities expansion In June 2021, we entered into a lease for an 80,000+ square foot facility and plans to invest $5.0 million to $7.0 million in lab equipment and leasehold improvements to begin production of our Sapphire XC systems. The facility is located in California and construction and tooling to outfit the building is estimated to begin in the third quarter of 2021. The lease agreement for the manufacturing facility was signed on June 28, 2021, with a term of 65 months and is expected to commence on November 7, 2021, with a contractual obligation of $9.3 million in base rent. Any delays in successful completion of these steps may impact our ability to generate revenue from these products.
As of June 30, 2021, we have received customer deposits for 12 firm orders and a further 23 reservations with deposits for manufacturing slots for the Sapphire XC system. As we bring our products to market, we pay particular attention to forecasts by industry analysts and the adoption curve of new technologies. If we fail to anticipate or respond to market adoption of AM, it could result in decreased revenue.
Adoption of Additive Manufacturing with New and Existing Customers
We work closely with our customers to understand their product roadmaps and strategies. Our customers continuously develop new complex metal parts and explore solutions where production is either outsourced to contract manufacturers or performed in-house. The selection process for AM solutions is lengthy, typically 12 to 24 months, and may require us to incur costs in pursuing opportunities with no assurance that our solutions will be selected, which are included in selling and marketing expenses and research and development expenses. As a result, the loss of any key customers to adopt our solutions or any significant delay in commercialization of our products could impact our business and future revenue.
Customer Concentration
Our operating results for the foreseeable future will continue to depend on sales to our largest customer. For the years ended December 31, 2020 and 2019, sales to our largest customer, SpaceX, accounted for 40.8% and 74.9% of our revenue, respectively, and for the six months ended June 30, 2021 and 2020 accounted for 16.3% and 67.8% of our revenue, respectively. While our objective is to diversify our customer base, we believe that we could continue to be susceptible to risks associated with customer concentration. See “Risk Factors - Risks Related to Our

Business - Risks Related to Our Financial Position and Need for Additional Capital - We expect to rely on a limited number of customers for a significant portion of our near-term revenue.”
Continued Investment and Innovation
Since our founding, we have been a customer-focused company working to develop innovative solutions to address customers’ needs. We believe this process has contributed significantly to our development of the most advanced metal AM systems in the world. We focus on our customers to identify the most impactful areas for research and development as we seek to further improve the capabilities of our AM solutions. We believe that continued investments in our products are important to our future growth and, as a result, we expect our research and development expenses to continue to increase, which may adversely affect our near-term profitability. In addition, we have leased a 5,000+ square foot facility for research and development. The lease for this new facility, located in California, has a term of 36 months and commenced in July 2021 with a contractual obligation of $0.5 million in base rent.
Components of Results of Operations
Revenue
Our revenue is primarily derived from our AM full-stack solution product, which includes the Flow™ print preparation software, Sapphire® metal AM printer using our support-free PBF technology and Assure™ quality validation software (collectively referred to as the “3D Printer”). Contracts for 3D Printers also include post-sale customer support services (“Support Services”), except for our distributor partners, which are qualified to perform support services.
We sell our AM full-stack solution product through two types of transaction models: a 3D Printer sale transaction and a recurring payment transaction (“Recurring Payment”). We define our Recurring Payment transactions as operating leases. 3D Printer sale transactions are structured as a payment of a fixed purchase price for the system. The timeframe from order to completion of the site acceptance test occurs normally over three to six months. As we scale our production, we expect to reduce this timeframe. Contract consideration allocated to the 3D Printer is recognized at a point in time, which occurs upon transfer of control to the customer at shipment.
The initial sale of 3D Printers and Support Services are included in one contract and are invoiced together. Contract consideration is allocated between the two performance obligations based on relative fair value. This allocation involves judgement and is periodically updated as new relevant information becomes available.
The Recurring Payment transactions, which are structured as operating leases, were a small percentage of revenue during 2020 and 2019. For the six months ended June 30, 2021, eight 3D Printer systems were in service generating Recurring Payment revenue compared to no recurring payment transactions for the six months ended June 30, 2020. Under this model, the customer typically pays a base rent and variable payments based on usage in excess of a defined threshold. Most of our leases have a 12-month term, though in certain cases the lease term is longer.
Support Services are included with most 3D Printer sale transactions and Recurring Payment transactions. Support services consist of field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial contract period based on the then-fair value of the service, which is paid for separately. Support Service revenue is recognized over the contract period beginning with customer performance test acceptance.
Other revenue included under 3D Printer sales includes parts and consumables, such as filters, powder or build plates, that are sold to customers and recognized when the customer takes title to the product. Other revenue was not material for the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020.
Cost of Revenue
Our cost of revenue includes the “Cost of 3D Printers,” “Cost of Recurring Payment” and “Cost of Support Services.”

Cost of 3D Printers includes the manufacturing cost of our components and subassemblies purchased from vendors for the assembly, as well as raw materials and assemblies, shipping costs and other directly associated costs. Cost of 3D Printers also includes allocated overhead costs from headcount-related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the leased equipment over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, headcount-related costs such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount-related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs and other services costs.
Gross Profit and Gross Margin
Our gross profit is revenue less cost of revenue and our gross margin is gross profit as a percentage of revenue. The gross profit and gross margin for our products are varied and are expected to continue to vary from period to period due to the mix of products sold through either a 3D Printer sale transaction or a Recurring Payment transaction, new product introductions and efforts to optimize our operational costs. Other factors affecting our gross profit include changes to our material costs, assembly costs that are themselves dependent upon improvements to yield, and any increase in assembly overhead to support a greater number of 3D Printers sold and markets served.
Research and Development Expenses
Our research and development expenses represent costs incurred to support activities that advance the development of innovative AM technologies, new product platforms and consumables, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of salaries and related personnel costs for individuals working in our research and development departments, including stock-based compensation, prototypes, design expenses, information technology costs and software license amortization, consulting and contractor costs, and an allocated portion of overhead costs, including depreciation of property and equipment used in research and development activities.
Selling and Marketing Expenses
Sales and marketing expenses consist primarily of salaries and related personnel costs for individuals working in our sales and marketing departments, including stock-based compensation, costs related to trade shows and events, advertising, marketing promotions, travel costs and an allocated portion of overhead costs, including information technology costs and costs for customer validation.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and related personnel costs for individuals associated with our executive, administrative, finance, legal, information technology and human resources functions, including stock-based compensation, professional fees for legal, audit and compliance, accounting and consulting services, general corporate costs, facilities, rent, information technology costs, insurance, bad debt expenses and an allocated portion of overhead costs, including equipment and depreciation and other general and administrative expenses.
Interest Expense
Interest expense primarily consists of interest incurred under our outstanding debt and finance leases.

Other Income, Net
Other income, net includes interest earned on our bank sweep account, gains and losses on redeemable convertible preferred stock warrants, gains and losses on disposals of fixed assets and other miscellaneous income/expenses.
Income Taxes
Provision for income taxes consists of an estimate of federal and state and income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, we maintain a full valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more likely than not that these deferred tax assets will not be realized. We do not believe that there is objectively verifiable evidence that the improvement in our results of operations is sustainable to support the release of the remaining valuation allowance. As of June 30, 2021, there was no foreign income taxes or liabilities.
Results of Operations
Comparison of the Six Months Ended June 30, 2021 and 2020
The following table summarizes our historical results of operation for the periods presented:

	Six months ended June 30,				Change	%
	2021		2020
	(In thousands, except for percentages)
Revenue	$8,318	100.0%	$9,960	100.0%	$(1,642)	(16.5)%
Cost of revenue	6,524	78.4%	6,455	64.8%	69	1.1%
Gross profit (loss)	1,794	21.6%	3,505	35.2%	(1,711)	(48.8)%
Operating expenses
Research and development	11,094	133.4%	6,874	69.0%	4,220	61.4%
Selling and marketing	4,360	52.4%	2,875	28.9%	1,485	51.7%
General and administrative	10,004	120.3%	4,128	41.4%	5,876	142.3%
Total operation expenses	25,458	306.1%	13,877	139.3%	11,581	83.5%
Loss from operations	(23,664)	(284.5)%	(10,372)	(104.1)%	(13,292)	128.2%
Interest expense	(644)	(7.7)%	(152)	(1.5)%	(492)	323.7%
Other income (expense), net	(1,778)	(21.4)%	40	0.4%	(1,818)	(4545.0)%
Loss before provision for income taxes	(26,086)	(313.6)%	(10,484)	(105.3)%	(15,602)	148.8%
Provision for income taxes	—	—	—	—	—	—
Net loss and comprehensive loss	$(26,086)	(313.6)%	$(10,484)	(105.3)%	$(15,602)	148.8%

Revenue
Total revenue for the six months ended June 30, 2021 and 2020 was $8.3 million and $10.0 million, respectively, a decrease of $1.7 million, or 16.5%. The following table presents the revenue disaggregated by products and service type, as well as the percentage of total revenue.

	Six months ended June 30,
	2021		2020
	(In thousands, except for percentages)
3D Printer sales	$6,313	75.9%	$9,300	93.4%
Recurring payment	635	7.6%	—	0.0%
Support services	1,370	16.5%	660	6.6%
Total Revenue	$8,318	100.0%	$9,960	100%
Total revenue for the six months ended June 30, 2021 compared to six months ended June 30, 2020, decreased $1.7 million, which was attributed to four 3D Printer sales compared to six 3D Printer sales, respectively. The 3D Printer sales included parts and consumables revenue. In addition, for the six months ended June 30, 2021, we shipped six 3D Printer systems under the Recurring Payment model (operating leases). For the six months ended June 30, 2020, there were two systems shipped under the Recurring Payment model, and both systems were pending site acceptance testing (“SAT”) completion as of June 30, 2020. Recurring Payment revenue is recognized straight-line over the contractual service period which begins upon SAT completion as discussed above under the section “- Critical Accounting Policies and Significant Estimates”. There was no Recurring Payment revenue for the six months ended June 30, 2020.
The Recurring Payment, structured as an operating lease, is earned upon completion of the site acceptance test and amortized straight-line over the lease term, and was $0.6 million and $0.0 million, respectively, for the six months ended June 30, 2021 and 2020. The increase was primarily attributed to eight 3D Printer systems in service generating Recurring Payment revenue as of June 30, 2021 compared to no systems in service as of June 30, 2020.
Our Support Service revenue, which is deferred at the shipment date and amortized over the service contract period, was $1.4 million and $0.7 million, respectively, for the six months ended June 30, 2021 and 2020. The increase was primarily attributed to 33 3D Printer systems in service as of June 30, 2021 compared to 17 3D Printers in service as of June 30, 2020.
In 2021, we began to transition to a sale and utilization fee model, whereby customers pay an upfront amount that is less than the full purchase price to purchase the 3D Printer system and the purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to transition the Recurring Payment transactions to this sale and utilization fee model in 2022 and future years.
We expect the demand for the Sapphire XC to increase our revenue in the future. As of July 2021, we have received 12 firm orders and a further 23 reservations with deposits for manufacturing slots. Our focus for revenue remains on expanding our selling and marketing efforts and developing our existing customer network to increase demand.
Revenue trends from our largest customer, SpaceX, have historically been driven by the timing of its major orders for 3D Printers and the timing of the shipments under those orders. SpaceX revenue is comprised of 3D Printer sales, which is the largest component and is recognized in the quarter that the shipment occurs, and revenue from Support Services which is significantly smaller and is recognized over the service period. SpaceX ordered its first Sapphire system in 2018 and an additional eleven Sapphire systems in 2019. Of these eleven 3D Printers, we delivered seven in 2019 and four in 2020. In June 2020, we received an order from SpaceX for ten of our next generation Sapphire XC systems, which are currently under development, as discussed above under “Commercial Launch of the Sapphire XC System”. We anticipate that we will ship the first Sapphire XC system in late 2021, with the majority of the shipments under this order occurring in 2022.

As a result of the timing of these shipments, revenue from SpaceX accounted for 74.9% of revenue in 2019 and 40.8% of revenue in 2020. For the six months ended June 30, 2021, revenues from SpaceX were only for Support Services and accounted for 16.3% of revenue, compared to 67.8% of revenue in the first six months of 2020 when we shipped four 3D Printers.
As a result of the anticipated shipment of the Sapphire XC 3D Printers in 2022, we expect that SpaceX revenues as a percentage of our total revenues will increase in 2022 compared to 2021. We expect SpaceX to continue to be an important customer going forward. However, SpaceX’s contribution as a percentage of our total revenue will depend on the timing of shipments, as described above.
Cost of Revenue
Total cost of revenue for the six months ended June 30, 2021 and 2020 was $6.5 million and $6.5 million, respectively, an increase of less than $0.1 million, or 1.1%. The following table presents the Cost of Revenue disaggregated by product and service type, as well as the percentage of total revenue.

	Six months ended June 30,
	2021		2020
	(In thousands, except for percentages)
Cost of Revenue
Cost of 3D Printers	$4,482	68.7%	$5,710	88.5%
Cost of Recurring Payment	444	6.8%	—	0.0%
Cost of Support Services	1,598	24.5%	745	11.5%
Total Cost of Revenue	$6,524	100.0%	$6,455	100.0%
Cost of 3D Printers was $4.5 million and $5.7 million, respectively, for the six months ended June 30, 2021 and 2020. The decrease was due to four 3D Printers sold in the six months ended June 30, 2021 compared to the six 3D Printers sold in the six months ended June 30, 2020. For the six months ended June 30, 2021, cost of 3D Printers per unit increased compared to the same period in 2020, due to higher factory overhead costs to scale up operations, and costs incurred to enhance system reliability performance.
Cost of Recurring Payment was $0.4 million for the six months ended June 30, 2021 and was due to the depreciation of the equipment on lease and allocable Cost of Support Services. For the six months ended June 30, 2020, there were no 3D Printers on lease.
Cost of Support Services was $1.6 million and $0.8 million, respectively, for the six months ended June 30, 2021 and 2020. The increase was primarily attributable to the costs for preventative maintenance and field service engineering labor costs due to more 3D Printers in service for the first six months of 2021 compared to the first six months of 2020. The first six months of 2021 included an additional $0.8 million in costs for upgrading systems to enhance system reliability performance compared to the first quarter of 2020.
Cost of revenue as a percentage of revenue was 78.4% and 64.8%, respectively, for the six months ended June 30, 2021 and 2020, an increase of 13.6% of revenue. This was primarily due to an additional $0.8 million in maintenance costs for upgrading systems to enhance reliability performance compared to the six months ended June 30, 2020. In addition, labor and overhead costs associated with the operations and assembly continue to improve with process efficiencies that we gain with more experience.
Gross Profit and Gross Margin
Total gross (loss) profit for the six months ended June 30, 2021 and 2020 was $1.8 million and $3.5 million, respectively, a decrease of $1.7 million, or 48.8%. The decrease in gross profit was primarily attributable to the factors mentioned above for the costs for preventative maintenance and field service engineering labor costs, costs associated with the systems upgrades and higher factory overhead costs. As a percentage of revenue, the gross margin was 21.6% and 35.2%, respectively, for the six months ended June 30, 2021 and 2020, a decrease of 13.6% of revenue.
Changes in mix of transaction types may have a short-term impact on gross margin as the gross margin in the initial year of a Recurring Payment transaction is lower than for a sale transaction. We also expect a temporary negative impact to our gross profit and gross margin due to increased Service Support cost with the commercialization of the Sapphire XC which is typical for early-stage products. Additionally, our gross profit and gross margin are, or may be, influenced by a number of factors, including:
•Market conditions that may impact our pricing;
•Production volumes that may impact factory overhead absorption; and
•Cost of our Support Services and product support may be influenced by product mix changes, including new production introductions, and other factors.
Research and Development Expenses
Research and development expenses for the six months ended June 30, 2021 and 2020 were $11.1 million and $6.9 million, respectively, an increase of $4.2 million, or 61.4%. The research and development expenses have increased due to the development of the Sapphire XC system. The increases for the first six months of 2021 compared to 2020 were related to product development expenses for new parts of $3.3 million, increased salaries and employee-related of $0.3 million and components design and engineering validation $0.6 million in the Sapphire XC large format AM system.
We expect research and development costs to increase over time as we continue to invest in enhancing and advancing our portfolio of AM solutions. In the near term, we expect an increase to be driven by research and development expenses for the product development of the Sapphire XC system which is anticipated for delivery in late 2021.
Selling and Marketing Expenses
Selling and marketing expenses for the six months ended June 30, 2021 and 2020 were $4.4 million and $2.9 million, respectively, an increase of $1.5 million, or 51.7%. The increase in selling and marketing expenses for the first six months of 2021 was attributable to increased headcount of $1.1 million, and increased marketing initiatives and branding expenses of $0.4 million.
We expect selling and marketing expenses to increase over time as we expand our headcount, initiate new marketing campaigns and launch new product platforms. We expect to enter into new distributor agreements to expand markets and may need to incur incremental fees or sales commissions.
We expect the selling and marketing activities ultimately to return to pre-COVID levels as our selling and marketing teams return to travel, attend tradeshows, launch new initiatives, increase advertising campaigns and generate market awareness.
General and Administrative
General and administrative expenses for the six months ended June 30, 2021 and 2020 were $10.0 million and $4.1 million, respectively, an increase of $5.9 million, or 142.3%. The increase in the first six months of 2021 in general and administrative expenses was attributable to Merger related expenses of $3.5 million for advisory, legal and accounting fees. Additionally, there was $0.6 million increased salaries and employee-related benefits, $0.8 million increased recruiting related expenses, and $1.0 million increased facilities and other operating expenses in the first six months of 2021 as compared to the first six months of 2020.
We expect general and administrative expenses to increase as a result of our expected increase in scale of our operations and the increased costs of operating as a public company. We expect increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.
Interest Expense
Interest expense for the six months ended June 30, 2021 and 2020 was $0.6 million and $0.2 million, respectively. On May 17, 2021, we drew down an additional $15 million under its term loan facility and repaid its existing term loan and property & equipment loan. The new loan has a variable interest rate of the greater of 9% or Prime plus 5.75% and a term of three years. The new loan included a deferral of principal payments for the first five months. The refinancing was accounted for as a debt modification under ASC Topic 470, Debt. Please see Note 11 Long-Term Debt in Velo3D’s accompanying unaudited interim financial statements for additional detail.
Other Income (Expense), Net
Other income (expense), net for the six months ended June 30, 2021 and 2020 was ($1.8) million and less than $0.1 million, respectively, an increase of $1.8 million, or 445.0%. The increase was due to the change in the fair value of the preferred stock warrant liability of $1.7 million based on the valuation as of June 30, 2021. Please see Note 13 Equity Instruments in Velo3D’s accompanying unaudited interim financial statements for additional detail.
Income Taxes
No provision for federal and state income taxes was recorded because we incurred losses for the six months ended June 30, 2021 and 2020 and maintained a full valuation allowance on the deferred tax assets as of June 30, 2021 and 2020.
We will continue to review on a quarterly basis our conclusions about the appropriate amount of the valuation allowance. If we were to generate profits in 2021 and beyond, the U.S. valuation allowance position could be reversed in the foreseeable future. We expect a benefit to be recorded in the period the valuation allowance reversal is recorded and a higher effective tax rate in periods following the valuation allowance reversal.
Comparison of the Years Ended December 31, 2020 and 2019
The following table summarizes our historical results of operation for the periods presented:

	Year ended December 31,				Change	%
	2020		2019
	(In thousands, except for percentages)
Revenue	$18,975	100.0%	$15,223	100.0%	$3,752	24.6%
Cost of revenue	12,608	66.4%	10,393	68.3%	2,215	21.3%
Gross Profit	6,367	33.6%	4,830	31.7%	1,537	31.8%
Operating expenses
Research and development	14,188	74.8%	14,593	95.9%	(405)	(2.8)%
Selling and marketing	7,004	36.9%	8,600	56.5%	(1,596)	(18.6)%
General and administrative	6,382	33.6%	6,929	45.5%	(547)	(7.9)%
Total operation expenses	27,574	145.3%	30,122	197.9%	(2,548)	(8.5)%
Loss from operations	(21,207)	(111.8)%	(25,292)	(166.1)%	4,085	(16.2)%
Interest expense	(639)	(3.4)%	(605)	(4.0)%	(34)	5.6%
Other income, net	39	0.2%	219	1.4%	(180)	(82.2)%
Loss before income taxes	(21,807)	(114.9)%	(25,678)	(168.7)%	3,871	(15.1)%
Provision for income taxes	—	—	—	—	—	—
Net loss	$(21,807)	(114.9)%	$(25,678)	(168.7)%	$3,871	(15.1)%

Revenue
Total revenue for the years ended December 31, 2020 and 2019 was $19.0 million and $15.2 million, respectively, an increase of $3.8 million, or 24.6%. The following table presents the revenue disaggregated by products and service type, as well as the percentage of total revenue.

	Year ended December 31,
	2020		2019
	(In thousands, except for percentages)
3D Printer sales	$16,965	89.4%	$14,589	95.8%
Recurring payment	350	1.9%	—	0.0%
Support services	1,660	8.7%	634	4.2%
Total Revenue	$18,975	100.0%	$15,223	100.0%
We were successful in increasing our 3D Printer sales year over year, despite the impact of the COVID-19 pandemic which has delayed customer demand and added longer sales cycles for the AM industry. We sold 11 3D Printers for $17.0 million and nine 3D Printers for $14.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase in printer sales year over year was due to increased new customer adoption of our AM technology. The first shipment of our 3D Printer occurred in late 2018, with 2019 representing the first full year of commercialization.
The Recurring Payment was $0.4 million and $0.0 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributed to four 3D Printers on lease in 2020 compared to zero in 2019.
Our Support Service revenue was $1.7 million and $0.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributed to more 3D Printers in service in 2020 compared to 2019.
Cost of Revenue
Total cost of revenue for the years ended December 31, 2020 and 2019 was $12.6 million and $10.4 million, respectively, an increase of $2.2 million, or 21.3%. The following table presents the Cost of Revenue disaggregated by product and service type, as well as the percentage of total revenue.

	Year ended December 31,
	2020		2019
	(In thousands, except for percentages)
Cost of Revenue
Cost of 3D Printers	$10,605	84.1%	$9,643	92.8%
Cost of Recurring Payment	105	0.8%	—	0.0%
Cost of Support Services	1,898	15.1%	750	7.2%
Total Cost of Revenue	$12,608	100.0%	$10,393	100.0%
Cost of 3D Printers was $10.6 million and $9.6 million, respectively, for the years ended December 31, 2020 and 2019. The increase was due to an increase in 3D Printers sold in the fiscal year 2020 compared to the fiscal year 2019.
Cost of Recurring Payment was $0.1 million for the year ended December 31, 2020 due to the depreciation of the equipment on lease and allocable Cost of Support Services. In 2019, there were no 3D Printers on lease.
Cost of Support Services was $1.9 million and $0.8 million, respectively, for the years ended December 31, 2020 and 2019. The increase was primarily attributable to the costs for preventative maintenance and field service engineering labor hour costs due to more 3D Printers in service for the fiscal year 2020 compared to the fiscal year 2019.

Cost of revenue as a percentage of revenue was 66.4% and 68.3%, respectively, for the years ended December 31, 2020 and 2019, a decrease of 1.9%. This was due to improvement in our costs of purchasing parts and subassemblies, as our larger volume orders provided more competitive pricing from suppliers. Production costs also improved due to the transition in early 2020 to in-house assembly from a contract manufacturing model utilized in prior years. We estimated savings of 15% to 30% per assembled unit.
Gross Profit and Gross Margin
Total gross profit for the years ended December 31, 2020 and 2019 was $6.4 million and $4.8 million, respectively, an increase of $1.5 million, or 31.8%. The increase in gross profit was attributable to higher sales volume in 2020 (11 3D Printers sold) over 2019 (nine 3D Printers sold). As a percentage of revenue, the gross margin was 33.6% and 31.7%, respectively, for the years ended December 31, 2020 and 2019, an increase of 1.9% due to improvements in our cost of revenue due to the factors noted above.
Research and Development Expenses
Research and development expenses for the years ended December 31, 2020 and 2019 were $14.2 million and $14.6 million, respectively, a decrease of $0.4 million, or 2.8%. The research and development expenses remained relatively consistent year over year. Certain development expenses for engineering validation and testing of parts and components decreased $0.5 million with the maturation of our Sapphire 3D Printer development, and other expenses decreased $0.3 million. These decreases were offset by product development expenses for new parts and components design and engineering validation in the Sapphire XC large format AM system, which increased $0.4 million.
Selling and Marketing Expenses
Selling and marketing expenses for the years ended December 31, 2020 and 2019 were $7.0 million and $8.6 million, respectively, a decrease of $1.6 million, or 18.6%. The decrease in selling was attributable to a restructuring of the selling and marketing department headcount of $0.7 million, reduced travel and tradeshow expenses of $0.5 million and reduced third-party marketing consultant services of $0.4 million. In particular, the COVID-19 pandemic prevented the selling and marketing team from travelling and reduced tradeshow expense activity during fiscal year 2020 compared to fiscal year 2019.
General and Administrative
General and administrative expenses for the years ended December 31, 2020 and 2019 were $6.4 million and $6.9 million, respectively, a decrease of $0.5 million, or 7.9%. The decrease in general and administrative expenses was attributable to restructuring of department headcount in the first half of 2020 compared to the comparable period in 2019 resulting in $1.1 million decrease in salaries and employee-related benefits. The decrease in headcount expenses were offset by increased spending in legal fees for patents and general corporate legal expenses of $0.6 million in fiscal year 2020 compared to fiscal year 2019.
Interest Expense
Interest expense for the years ended December 31, 2020 and 2019 was $0.6 million for both periods, respectively. There was no significant change to our outstanding debt year over year.
Other Income, Net
Other income, net for the years ended December 31, 2020 and 2019 was less than $0.1 million and $0.2 million, respectively, a decrease of $0.1 million, or 82.2%. The decrease in other income, net relates to the decreased interest earned from our bank sweep accounts.

Income Taxes
No provision for federal and state income taxes was recorded because we incurred losses for the years ended December 31, 2020 and 2019 and maintained a full valuation allowance on the deferred tax assets as of December 31, 2020 and 2019.
Non-GAAP Financial Information
We use non-GAAP financial measures to help us make strategic decisions, establish budgets and operational goals for managing our business, analyze our financial results and evaluate our performance. We also believe that the presentation of these non-GAAP financial measures in this prospectus provides an additional tool for investors to use in comparing our core business and results of operations over multiple periods. However, the non-GAAP financial measures presented in this prospectus may not be comparable to similarly titled measures reported by other companies due to differences in the way that these measures are calculated. The non-GAAP financial measures presented in this prospectus should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States (“GAAP”).
The information in the table below sets forth the non-GAAP financial measures that we use in this prospectus. Because of the limitations associated with these non-GAAP financial measures, “EBITDA,” “Adjusted EBITDA” and “Adjusted EBITDA as a percent of revenue” should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA and Adjusted EBITDA as a percent of revenue on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate our business.
The following table reconciles Net loss to EBITDA and Adjusted EBITDA during the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, respectively:

	Six months ended June 30,				Year Ended December 31,
	2021		2020		2020		2019
	(In thousands, except for percentages)				(In thousands, except for percentages)
	% of Rev		% of Rev		% of Rev		% of Rev
Revenues	$8,318	100.0%	$9,960	100.0%	$18,975	100.0%	$15,223	100.0%
Net loss	$(26,086)	-313.6%	$(10,484)	-105.3%	$(21,807)	-114.9%	$(25,678)	-168.7%
Interest expense	644	7.7%	152	1.5%	639	3.4%	605	4.0%
Tax expense	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Depreciation and amortization	692	8.3%	529	5.3%	1,240	6.5%	1,138	7.5%
EBITDA	$(24,750)	-297.5%	$(9,803)	-98.4%	$(19,928)	-105.0%	$(23,935)	-157.2%
Stock based compensation	1,075	12.9%	777	7.8%	1,455	7.7%	1,472	9.7%
Change in fair value of warrant liabilities	1,741	20.9%	(7)	-0.1%	(3)	0.0%	(5)	0.0%
Adjusted EBITDA	$(21,934)	-263.7%	$(9,033)	-90.7%	$(18,476)	-97.4%	$(22,468)	-147.6%
EBITDA. We define “EBITDA” as our net loss excluding interest expense, tax expense, and depreciation and amortization. We have presented EBITDA because we believe that the exclusion of these charges allows for a more relevant comparison of our results of operations to other companies in our industry.
Adjusted EBITDA. We define “Adjusted EBITDA” as EBITDA (as defined above) excluding stock-based compensation expense (pre-tax effect) and the change in fair value of warrant liabilities. We have presented Adjusted EBITDA because we believe it is an important measure used by industry analysts and investors to compare our performance against that of our peer group and it provides a useful measure for period-to-period comparisons of our core operating performance.

Adjusted EBITDA as a percent of revenue. We define “Adjusted EBITDA as a percent of revenue” as Adjusted EBITDA (as defined above) as a percent of total revenue. We have presented Adjusted EBITDA as a percent of revenue because we believe this provides useful supplemental measures that assist in evaluating our ability to generate earnings from our revenue and to more readily compare these metrics between past and future periods.
Liquidity and Capital Resources
Our business requires substantial amounts of cash for operating activities, including salaries and wages paid to our employees, component and subassembly purchases, general and administrative expenses, and others. As of July 31, 2021, we had raised net proceeds of $150.0 million from the issuance of redeemable convertible preferred stock, and convertible notes. We have incurred net losses of $26.1 million and $10.5 million for the six months ended June 30, 2021 and 2020, respectively, and incurred net losses of $21.8 million and $25.7 million during the years ended December 31, 2020 and 2019. As of June 30, 2021 and December 31, 2020, we had $13.1 million and $15.5 million in cash and cash equivalents and an accumulated deficit of $148.9 million and $122.8 million, respectively.
In May 2021, we entered into an amended and restated loan and security agreement and a mezzanine loan and security agreement with our primary lender and another financing institution for a total of $53.5 million of debt facilities. These comprise a $35.0 million term loan, a $10.0 million revolving credit line and an $8.5 million secured equipment loan facility.
On September 29, 2021, we consummated the Business Combination, which resulted in us receiving approximately $274.0 million in total net proceeds, including $155.0 million from the PIPE Financing.
As of August 18, 2021, the issuance date of the accompanying unaudited interim financial statements of Velo3D included elsewhere in this prospectus, we had concluded that there was substantial doubt about our ability to continue as a going concern within one year from the date the accompanying unaudited interim financial statements of Velo3D included elsewhere in this prospectus were issued. We believe that the cash and cash equivalents on hand and cash we obtained from the Business Combination and the PIPE investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this prospectus. Following the Business Combination we may also seek additional funding in the future through the sale of common or preferred equity or convertible debt securities, the entry into a credit facility or another form of third-party funding or by seeking other debt financing.
Our purchase commitments per our standard terms and conditions with our suppliers and vendors are cancellable in whole or in part with or without cause prior to delivery. If we terminate an order, we will have no liability beyond payment of any balances owing for goods and services delivered previously.
Term Loan
As of June 30, 2021 and December 31, 2020, we had $15.0 million and $6.0 million due to our primary lender and banking institution, respectively. The outstanding balance, as of June 30, 2021, was $15.0 million, and consists of a term loan with a variable interest rate of the greater of 9% or Prime plus 5.75% and a term of thirty months.
In July 2021, we borrowed an additional $5.0 million from the term loan facility to fund our operations. We have $15.0 million of the term loan facility undrawn, the availability of which is subject to us achieving certain financial performance targets.
Equipment Loans Secured by Leased Equipment
As of June 30, 2021 and December 31, 2020, we had $4.7 million and $2.1 million due related to equipment loans secured by leased equipment. The outstanding balance, as of June 30, 2021, for one facility was for $3.6 million with a variable interest rate of the greater of Prime rate plus 0.0%, or 3.25%, and for the second facility was for $1.1 million with a fixed interest rate of 6%. All facilities had terms of three years.

Facilities Expansion
In anticipation of increased production, primarily related to the Sapphire XC, we signed a lease for an 80,000-square-foot facility and plans to invest $5.0 million to $7.0 million in lab equipment and leasehold improvements. The lease agreement for the manufacturing facility was signed on June 28, 2021, with a term of 65 months and is expected to commence on November 7, 2021, with a contractual obligation of $9.3 million in base rent.
Cash Flow Summary
The following table summarizes our cash flows for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Six months ended June 30,		Change	Year ended December 31,		Change
	2021	2020		2020	2019
	(In thousands)			(In thousands)
Net cash used in operating activities	$(13,022)	$(16,407)	$3,385	$(26,446)	$(16,422)	$(10,024)
Net cash used in investing activities	$(5,645)	$(2,401)	$(3,244)	$(3,429)	$(345)	$(3,084)
Net cash provided (used) in financing activities	$16,298	$34,263	$(17,965)	$35,577	$18,887	$16,690
Operating Activities
Net cash used in operating activities for the year ended December 31, 2020 was $26.4 million, consisting primarily of net loss of $21.8 million and an increase in net operating assets of $7.3 million, primarily due to increases in inventories for parts and work in progress of $2.7 million, increases contract assets of $2.5 million, increases in contract liabilities for committed orders of $2.4 million, and decreases in other operating assets of $0.3 million, offset by noncash charges of $2.7 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
Net cash used in operating activities for the year ended December 31, 2019 was $16.4 million, consisting primarily of net loss of $25.7 million, offset by a decrease in net operating assets of $6.7 million, primarily due to increases in contract liabilities of $6.9 million and other decreases in net operating assets of $0.2 million and noncash charges of $2.6 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
Net cash used in operating activities for the six months ended June 30, 2021 was $13.0 million, consisting primarily of net loss of $26.1 million and an increase in net operating assets of $11.3 million, primarily due to increases in contract liabilities of $7.2 million, increases in accounts payable of $5.3 million, decreases in contract assets for committed orders to $2.9 million, increases in accrued expenses and other liabilities (which includes the fair value change in warrant liabilities of $1.9 million) of $3.8 million, increases in prepaid expenses and other current assets of $3.9 million, increases in inventories of $1.3 million, and increases in accounts receivable of $2.7 million, offset by noncash charges of $1.8 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
Net cash used in operating activities for the six months ended June 30, 2020 was $16.4 million, consisting primarily of net loss of $10.5 million, and a decrease in net operating assets of $7.2 million, primarily due to decreases in prepaid expenses and other current assets of $1.5 million, decreases in contract liabilities of $2.5 million, increases in contract assets of $2.2 million, increases in inventories of $1.5 million, and decreases in other net operating assets of $2.5 million, and offset by noncash charges of $1.3 million. The noncash charges primarily consisted of depreciation and stock-based compensation expense.
We expect our cash used in operating activities to increase as we increase inventory levels associated with the launch of the new Sapphire XC system in the near future.

Investing Activities
Net cash used in investing activities during the year ended December 31, 2020 was $3.4 million, consisting of property and equipment purchases of $0.4 million and production of equipment for the equipment on lease, net of $3.0 million.
Net cash used in investing activities during the year ended December 31, 2019 was $0.3 million, consisting of property and equipment purchases.
Net cash used in investing activities during the six months ended June 30, 2021 was $5.6 million, consisting of property and equipment purchases of $0.6 million and production of equipment for the equipment on lease, net of $5.0 million.
Net cash used in investing activities during the six months ended June 30, 2020 was $2.4 million, consisting of property and equipment purchases of $0.2 million and production of equipment for the equipment on lease, net of $2.2 million.
We expect our capital expenditures to increase as we expand existing operations and current development programs for commercialization of the new Sapphire XC system. We intend to revise our capital expenditures budget to reflect cash provided by the Business Combination in order to meet strategic objectives, including potentially acquiring companies or technologies in the AM industry.
Financing Activities
Net cash provided by financing activities during the year ended December 31, 2020 was $35.6 million, consisting of financing activities resulting primarily from our Series D Preferred Stock offering in April 2020 of $28.2 million, proceeds from the issuance of convertible notes of $5.4 million, proceeds from the issuance of debt of $2.3 million and proceeds from the issuance of common stock upon exercise of stock options of $0.1 million, offset by repayment of debt of $0.4 million.
Net cash provided by financing activities during the year ended December 31, 2019 was $18.9 million, consisting of financing activities resulted primarily from our Series C Preferred Stock offering in April 2019 of $17.8 million, proceeds from the issuance of convertible notes of $1.5 million and proceeds from the issuance of common stock upon exercise of stock options of $0.2 million, offset by repayment of debt of $0.6 million.
Net cash provided by financing activities during the six months ended June 30, 2021 was $16.3 million, consisting of financing activities resulting primarily from the proceeds from the May 2021 loan refinance, net of issuance costs of $14.3 million, proceeds from the issuance of convertible notes of $5.0 million, proceeds from the equipment loans of $3.2 million, and proceeds from the issuance of common stock upon exercise of stock options of $0.3 million, offset by repayment of the term loan and equipment loans of $4.9 million, and repayment of debt of $1.6 million
Net cash provided by financing activities during the six months ended June 30, 2020 was $34.3 million, consisting of financing activities resulting primarily from the proceeds from the issuance of Series D redeemable convertible preferred stock, net of issuance costs of $28.3 million, proceeds from the issuance of convertible notes of $5.4 million, proceeds from the equipment loans of $0.7 million, and proceeds from the issuance of common stock upon exercise of stock options of less than $0.1 million, offset by repayment of debt of $0.2 million
Following the Closing, we expect to provide cash by financing activities by issuing new equity or incurring new debt to continue operations. Our future cash requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this prospectus titled “Risk Factors.”
In May 2021, we entered into an amended and restated loan and security agreement and a mezzanine and security agreement with our primary lender and another financing institution for a total of $53.5 million of debt facilities. These comprised of a $35.0 million term loan, a $10.0 million revolving credit line and an $8.5 million secured equipment loan facility.

On September 29, 2021, we consummated the Business Combination, which resulted in us receiving approximately $274.0 million in total net proceeds.
Off-Balance Sheet Arrangements
As of June 30, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements.
Contractual Obligations
The table below summarizes our contractual obligations as of June 30, 2021:

	Payments Due by Period
	Less than 1 year	1 – 3 years	3 – 5 years	Total
	(In thousands)
Operating leases	$243	$1,463	$—	$1,706
Debt principal, interest and fees	2,147	17,099	—	19,246
Purchase commitments	11,833	32	—	11,865
Total contractual cash obligations	$14,223	$18,594	$—	$32,817
We entered into a lease for an 80,000+ square foot facility and plans to invest $5.0 million to $7.0 million in lab equipment and leasehold improvements to begin production of our Sapphire XC systems. The facility is located in California and construction and tooling to outfit the building is estimated to begin in the third quarter of 2021. The lease agreement for the manufacturing facility was signed on June 28, 2021, with a term of 65 months and is expected to commence on November 7, 2021, with a contractual obligation of $9.3 million in base rent.
In addition, we have leased a 5,000+ square foot facility located in California for research and development. The lease for this new facility has a term of 36 months and commenced in July 2021 with a contractual obligation of $0.5 million in base rent.
Our commercial launch of the Sapphire XC requires purchase orders for parts and assemblies. Some of the purchase orders are non-cancellable and are due upon receipts with standard payment terms and will primarily be delivered in the fourth quarter of 2021 and the first quarter of 2022.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.
Interest Rate Fluctuation Risk
Our cash and cash equivalents consist of cash and money market funds in government securities. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.
Our borrowings under notes payable and finance lease obligations are generally at variable interest rates. We do not hedge our exposure to changes in interest rates. As of December 31, 2020 and June 30, 2021, we had $6.7 million and $18.9 million in variable rate debt outstanding, respectively. A 10% change in interest rates would not have a material impact on annualized interest expense.

Critical Accounting Policies and Significant Estimates
Our discussion and analysis of financial condition and results of operations are based upon Velo3D’s audited annual financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable under the circumstances. These judgments and estimates are based on our historical experience, current trends and information available from other sources, as appropriate. Actual results could differ from these estimates, and such differences may be material to Velo3D’s financial statements.
While our significant accounting policies are described in more detail in Note 2 to Velo3D’s audited annual financial statements included elsewhere in this prospectus, we believe that the following accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.
Revenue Recognition
On January 1, 2019, we adopted ASC 606, “Revenue from Contracts with Customers,” utilizing the full retrospective method. We primarily derive our revenue from 3D Printer sales, Recurring Payment and Support Services. We determine revenue recognition through the following five-step model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, we satisfy a performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. We provide a transaction price for all deliverables, including the 3D Printer and bundled software, and for the Support Services. Typically, we have one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative stand-alone selling price (“SSP”) basis. We determine SSP based on observable stand-alone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, including risk-adjusted gross profit margin for products and services, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, we estimate the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.
3D Printer Sales
We bill our customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs normally over three to six months. Revenue for the 3D Printer is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
We have elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers was $0.1 million for each of the years ended December 31, 2020 and 2019, and $0.1 million and less than $0.1 million for the six months ended June 30, 2021 and 2020, respectively.
Recurring Payment
We have entered into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, we adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services, including the printer itself, services and accessories. The asset is physically distinct, the supplier does not have substitution rights and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of June 30, 2021, lease terms are 12 months with the expectation that customers will not purchase the equipment at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement, and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of December 31, 2020 and 2019, and as of June 30, 2021 and 2020.
Equipment leased to customers are considered long-lived assets and are tested for impairment as described above under the heading, “Impairment of Long-lived Assets.”
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Service revenue are recognized over the contract period beginning with customer performance test acceptance.
Stock-Based Compensation
Stock-based compensation cost for awards is measured as of the grant date based on its fair value, and the amount is expensed ratably over the service period which is typically the vesting period. We have elected to account for forfeitures when they occur, and any compensation expense previously recognized on unvested shares will be reversed.
We estimate the fair value of option-based awards subject to only a service condition on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires the use of highly subjective and complex assumptions, including the option’s expected term, price volatility of the underlying stock, risk-free interest rate, and the expected dividend yield of the underlying common stock, as well as an estimate of the fair value of the common stock underlying the award.
Because there is no public market for our common stock to use as the input into the Black-Scholes model for fair value, the board of directors with input from management determines the fair value at the grant date by considering a number of objective, subjective and highly complex factors, including independent third-party valuations of our common stock, operating and financial performance, the lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors.
For the years ended December 31, 2020 and 2019, we used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. For the years ended December 31, 2020 and 2019, the OPM treats our Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock, respectively, as call options that gives its owner the right, but not the obligation, to buy the underlying enterprise value at a predetermined or “exercise” price. In the model, the exercise price is based on a comparison with the enterprise value rather than, as in the case of a standard call option, a comparison with a per-share stock price. Thus, our common securities are considered to be a call option with a claim on the enterprise at an exercise price equal to the liquidation preference of the preferred stock. The OPM uses the Black-Scholes model to value the call option and considers the various terms of the stockholder agreements upon liquidation of the enterprise, including the level of seniority among the securities, dividend policy, conversion ratios, and cash allocations. In addition, the method implicitly considers the effect of liquidation preferences as of the future liquidation date, not as of the Valuation Date. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a discount for lack of marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of June 30, 2021 was 9.2% based on the probability weighing assessment that the Merger would close.
Other inputs into the Black-Scholes model (in addition to the fair value of the underlying common stock) are the expected stock price volatility for the common stock estimated by taking the average historic price volatility for industry peers consisting of several public companies in our industry which are of similar size, complexity and stage of development, the risk-free interest rate for the expected term of the option based on the U.S. Treasury implied yield at the date of grant, and the expected term of the grant. We have elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because we have no history upon which to base an assumption about the term. We believe the simplified method approximates a term if it were to be based on expected life.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
We will continue to use various models for option pricing to determine the fair value of stock based compensation in future periods.
Income Taxes
We utilize the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance.
We make estimates, assumptions and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolutions of any related appeals or litigation processes based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits, which, as of the date of this prospectus have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements
See Note 2 of Velo3D’s audited annual financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.
Internal Control over Financial Reporting
We identified material weaknesses in our internal control over financial reporting. These material weaknesses had not been remediated as of June 30, 2021. See the subsection titled “Risk Factors - We identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired and have a material adverse effect on our business.”
We intend to take measures to remediate these material weaknesses, including the following: hiring additional accounting and IT personnel to bolster our reporting, technical accounting and IT capabilities; providing ongoing training for our personnel on accounting, financial reporting and internal control over financial reporting; engaging a third-party to assist in designing and implementing controls, including controls related to segregation of duties and IT general controls; designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls over segregation of duties; designing and implementing controls over the preparation and review of journal entries and account reconciliations, controls over accounting for debt and equity instruments, and controls over accrued inventory purchases; and designing and implementing IT general controls, including controls over the review and update of user access rights and privileges and program change management controls.
We have hired additional accounting and IT personnel, including the hiring of a Vice President of Finance in December 2020, a SEC Reporting Manager in April 2021, a General Ledger Senior Accountant in May 2021 and a Financial Planning and Analysis Senior Analyst in May 2021, all with relevant public company experience. As of August 2021, we have engaged an IT consulting firm to address the IT general controls that impact financial reporting. The material weaknesses will not be considered remediated until our management completes the design and implementation of the measures described above and our controls operate for a sufficient period of time and our management has concluded, through testing, that these controls are effective.
We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation no later than the financial reporting period ended December 31, 2022. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in us incurring significant costs, and will place significant demands on our financial and operational resources.
Implications of Being an Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” as defined in Section 2(A) of the Securities Act and has elected to take advantage of the benefits of this extended transition period.
We will elect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and nonpublic business entities until the earlier of the date we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited and unaudited financial statements of Velo3D included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019 and the six months ended June 30, 2021.
We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of our fiscal year in which hawse have total annual gross revenue of at least $1.07 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the previous three years.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies until the last day of the fiscal year in which (a) the market value of our voting and nonvoting common stock held by non-affiliates equals or exceeds $250.0 million measured on the last business day of that year’s second fiscal quarter and (b) our annual revenue equals or exceeds $100.0 million during the most recently completed fiscal year or our voting and nonvoting common stock held by non-affiliates equals or exceeds $700.0 million measured on the last business day of that year’s second fiscal quarter.

BUSINESS
Company Overview
We seek to fulfill the promise of AM, to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary PBF technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily OEMs and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
We offer customers a full-stack solution, which includes the following key components:
•FlowTM print preparation software conducts sophisticated analysis of the features of the metal part and specifies a production process that enables support-free printing of the part.
•Sapphire® metal AM printers produce the part using our proprietary PBF technology, which enables support-free designs. Our technology produces metal parts by fusing many thousands of very thin layers of metal powder with a precisely controlled laser beam in a sophisticated software defined sequence (or “recipe”) defined by our Flow software.
•AssureTM quality validation software validates the product made by Sapphire to confirm that it is made to the specifications required by the original design.
Legacy AM technologies often rely on internal supports to prevent deformation of the metal part during the 3D printing process. These supports inhibit the production of parts with complex internal geometries, which are often required in high-performance applications, because there is limited or no access to remove them after production. Our technological advances enable our Sapphire product to print metal parts that do not require internal supports, which enables our customers to produce designs that would otherwise be infeasible to make with AM.

We sell our full-stack hardware and software AM solutions through two types of transaction models: a 3D printer sale transaction and a recurring payment transaction. 3D printer sale transactions are structured as a payment of a fixed purchase price for the system. Recurring payment transactions fall into two categories: a leased 3D printer transaction and a sale and utilization fee model. Under the leased 3D printer transaction, the customer typically pays an amount for a lease which entitles the customer to a base number of hours of usage. For usage above that level, the customer typically pays an hourly usage fee. Most of our leases have a 12-month term, though in certain cases the lease term is longer. In the sale and utilization fee model, customers pay an upfront amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of July 20, 2021, there has been no variable consideration recognized to date. Support services are included with a 3D printer sale transaction and a recurring payment transaction.
We have seen strong demand for our next-generation flagship Sapphire XC product, which we plan to begin shipping by the end of 2021. It is anticipated that this product will be able to make parts that are five times the size of parts made by our existing Sapphire product and will reduce part costs by 65% to 80%. Together, the increase in capabilities and improvement in economics for our customers is anticipated to rapidly increase the potential applications of our technology. As of June 30, 2021, our aggregate backlog of $80.7 million, comprised of $25.5 million bookings and $55.2 million reservations for Sapphire XC systems. Demand for the Sapphire XC product is a significant contributor to our expectation for meaningful sales growth from 2022 and beyond.
Industry Background
We estimate the global high-value metal parts market to be approximately $100 billion as of 2019, $2 billion of which is currently served by AM solutions, including us. Our estimates are based on our management’s knowledge and experience with respect to the main traditional and AM technologies that comprise the global market for high value metal parts, together with information obtained from Market and Industry Reports and publicly available information regarding these technologies. We believe this market will grow to $180 billion by 2030 and that AM technologies will account for approximately $35 billion of the total market. According to SmarTech Analysis, metal AM hardware sales are expected to grow at a 33% CAGR from 2021 to 2026. We believe that our differentiated technology will position us to serve an uncontested segment of the AM solutions market that we estimate will be valued at approximately $20 billion by 2030.
Metal AM competes directly with the traditional methods of producing complex metal parts, which generally fall under two categories: metal fabrication, and casting and molding. In metal fabrication, parts are created by cutting, bending and assembling processes.
Stamping, brazing, welding, milling and computer numerical control (“CNC”) machining are some of the most common methods of metal fabrication. CNC is a subtractive manufacturing process where a machine removes material from a solid substance to form a precise figure. CNC machines are used for various metal products, particularly highly complex parts. CNC processes often have a high degree of waste, increasing the cost per part.
Casting and molding techniques require a complex process to create a part prototype and subsequent mold. This mold is filled with molten metal. Once cooled, the part is removed and finished by removing any excess materials or supports, and surface layer finishing. In some cases, the part is heat treated to increase its density.
Significant upfront investments are required for tooling, creating molds, dies, jigs and fixtures for metal fabrication, and casting and molding. Long design and qualification lead times are required for these traditional processes. Because of this, large minimum volume requirements are required in order to achieve cost efficiencies. Changes to designs and reconfigurations can require all manufacturing processes to be redone completely. Significant time and manufacturing process investment are required to create a final production part, which must go through a lengthy qualification and validation process before being ready to be fully released to the market.

The market conundrum of legacy commodity additive manufacturing technologies for high-value metal parts
Historically, metal parts made by AM have been largely focused on prototyping and tooling, with limited final part production in the high-value metal parts segment due to limitations of commodity metal binder jetting (“BJT”) and PBF technologies.
BJT uses inkjet print nozzles to deposit a liquid bonding agent onto a powder bed of building materials. Metal parts produced by BJT require a second sintering step in a furnace to produce a usable part. Significant metal shrinkage with BJT occurs, limiting part size and features and reducing the accuracy of the finished product relative to the desired specifications of the design. BJT also results in significantly greater metal porosity than cannot be tolerated in many high-value metal part applications. As a result, BJT technology is typically unable to serve the high-value metal AM market and is instead limited primarily to lower-value AM applications, as well as prototyping.
Our systems use PBF, in which lasers create thermal energy to selectively fuse precise areas in a bed of metal powder. PBF technology has been in existence for more than 20 years and accounted for approximately 80% of the metal AM market in 2020, according to SmarTech. The application of PBF technology is expected to grow at a 32% CAGR from 2021 to 2026. We believe our customers prefer PBF because of material availability and the relative ease of innovation using AM technology. However, competitors’ PBF processes require support structures (i.e., additional printed material) to anchor parts and prevent deformation during the production process due to the thermal gradients caused by the deposition of layers of molten metal powder on solidified metal. The large thermal gradients generate thermal stresses and warping if support structures are not used. After printing, these support structures must be removed through a traditional subtractive metal fabrication method. If these support structures cannot be accessed and removed due to the structure of the part, such parts are not useable. Alternatively, parts may be redesigned to avoid these support structures, which can increase costs and result in degradation in performance.
We have overcome this limitation of legacy AM technologies by dramatically reducing the need for supports in its Sapphire systems, allowing its customers a wide breadth of design freedom. Our focus is currently on solutions for businesses in the space, aviation, defense, energy and industrial markets, which have enormous catalogues of specialized parts and together account for 87% of the high-value metal parts market, according to SmarTech.
SmarTech expects meaningful, 32% growth in demand from 2021 to 2026 for the aerospace and energy end markets in particular. Additionally, legacy AM solutions are challenged to produce the high-value parts in these industries that control the flow of high-temperature or high-pressure fluids and gases. These parts often contain complex internal structures, chambers and intricate fluid channels. Examples of some of these parts include, but are not limited to, rocket engines, turbo machinery, fluid impellers and pumps, heat exchangers and gas turbine combustors and fuel delivery systems. Production of these parts using traditional manufacturing techniques generally involves long lead times relative to AM solutions due to the long production runs required to achieve economies of scale in processes, such as investment casting or forging. For complex metal part assemblies, costs will generally be higher than AM solutions due to the requirement to manufacture precision interfaces between component parts and assembly costs, both of which are completely avoided with AM solutions.
Benefits to manufacturers from additive manufacturing
Direct product manufacturing using AM delivers numerous benefits to businesses as a result of supply chain efficiencies, end-to-end sourcing control of critical manufacturing inputs and the acceleration of design cycle from concept to production.
We believe our technology can deliver the following benefits to customers in the high-value metal parts market to a degree that is beyond the reach of other AM solutions:
a.Cost-efficient design freedom. AM capabilities offered by us allow engineers to design high-value metal parts with a performance and functionality-first mindset. Previously, engineering designs had been constrained by the limited manufacturing capability of legacy AM solutions. Additionally, for parts that can be manufactured with traditional metal manufacturing technologies, complexity of part design would result in higher production costs to a degree that does not apply to AM.

b.Inventory reduction. The ability to make metal parts on demand reduces the need to store additional inventory in different locations in the supply chain, potentially reducing businesses’ working capital requirements and inventory turns, and increasing potential cash flow. Our technology may provide a shortcut for businesses to qualify, validate and implement parts that were traditionally a challenge sourcing without long lead times. This is referred to as “digital inventory.”
c.Part consolidation. By consolidating hundreds or even thousands of metal parts into a single complex printed assembly, businesses can realize savings on required labor input and save time by reducing the steps required for final part production. This can result in the reduction or elimination of post-processing, further reducing costs.
d.Sustainability considerations. Significant waste material reduction is achievable with AM compared to subtractive manufacturing methods. This also reduces transportation requirements of raw materials. AM has the potential to allow higher performance designs, while simultaneously reducing part weight and increasing the energy efficiency in the designs of the systems that parts go into, the combination of which can create tremendous value to our customers in the space, aviation, defense, energy and industrial markets.
Strategy for Growth
The key elements for our growth strategy include the following:
Focus on uncontested segments of the market
We focus our sales efforts on customers with a need for parts which our proprietary PBF technology can produce but which cannot be produced by competitors’ AM technology. These include high-performance metal parts with complex internal geometries, including critical components within jet engines, fuel delivery systems and heat exchangers. These parts are fundamentally out of reach for other AM suppliers serving the high-value metal parts segment because their production process requires internal supports for complex internal geometries, which cannot be removed. Likewise, the processes required by traditional metal manufacturing processes (for example, welding of multiple parts into the desired assembly) often result in parts with lower performance, higher cost and/or longer lead times than the parts which our solution can produce. We generally do not compete in the segment of the AM market composed of applications which can be served by the multiple existing competitors in metal AM. Our primary focus is on those applications where demand for our solution is expected to be the strongest, thus supporting our long-term margins.
Increase penetration with customers as part of a “land and expand” strategy
We adopt a two-step approach to customer relationships, whereby we first aim to validate our technology with customers before working to more fully integrate our technology into customers’ designs and/or production processes. Upon building a strong customer relationship, our sales personnel and engineers collaborate with their customer counterparts to identify how our technology can add the greatest value to the customer’s ultimate product. We have found that this helps customers to best understand the potential for the wide breadth of design freedom that our products can deliver, which often leads to customers fully integrating our technology into their processes and making multiple follow-on purchases. This results in economies of scale, as fewer sales and engineering personnel are able to serve a larger number of machines that are concentrated with a smaller number of customers. In addition, by integrating our technology into customer designs, we effectively expand the uncontested market which we believe we are optimally suited to serve.
Accelerate global acquisition of new customers
We plan to increase the number of customer relationships we have globally in the coming years both organically and through distribution partnerships. In recent years, we have demonstrated that our technology can bring tremendous value across a number of use cases in the space, aviation and defense, energy and industrial segments. We plan to leverage the success from these deployments into sales to a number of new customers by ramping our sales force in the coming years to allow for the continued execution of our “land and expand” strategy. Since 2019, we have also established relationships with distribution partners in the Asia-Pacific region (Taiyo Nippon Sanso,

Avaco and DKSH), Europe (CRP) and in the U.S. (GoEngineer) and sales agents in the Middle East and Africa to provide greater leverage to our sales team and enable expansion into new markets. We will continuously evaluate other potential distribution partnerships to further increase our footprint. Going forward, we may consider acquisitions of other AM solution providers to acquire new customer relationships.
Adopt multiple revenue models to fit customer preferences
We plan to adopt sales models that align with our customers’ financial preferences to increase total units sold and optimize our margin profile. Our target customers include several OEMs with vertically integrated operations, as well as a larger number of contract manufacturers who are part of diverse supply chains. Our 3D printer sale transactions include a higher up-front price for our system and a lower annual service fee, and are typically preferred by the vertically integrated OEMs, who often seek to minimize total cash outlays. We also have recurring payment transactions, including a sale and utilization fee model, where customers pay an up-front amount that is less than the full purchase price to purchase the system. This purchase price is supplemented by an hourly usage fee for each hour of system utilization over the life of the system. We intend to more fully transition our recurring payment transactions to this sale and utilization fee model in 2022 and future years. The sale and utilization fee model is typically preferred by contract manufacturers, because the payment structure is better matched to their revenue stream. We believe these customers offer significant opportunities in particular, as SmarTech expects that demand for high-value metal parts from contract manufacturers will grow by 32% from 2021 to 2026. We expect that there will be a significant customer preference for the sale and utilization fee model, which will result initially in lower margins as we deploy units to customers at a lower up-front cost but higher margins as we increasingly benefit from utilization fees from installed equipment. Our current estimate is that the sale and utilization fee model will deliver substantially higher life of system profits as compared to our 3D printer sale transactions.
Rapidly scale to meet customer demand
We plan to scale our business quickly to meet the significant increase in demand that we have seen from our customers by increasing the number of sales representatives and engineers to serve those customers, as well as our production capacity. Our manufacturing operations are limited to the final assembly and test of the system. Components and sub-assemblies are sourced from suppliers. As a result, we have the ability to scale our manufacturing operations with relatively limited capital investment because we only require additional assembly and warehouse space to increase our manufacturing capacity. Further, because our business model is capital efficient, we are able to adapt to shifts in customer demand and calibrate our growth plans to ensure that we maintain the appropriate production capacity at all times.
Extend competitive advantage with new products and continued R&D
We plan to accelerate our R&D efforts in the future to further extend our technological advantage relative to our competitors. We have spent approximately $150 million over the past six years in R&D. The latest iteration of our product is our Sapphire XC system, which we plan to launch by the end of 2021. This product will represent a step-function improvement in part size capability and productivity relative to our existing product offerings. Compared to Sapphire, Sapphire XC will be able to produce parts that are 400% larger in volume and reduce the cost of parts produced on the system by approximately 65% to 80%. We believe this will increase considerably the range of applications where our manufacturing technology will be competitive with traditional metal manufacturing techniques, thereby substantially expanding our addressable market.
Our Competitive Strengths
Disruptive AM platform with the unique ability to produce complex designs without internal supports
In contrast to other PBF technologies, our proprietary PBF technology is capable of producing metal parts with complex internal geometries. Manufacturers of high-performance products have looked to AM to improve performance, reduce costs and shorten lead times relative to traditional metal parts manufacturers; however, other AM solutions have been historically limited because they must use internal supports to enable production of the part. Our technology delivers on the promise of AM, allowing customers a wide breadth of freedom to design products with optimal performance characteristics. In addition to greater design freedom, our technology allows customers to consolidate assemblies of multiple metal parts into a single part that delivers a stronger, lighter, better performing part at a lower cost than possible through traditional metal manufacturing techniques. Finally, our solutions enable the production of high-value, low-volume spare parts on demand, which may result in meaningful reductions to requirements for inventory. These factors create an uncontested segment in the market with customers we are ideally positioned to serve.
Existing relationships with blue chip customers across our target end markets
We have built relationships with blue chip customers across all of our target industries, including space (e.g., SpaceX, Lockheed Martin), aviation and defense (e.g., Raytheon, Honeywell), energy (e.g., Siemens, Mitsubishi) and other industrial applications (e.g., Honda, Lam Research). Except for SpaceX, these are our indirect customers who specify our 3D printers for the manufacture of components by contract manufacturers that use our 3D printers and, while these customers provide no direct revenue to the Company, they drive part of the volume for our contract manufacturers and therefore, indirectly, our 3D printer demand. We have built these relationships by demonstrating the value that our differentiated technology can achieve and integrating our solutions into their operations, resulting in repeat sales to multiple customers within a short span of time. Our success in partnering with existing customers has also validated our differentiated technology for other potential customers. We believe that our successes with these efforts provide meaningful proof of concept and will enable our strategy of rapid customer acquisition in the coming years.
Full-stack, turnkey solution that can be easily integrated into customer operations
Our full-stack solution can be integrated into customer operations with relative ease, facilitating adoption with new customers, as well as the installation of additional systems. The turnkey nature of our products effectively enables our “land and expand” strategy. We typically dedicate one engineer for several weeks around the time of the installation to educate customers as to how to best use our systems and to identify how our technology can most effectively add value to customer processes. After this point, our customers become largely self-supported, requiring only occasional support from our sales and engineering staff. This enables us to effectively reallocate our engineers and salesforce to continue to engage with new potential customers, supporting our efforts to scale our operations rapidly.
Deep moat of intellectual property protections
We have a strong, multi-layer portfolio of intellectual property (“IP”), which reinforces our competitive advantage. According to SmarTech, as of 2019, we have the strongest IP portfolio in metal additive manufacturing (AM): “Velo3D and . . . have impressive patent portfolios. Some of the most impressive patent portfolios are held by smaller firms. Velo3D is currently the top assignee of patents for 3D printing metals,” SmarTech Analysis Announces New Report on 3D-Printed Metals Patents, Smartchechanalysis.com, July 22, 2019. As of June 30, 2021, our IP portfolio includes 48 patents that have been granted across systems, methods and compositions of matter. This portfolio enables us to prevent third-party market participants from selling our patented systems, using our patented production methods, or trading in parts that have been made using our processes. Accordingly, we expect our strong IP portfolio will enable us to protect our technological lead in the metal AM industry.
Capital efficient business model
We have an asset-light business model, which will allow us to scale our operations to meet expected customer demand. Our own manufacturing operations are primarily limited to final assembly, testing and shipment. Further, we believe our units are higher value and lower volume relative to other AM solutions providers, which reduces the burden on our supply chain as we expand. Our final assembly process does not require expensive clean rooms but instead occurs within an assembly facility. We believe that this will enable us to rapidly scale our business model to meet customer demand, without the risks associated with other manufacturing models that require heavy capital expenditures to increase production capacity.

Experienced management team
Our management team has decades of relevant experience across their respective industries, including materials engineering, technological development, operations, sales, business development and corporate finance. Our management team is led by our Chief Executive Officer, Benny Buller, who had a highly successful career as an engineer in the Israeli intelligence community before taking leadership positions in cutting-edge American technology firms, including First Solar and Applied Materials. Our Chief Financial Officer, Bill McCombe, has extensive experience as a senior financial officer in public and private technology hardware companies and as a senior investment banker overseeing strategic transactions. Further, we have recently added experienced independent board members to support our management team, including Stefan Krause, who was previously the CFO at BMW.
Near Term Commercial Goals
Our results of operations are driven by a number of factors and also subject to certain risks and challenges. In pursuing our strategy, we have established the following commercial goals, which we expect, if successful, will drive our 2021 and 2022 revenues:
a.We intend to grow our new customers based on shipments from five in 2020 to 15 in 2021 and 24 in 2022, resulting in 23 and 47 total customers based on shipments in 2021 and 2022, respectively;
a.We intend to increase the number of our shipments to our existing customers from four in 2020 to seven in 2021 and between 24 and 38 in 2022, resulting in 24 and between 48 and 62 total shipments to existing and new customers in 2021 and 2022, respectively;
a.We intend to grow the number of 3D Printers operating at our customers at the end of each respective year from 23 in 2020 to 47 in 2021 and between 95 and 109 in 2022; and
a.We intend to increase the size of our commercial team, including our sales, technical sales and marketing personnel, to 39 by the end of 2021.
Our near term commercial goals are forward-looking statements that are subject to considerable risks and uncertainties, many of which are not within our control. Our ability to achieve these goals is highly dependent on a number of variables, including our ability to acquire new customers and maintain our existing customers, the continued adoption of our products, products in development and services, and our ability to hire, retain and train new employees. Our inability to achieve one or more of these goals may adversely affect our results of operations. See the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our Product Platforms
Since our founding in 2014, we have focused development on our primary solution, marketed as Sapphire. Sapphire is a full stack solution and comes with the Flow design software and Assure quality control software. By the end of 2021, we plan to launch our new Sapphire XC product, which will enable production of larger parts at a lower cost.
Our software is fully integrated into the design, production and quality control platform with our Sapphire and Sapphire XC systems. All our data flows are fully encrypted to ensure protection of our customers’ sensitive information.

We maintain control of our software systems for products sold under both our 3D printer sale transactions and recurring payment transactions.
Flow
Flow software powers the whole family of Sapphire AM printers. Our systems rely on the same manufacturing process for all of our printer solutions. Flow is a highly advanced and proprietary software platform, which scans part designs for unique geometrical features. It uses advanced computational algorithms to prescribe specific manufacturing “recipes” and processes specific to the Sapphire production systems to ensure that the part is produced with the required specifications.
Sapphire and Sapphire XC
The Sapphire printer system is our first generation production machine. As of June 30, 2021, 33 machines have been shipped and are currently in the field. Sapphire uses PBF technology and supports a build module of 315 millimeter diameter by 400 millimeter tall, and volume of up to 31 liters.
Sapphire XC is our newest generation of printer and is expected to start shipping by the end of 2021. XC stands for “extra capacity” and has a larger build module of 600 millimeter diameter by 550 millimeter tall, and volume of up to 155 liters. Sapphire XC is based on the same fundamental design of our original Sapphire printers. The Sapphire XC printer system is designed with the intent that all recipes and parts designed for the original Sapphire printers are fully compatible with the Sapphire XC printer systems, as the new system is designed to carry over processes and metrologies. Sapphire XC will offer up to five times faster production rate and is anticipated to reduce part production costs by 65% to 80%.
Our machines have the ability to make parts with thousands of composite structures, including titanium, nickel-alloys, nickel super alloys, steel and steel alloys. Any metal that is cold-weldable is able to be used as a base layer in our machines. We currently have recipes for nine alloys and add recipes for additional metal alloys based on customer demand.
Assure
Assure is an advanced quality control system software platform that includes closed loop process metrologies to ensure repeatable, consistent part quality. The platform works with complex sensors, which allow prompt control modulation of the Sapphire laser systems to calibrate production outcomes within tolerances.

Customers
Our customers range from small- and medium-sized enterprises to Fortune 500 companies in the space, aviation, defense, energy and industrial markets. As of June 30, 2021, December 31, 2020 and December 31, 2019, we had sixteen, eight and three customers, respectively, and SpaceX, our largest customer, accounted for 16.3%, 40.8% and 74.9% of our revenue for the six months ended June 30, 2021 and the fiscal years ended December 31, 2020 and 2019, respectively. Including part sales and other services to customers, we had 66 customers as of June 30, 2021. Our customers include both OEMs, as well as contract manufacturers who provide service and parts on behalf of OEMs. Our 3D printer sales occur under purchase orders that are governed by our terms and conditions of sale. The Company’s terms and conditions with SpaceX are consistent with all other customers and permit the customers to terminate the Company’s services at any time (subject to notice and certain other provisions).
We only sell to production customers. Our machines are not resalable and software licenses are not transferable.
Research and Development
The high-value metal parts and AM segments are undergoing technological advancements across hardware, software and materials. We continue to dedicate meaningful resources into our ongoing R&D programs to extend our technological leadership. Specifically, our R&D team is focused on continuing advances in technology that include, but are not limited to:
•development of the Sapphire XC system;
•improvement of reliability and productivity of the Sapphire and Sapphire 1MZ systems;
•expansion of functionality of Flow software;
•additional quality control features in Assure; and
•addition of recipes for new metal alloys.
We invest a significant amount of our resources in R&D because we believe that superior technology is a key to maintaining a leading market position. In the years ended December 31, 2020 and 2019, our net R&D expenses were approximately $14.2 million and $14.6 million, respectively.
Sales and Marketing
We sell our AM solutions directly, as well as through a network of multiple distribution partners. Together, these relationships span much of the world, including the United States, the EU, Japan, Korea and Southeast Asia. We engage in a “land and expand” strategy, whereby we seek to make an initial sale to customers for technology validation before increasing penetration through sales of additional units.
Our marketing strategy is oriented around building deep and lasting relationships with leading global manufacturers. We seek to compete by maximizing the value we create for our customers. To that end, our engineers engage with customers to identify the specific parts and processes where our solutions can add the most immediate value. At the time of the installation, our engineers will typically engage with customers for several weeks to educate them on the system, after which point customers are typically able to operate the system without our direct engagement.
Our sales team remains engaged with customers after initial validation of our technology with a goal of integrating our technology into other customer processes. Thus far, this strategy has proven successful, as five of the eight customers we had at year end 2020 or 63% have made purchases of multiple systems. As of August 15, 2021, our sales team consisted of 15 employees.
In recent years, we have successfully demonstrated the utility of our technology across multiple target markets, including the highest performance application in the space, aviation and defense, energy and industrial end markets.

We believe these successful deployments have seeded the market and will enable increased acquisition of new customers in those segments.
We believe the potential applications of our technology will meaningfully increase due to the increased capabilities of our Sapphire XC product. Sapphire XC is able to make larger parts, as well as lower cost parts. As of June 30, 2021, our aggregate backlog of $80.7 million, comprised of $25.5 million bookings and $55.2 million reservations for Sapphire XC systems. As we roll out the new platform, we believe that the increased capability will spur demand from new customers that are able to apply our technology to new use cases.
We rely on our own sales team, as well as multiple distribution partners, including Taiyo Nippon Sanso (Japan), Avaco (South Korea), DKSH (Asia-Pacific), CRP (EU, Middle East and Africa) and GoEngineer (North America). These relationships have helped to extend our reach into overseas markets and essentially function as extensions of our sales team. We have entered into partnership agreements with each of our distribution partners, which grant the distribution partner the right to market our products in a specified territory on either an exclusive or nonexclusive basis, depending on the distribution partner; however, all sales contracts for our products are entered into between us and our customers. Certain of these distribution partners also provide maintenance services to customers in their specified territories. Going forward, we plan to expand our direct sales force and will consider establishing additional distribution partnerships as we continue to implement our strategy with new customers.
We are currently planning to build sales offices in the EU, that will include teams of sales, application engineering and field service engineering personnel, similar to the U.S. office.
Manufacturing and Suppliers
We design, assemble, test and ship all of our products and rely on outside manufacturers for component manufacturing. Production of our systems requires approximately 15 weeks. We employ several third-party contract manufacturers to supply our core hardware products. Following receipt of these components, we employ a series of process tests in advance of a factory acceptance test. We have internal teams focused on technology development, engineering and manufacturing. The teams coordinate the design, construction, assembly and shipment of our products.
We currently rely on numerous external suppliers, which we believe have ample capacity to increase supply of our critical components. For the majority of these suppliers, we believe we can readily source components from competing suppliers on short notice. As our business grows, we may consider a strategy of sourcing components from multiple suppliers to ensure surety of supply.
We manage our inventory based on sales and production forecasts and anticipated lead times for sourcing components and assembly.
Intellectual Property
Our leadership in the high-value metal parts AM segment depends largely on our differentiated technology, which we seek to protect through a multi-layered IP approach. Our IP protection enables us to prevent organizations and individuals from selling or using our patented systems, practicing our patented methods, or trading in parts covered by our composition of matter patents or that have been produced using our patented processes.
We attempt to protect our IP rights, both in the United States and abroad, through a combination of patents, trademarks, copyrights and trade secrets, as well as nondisclosure and invention assignment agreements with our consultants and employees and nondisclosure agreements with our vendors and business partners.
We pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding IP.
Our patent profile is a broad portfolio across our systems, methods of production and composition of metal. Metal parts produced using our system technology have a signature that is readily recognizable and traceable. According to SmarTech, as of 2019, we have the strongest IP portfolio in metal AM: “Velo3D and . . . have impressive patent portfolios. Some of the most impressive patent portfolios are held by smaller firms. Velo3D is currently the top assignee of patents for 3D printing metals,” SmarTech Analysis Announces New Report on 3D-Printed Metals Patents, Smartchechanalysis.com, July 22, 2019.
As of June 30, 2021, we own 40 issued United States patents, eight issued foreign patents and have 35 public pending patent applications (of which one is allowed). Our currently issued patents will expire at different times in the future, with the earliest expiring in 2035 and the latest expiring in 2039. Our currently pending applications will generally remain in effect for 20 years from the date of filing of the initial applications. In addition, we have four issued United States trademarks and no pending United States trademark applications.
Human Capital Resources
We have a strong team of employees who contribute to our success. As of July 31, 2021, we had 144 full-time employees, the majority of them based at our headquarters. We rely on consultants and outside contractors in roles and responsibilities that include engineering, operations and finance.
To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or are represented by a labor union.
Our board of directors oversees matters relating to managing our human capital resources. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We believe we offer competitive compensation and benefits packages, the principal purposes of which are to attract, retain and motivate our employees.
Competition
We compete with other suppliers of 3D printers, materials and software, as well as with suppliers of traditional metal manufacturing solutions. We compete with these suppliers for customers, as well as channel partners for certain of our products. We also compete with businesses and service bureaus that use such equipment to produce models, prototypes, molds and end-use parts. Development of new technologies or techniques not encompassed by the patents that we own may result in additional future competition.
Our competitors operate both globally and regionally, and many of them have well-recognized brands and product lines. Additionally, certain of our competitors are well established and may have greater financial resources than us.
We believe principal competitive factors include technology capabilities, materials, process and application know-how, total cost of operation of solution, product reliability and the ability to provide a full range of products and services to meet customer needs. We believe that our future success depends on our ability to provide high-quality solutions, introduce new products and services to meet evolving customer needs and market opportunities, and extend our technologies to new applications. Accordingly, our ongoing R&D programs are intended to enable us to continue technology advancement and develop innovative new solutions for the marketplace.
Facilities
Our corporate headquarters is located in Campbell, CA. We conduct final assembly and test of our machines in an approximately 9,100-square-foot facility that is located near our headquarters in Campbell, CA under a lease that expires in January 2023. We believe that our current facilities are adequate for our current needs. In addition, in August 2021, we began building improvements on our approximately 80,000-square-foot production facility, which is expected to commence production of our Sapphire XC systems in late 2021. The lease has a term of 65 months and is expected to commence on November 7, 2021. Construction and tooling to be completed by the lessor to outfit the building is expected to be completed in late 2021. We also have begun moving equipment into a new 5,000-square foot research and development lab in Campbell, CA with a 36-month lease that commenced in July 2021. We believe we will be able to obtain additional space on commercially reasonable terms if needed.

Government Regulations
We are subject to various laws, regulations and permitting requirements of U.S. federal, state and local and foreign authorities. These include:
•regulations promulgated by environmental and health agencies, as described below under “- Environmental Matters”;
•the U.S. Occupational Safety and Health Administration;
•the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the anti-corruption laws of other countries;
•laws pertaining to the hiring, treatment, safety and discharge of employees; and
•import and trade restrictions and export control regulations, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.
We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions; the generation, storage, use, management and disposal of hazardous and other waste; the import, export and registration of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our facility, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or other requirements. Certain of these compliance requirements are imposed by our customers, who at times require us to be registered with U.S. health or safety regulatory agencies, whether on the federal or state level.
Under environmental laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations.
In the European marketplace, among others, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment of the EU, which aims to prevent waste by encouraging reuse and recycling, and the EU Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of various hazardous substances in electrical and electronic products. Our products and certain components of such products “put on the market” in the EU (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives governing chemicals, including the U.S. Toxic Substances Control Act, Registration, Evaluation, Authorisation and Restriction of Chemicals (“REACH”), the Restriction of Hazardous Substances Directive (“RoHS”) and Classification, Labelling and Packaging Regulation (“CLP”) in the EU. These and similar laws and regulations require, among others, the registration, evaluation, authorization and labeling of certain chemicals that we use and ship.
Legal Proceedings
From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

MANAGEMENT
Executive Officers and Directors
The following table lists the names, ages as of December 31, 2020, and positions of the individuals who serve as directors and executive officers of our company:

Name	Age	Position
Executive Officers:
Benyamin Buller	51	Founder, Chief Executive Officer and Director
William McCombe	63	Chief Financial Officer and Director
Renette Youssef	45	Chief Marketing Officer
Directors:
Carl Bass	63	Chairman and Director
Ricardo Angel	50	Director
Jory Bell	52	Director
David Cowan	55	Director
Michael Idelchik	68	Director
Stefan Krause	58	Director
Ellen Smith	62	Director
Sven Strohband	47	Director
Gabrielle Toledano	53	Director
Matthew Walters	34	Director
Executive Officers
Benny Buller has served as our Chief Executive Officer and as member of the Board since September 2021. Mr. Buller is Velo3D’s founder and, prior to the Business Combination, served as Velo3D’s Chief Executive Officer and a member of Velo3D’s board of directors from June 2014 until September 2021. From April 2012 to June 2014, Mr. Buller was an investor at Khosla Ventures, a venture capital firm. Earlier in his career, Mr. Buller worked at Applied Materials, a semiconductor company, Solyndra, Inc., an energy company, and First Solar, a solar company, where he founded the device physics team. Mr. Buller holds a B.Sc. in Physics and a M.Sc. in Applied Physics from Jerusalem University. He also holds an M.Sc. in Science from the Technion, Israel Institute of Technology. We believe Mr. Buller is qualified to serve on the Board because of the historical knowledge, technical and operational expertise and continuity that he brings to the Board as our Chief Executive Officer.
William McCombe has served as our Chief Financial Officer and as a member of the Board since September 2021. Prior to the Business Combination, Mr. McCombe served as Velo3D’s Chief Financial Officer from August 2020 until September 2021. Mr. McCombe was previously the Chief Financial Officer at HZO, a company specializing in nanocoatings for electronics, from November 2018 to August 2020. Before that, he served as Executive Vice President and Chief Financial Officer at Maxar Technologies, a space technology company, from October 2017 to February 2018, Senior Vice President and Chief Financial Officer, Maxar Holdings from July 2016 to October 2017 and as Senior Vice President, Finance and Legal at Space Systems Loral (SSL), a division of Maxar Technologies, from 2014 until July 2016. He also previously worked as a Managing Director in investment banking at Bank of America, and before that at Morgan Stanley. Mr. McCombe has a LL.B. (Honours) in law and BComm in commerce from the University of Melbourne and an M.B.A. from Columbia University. We believe Mr. McCombe is qualified to serve on the Board because of his significant leadership and management experience as a senior finance executive of specialized technology companies and his understanding of our business.
Renette Youssef has served as our Chief Marketing Officer since September 2021. Prior to the Business Combination, Ms. Youssef served as Velo3D’s Chief Marketing Officer from October 2020 until September 2021. Before that, Ms. Youssef was a Principal at the Four Marketing, a marketing firm servicing tech start-ups, from

May 2017 to October 2020. Ms. Youssef served as Consulting Vice President of Marketing at Lingo Live, an enterprise training company, from 2018 to 2020, during which time she also served as a Board Advisor to Workit Health, a digital health company. Her experiences also include her time at Clever Inc., an ed-tech platform, where she was Vice President of Marketing from September 2015 to May 2017, and at CrowdFlower Inc., an artificial intelligence company, prior to it becoming Figure Eight, where she was Vice President of Marketing and Growth. Ms. Youssef holds a B.A. in Marketing and Communications from the University of Western Sydney.
Directors
Nonemployee Directors
Carl Bass has served as the Chairman of the Board since September 2021. Prior to the Business Combination, Mr. Bass served as Velo3D’s chairman of the board of directors from July 2018 until September 2021. He is a board member for public technology companies and has held multiple executive roles in the technology industry. Mr. Bass has served as the lead independent director of Zendesk Inc., a customer service software company, since 2016, where he is the chair of its compensation committee, and as a director at Box, Inc., a cloud software company, since May 2020. Mr. Bass also serves on the board of directors of other technology companies, including Arris Composites, Built Robotics, Bright Machines, Formlabs, nTopology and Planet Labs. Previously, Mr. Bass served as the president and chief executive officer at Autodesk, Inc., a software company, from 2006 to February 2017. Mr. Bass spent 24 years at Autodesk, where he held other executive positions, including chief technology officer and chief operating officer. Prior to Autodesk, Mr. Bass co-founded Ithaca Software and Buzzsaw.com (both acquired by Autodesk). In the last five years, Mr. Bass served on the board of directors of Autodesk and Hewlett-Packard, a provider of software and technology. He also served on the board of E2open, Inc., a software company, from July 2011 until March 2015 when it was acquired by Insight Venture Partners. Mr. Bass serves on the board of trustees of the California College of the Arts and on the advisory boards of Cornell Computing and Information Science, UC Berkeley School of Information and UC Berkeley College of Engineering. Mr. Bass has a B.A. in mathematics from Cornell University. We believe Mr. Bass is a valuable member of the Board due to his executive experience in the technology sector and public company board experience at technology companies.
Ricardo Angel has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Angel served as a member of Velo3D’s board of directors from November 2020 until September 2021. Since January 2019, Mr. Angel has served as Chief Executive Officer and Managing Partner at Piva Capital, a venture capital firm. Prior to that, Mr. Angel spent 12 years at General Electric, where he acted as Senior Vice President of GE Energy Financial Services — Venture Capital Group from 2007 to 2013 and as Managing Director of GE Ventures from 2013 to 2019. He also previously served as Principal at Chevron Technology Ventures from 2002 to 2007. Mr. Angel holds a B.S., M.S. and Ph.D. in Engineering from University of Illinois Urbana-Champaign and an M.B.A. in Strategy and Management and Finance from Northwestern University Kellogg School of Management. We believe Mr. Angel is qualified to serve on the Board because of his significant management experience and background in the venture capital industry, including investments in the energy and technology market.
Jory Bell has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Bell served as a member of Velo3D’s board of directors from October 2016 until September 2021. Mr. Bell currently serves as General Partner of Playground Global, a venture capital firm, where he joined as Vice President in 2015. Mr. Bell also serves as a member on a number of boards, including those of 1910 Genetics, Manifold Bio, Strand Therapeutics and Relativity Space. Mr. Bell has received an S.B. in each of Literature, Art & Design and Earth, Atmosphere and Planetary Sciences from Massachusetts Institute of Technology. We believe Mr. Bell’s extensive investing experience and background in advanced manufacturing and aerospace industries make him a qualified board member.
David Cowan has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Cowan served as a member of Velo3D’s board of directors from October 2016 until September 2021. Mr. Cowan is a Partner of Bessemer Venture Partners, a venture capital investment firm, which he joined in 1996. Mr. Cowan is or has been a director of a number of portfolio companies of Bessemer Venture Partners. Mr. Cowan holds an A.B. in Computer Science and Mathematics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Cowan’s qualifications to serve on the Board include his experience as a director of technology companies and his background in the venture capital industry, including investments in network technology, infrastructure SaaS, aerospace and cyber-security.
Michael Idelchik has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Idelchik served as a member of Velo3D’s board of directors from July 2021 until September 2021. Mr. Idelchick spent 38 years at General Electric (“GE”), a multinational energy conglomerate, across several business units, culminating in his role as Vice President of Advanced Technology of GE Global Research, the research and development division of GE, for which he served for over a decade until 2017. Mr. Idelchik also serves as a member on a number of boards, including those of Singapore’s National Research Foundation, Columbia Engineering and Ellis Medicine. Mr. Idelchik received his B.S. in Mechanical Engineering from Columbia University and a Master’s degree in Mechanical and Electrical Engineering from Massachusetts Institute of Technology. We believe that Mr. Idelchik’s knowledge of the global technology supply chain and industry success qualifies him to serve on the Board.
Stefan Krause has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Krause served as a member of Velo3D’s board of directors from February 2021 until September 2021. He was the founder and Chief Executive Officer and Chairman of Canoo, an electric car company, from December 2017 to May 2020. He has served on two DAX Company Management Boards from May 2002 until December 2015. He served as Chief Financial Officer of Deutsche Bank AG and had held positions of increasing seniority at BMW AG, an automotive company, that began in 1987, where he eventually served as the company’s Chief Financial Officer. Mr. Krause has served on may boards of public companies in Europe and the U.S. Mr. Krause holds an M.B.A. in Business Administration and Management from the Julius Maximilians University of Würzburg. We believe that Mr. Krause is qualified to serve on the Board because of his extensive strategic leadership experience, his significant public company experience and expertise in finance and accounting.
Ellen Smith has served as a member of our Board since September 2021. Prior to the Business Combination, Ms. Smith served as a member of Velo3D’s board of directors from July 2021 until September 2021. Ms. Smith has served as the Senior Managing Director of FTI Consulting, a global business advisory firm, since May 2013, and has more than 30 years of operational experience. Prior to joining FTI Consulting, Ms. Smith was the Chief Operations Officer and Executive Vice President at National Grid, a multinational electricity and gas utility company. Ms. Smith served on the board of Sunrun Inc. from November 2019 to June 2021 and Vivint Solar, Inc. (now a wholly owned subsidiary of Sunrun Inc.) from March 2019 to November 2019. Ms. Smith has served as a trustee of Union College since 2010. Ms. Smith holds a B.S. in Mechanical Engineering and M.S.E. in Power Systems from Union College. We believe that Ms. Smith is qualified to serve on the Board because of her extensive industry experience in energy, power and products.
Sven Strohband has served as a member of our Board since September 2021. Prior to the Business Combination, Mr. Strohband served as a member of Velo3D’s board of directors from May 2015 until September 2021. From November 2012 to May 2018, Dr. Strohband served as the Chief Technology Officer of Khosla Ventures, a venture capital firm, and he has been a managing director of Khosla Ventures since May 2018. He has worked on numerous technologies, ranging from autonomous robots, automotive LED front lighting, user interface and display technologies and RFID systems. Prior to joining Khosla Ventures, Dr. Strohband spent six years at Mohr Davidow Ventures, a venture capital firm, where he started as an associate and became the Chief Technology Officer of the firm. Previously, Dr. Strohband was a project manager for the Electronics Research Lab of Volkswagen in Silicon Valley and the lead engineer and project lead for the Stanford racing team’s autonomous car, “Stanley,” which became the foundation for the Google self-driving car project and also won the 2005 DARPA Grand Challenge. Dr. Strohband has served as a director of Berkshire Grey since March 2018. Dr. Strohband holds a B.S. in mechanical engineering from Purdue University and a Ph.D. in mechanics and computation from Stanford University. We believe that Dr. Strohband is qualified to serve on the Board because of his significant experience investing in, and serving on the boards of directors of, other specialized technology companies.
Gabrielle Toledano has served as a member of our Board since September 2021. Prior to the Business Combination, Ms. Toledano served as a member of Velo3D’s board of directors from July 2021 until September 2021. Since January 2020, Ms. Toledano has served as Chief Operating Officer at Keystone Strategy LLC, a strategy and economics consulting firm. From January 2021 to March 2021, Ms. Toledano served as Chief Talent

Officer of ServiceNow Inc., a software company. From May 2017 to October 2018, Ms. Toledano served as the Chief People Officer of Tesla Inc., a manufacturer of electric vehicles and energy storage products. From February 2006 to May 2017, Ms. Toledano served as Chief Talent Officer and Advisor at Electronic Arts Inc., a video game company. Ms. Toledano has served as a director of Better.com since April 2021 and Bose Corporation since June 2020. Prior to her current boards, Ms. Toledano served on the boards of Glu from December 2017 to April 2021 and Jive Software, Inc. from November 2015 to June 2017. Ms. Toledano holds a B.A. in Modern Thought and Literature and an M.A. in Education from Stanford University. We believe that Ms. Toledano is qualified to serve on the Board because of her strong background in technology management and her broad experience as a director of technology companies.
Matthew Walters has served as a member of our Board since September 2020. Prior to the Business Combination, Mr. Walters served as the Chief Executive Officer of JAWS Spitfire from September 2020 to September 2021. Mr. Walters is also a Managing Director at JAWS Estates Capital LLC, a public and private direct investing focused single family office, where since 2015 he has directed the private investment strategy with a particular emphasis on the consumer and technology sectors. JAWS Estates Capital LLC representative investments include Artsy, Away Luggage, Color Genomics, Delos Living, Didi, Domino’s China, Flaschenpost, Flipkart, Hyperloop, Illumio, Lyft, Oscar Health, Oyo Rooms, Parachute Home, Qualia, Sarcos Robotics, Sweetgreen, Third Love and Wish. Prior to joining JAWS Estates Capital LLC, Mr. Walters spent his entire career at L Catterton, the largest, most global consumer-focused private equity firm, where he worked on sourcing and investment strategy for both the buyout and growth-oriented funds. Mr. Walters sits on the board of Sempre Life and is a board observer at Bluestone Lane and Parachute Home. Mr. Walters also acts as Chief Executive Officer and Director of JAWS Hurricane Acquisition Corp. and JAWS Wildcat Acquisition Corp., and Chief Operating Officer of JAWS Mustang Acquisition Corp. Mr. Walters received a B.A. from the University of Virginia and an M.S. in Finance from Fairfield University. We believe Mr. Walters’ significant investment experience make him well qualified to serve as a member of the Board.
Election of Executive Officers
The Company’s executive officers are appointed by, and serve at the discretion of, the Board.
Family Relationships
There are no family relationships among any of the Company’s executive officers or directors.
Board Composition
The Company’s business and affairs will be organized under the direction of the Board. The Board currently consists of twelve members. In connection with the recent appointments of Mr. Idelchick, Ms. Smith and Ms. Toledano to Velo3D’s board, Mr. Angel, Mr. Bell and Mr. Strohband have informed us that they intend to remain on the Board through a transition period not to last longer than six months following the Closing Date, at which time these directors are expected to resign from the Board. Upon their resignation, the size of the Board will decrease to nine directors. Mr. Bass serves as Chairman of the Board. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to our management team. The Board meets on a regular basis and additionally as required.
Classified Board of Directors
In accordance with the terms of the Certificate of Incorporation the Board is divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•the Class I directors, Mr. Angel, Mr. Bell, Mr. Cowan and Mr. Strohband, terms will expire at the annual meeting of stockholders to be held in 2022;

•the Class II directors, Mr. Bass, Mr. Idelchik, Mr. Krause and Ms. Smith, terms will expire at the annual meeting of stockholders to be held in 2023; and
•the Class III directors, Mr. Buller, Mr. McCombe, Ms. Toledano and Mr. Walters, terms will expire at the annual meeting of stockholders to be held in 2024.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and the Bylaws authorize only the Board to fill vacancies on the Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of 1/3 of the directors. This classification of the Board may have the effect of delaying or preventing changes in control of the Company.
Director Independence
The Board has determined that each of the directors except for Mr. Buller and Mr. McCombe on the Board qualifies as independent director under the NYSE rules, and that each member of the audit committee qualifies as an independent director under SEC rules and regulations.
Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of capital stock by each nonemployee director and the transactions involving them as described in the section entitled “Certain Relationships and Related-Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. The Company satisfies the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
The Board has three standing committees — an audit committee, a compensation committee and a nominating and governance committee (as defined below). Copies of the charters for each committee are available on our website.
Audit Committee
Our audit committee consists of Mr. Krause, Ms. Smith and Mr. Walters, with Mr. Krause serving as the chair.
The Board has determined that each of the members of the audit committee meets the independence requirements under NYSE and SEC rules and is financially literate, and that Mr. Krause qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the Board considered Mr. Krause’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with the our audit committee.

The functions of this committee include, among other things:
•selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;
•considering the adequacy of our internal controls;
•reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation Committee
Our compensation committee consists of Ms. Toledano, Mr. Angel, and Mr. Bass, with Ms. Toledano serving as the chair. The Board has determined that each of the members of the Company’s compensation committee meets the independence requirements under NYSE and SEC rules. Each member of this committee will also be a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act.
The functions of the compensation committee include:
•reviewing and approving, or recommending that the Board approve, the compensation, including the terms of any compensatory agreements, of our Chief Executive Officer and our other executive officers;
•reviewing and recommending to the Board the compensation of its directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans;
•establishing our overall compensation philosophy; and
•such other functions as are required to comply with NYSE listing rules
The composition and function of the compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating and Governance Committee
Our nominating and governance committee (“nominating and governance committee”) consists of Mr. Bell, Mr. Cowan, Mr. Idelchik and Mr. Walters, with Mr. Bell serving as the chair. The Board has determined that each of the members of our nominating and governance committee meet the independence requirements under NYSE and SEC rules.

The functions of the nominating and governance committee include:
•identifying and recommending candidates for membership on the Board;
•recommending directors to serve on board committees;
•oversight of our environmental, social and governance initiatives;
•reviewing and recommending to the Board any changes to our corporate governance principles;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•overseeing the process of evaluating the performance of the Board; and
•advising the Board on corporate governance matters.
The composition and function of the nominating and governance committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation Committee Interlocks and Insider Participation
None of the intended members of our compensation committee is currently, or has been at any time, one of the our officers or employees. Mr. Buller and Mr. McCombe each serve as an executive officer but have not and do not serve on the compensation committee. No other executive officer has served as a member of our or Velo3D’s board of directors, or as a member of the compensation or similar committee of any entity that has one or more executive officers who served on the Board or compensation committee during 2020.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this prospectus. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by applicable rules.

Non-Employee Director Compensation Prior to the Business Combination
The following table sets forth information concerning the compensation paid to certain of our nonemployee directors for the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All other compensation ($)	Total ($)
Carl Bass(2)	—	—	$26,604	—	$26,604
Ricardo Angel	—	—	—	—	—
Jory Bell	—	—	—	—	—
David Cowan	—	—	—	—	—
Michael Idelchik.	—	—	—	—	—
Stefan Krause	—	—	—	—	—
Ellen Smith.	—	—	—	—	—
Sven Strohband	—	—	—	—	—
Gabrielle Toledano	—	—	—	—	—
Matthew Walters	—	—	—	—	—
__________________
(1)Amounts reflect the full grant date fair value of awards of stock or options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.
(2)As of December 31, 2020, Mr. Bass held 205,000 stock options that vest as to 1/48th monthly commencing on the vesting commencement date of May 29, 2018 and 326,000 stock options that vest as to 1/48th monthly commencing on the vesting commencement date of June 11, 2020. None of our other nonemployee directors held stock options as of December 31, 2020.
Prior to the Business Combination, Velo3D did not have a formal policy to provide any cash or equity compensation to its nonemployee directors for their service on the board of directors or committees thereof. In connection with the Business Combination, our Board has approved annual nonemployee director compensation, which is described below..
Non-Employee Director Compensation Following the Business Combination
The Board has adopted a non-employee director compensation policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Our non-employee directors receive an annual cash retainer of $50,000, payable monthly, and an annual grant of restricted stock units (“RSUs”) with an aggregate grant-date value of $200,000 (the “Grant Date Value”). A non-employee director’s annual RSU award is granted on the date of each annual meeting of our stockholders (commencing with our 2022 annual meeting of stockholders) and vest in equal quarterly installments, provided such director continues to serve as a director through each vesting date. In addition, new non-employee directors receive an initial RSU award upon joining the Board, with a Grant Date Value that is prorated for the period from the grant date to the next annual meeting of stockholders, which vest on the first anniversary of the grant date, provided such director continues to serve as a director through the vesting date.
Each of Mr. Idelchik, Ms. Smith, Ms. Toldeno and Mr. Walters were deemed to be a new non-employee director as of the Closing. Mr. Idelchik, Ms. Smith and Ms. Toldeno will each receive an initial RSU award having a Grant Date Value of $166,666, and Mr. Walters will receive an initial RSU award having a Grant Date Value of $133,333, which awards are expected to be granted following the Closing upon our filing of a Form S-8 registration statement registering shares of common stock reserved for issuance under the Equity Incentive Plan, provided such director continues to serve as a director on the grant date.
The Chairman of our Board receives an additional annual cash retainer of $60,000. Members of our audit committee receive an additional annual cash retainer of $10,000, and the chairperson of our audit committee receives an additional cash retainer of $10,500 (in lieu of the annual retainer for membership on the audit committee). Members of our compensation committee receive an additional annual cash retainer of $6,000, and the chairperson of our compensation committee receives an additional cash retainer of $9,000 (in lieu of the annual retainer for membership on the compensation committee). Members of our nominating and governance committee (including the chairperson of the nominating and governance committee) receive an additional annual cash retainer of $5,000.
Executive Compensation Prior to the Business Combination
Unless the context otherwise requires, this section presents the executive compensation of Velo3D prior to the consummation of the Business Combination, including presenting equity awards on a pre-Business Combination basis.
The following tables and accompanying narrative set forth information about the 2020 compensation provided to Velo3D’s principal executive officer and the two most highly compensated executive officers (other than Velo3D’s principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were Benny Buller, Velo3D’s Chief Executive Officer, William McCombe, Velo3D’s Chief Financial Officer, and Renette Youssef, Velo3D’s Chief Marketing Officer, and we refer to them in this section as our “named executive officers.”
2020 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020.

Name and Principal Position	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Benny Buller Chief Executive Officer	$275,000	—		$481,156	$100,000	$8,550	$864,706
William McCombe(4) Chief Financial Officer	$104,600	$20,000	(5)	$228,743	—	$3,320	$356,663
Renette Youssef(6) Chief Marketing Officer	$56,900	—		$114,339	—	$1,450	$172,689
__________________
(1)Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to Velo3D’s financial statements included in this prospectus. Such grant date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.
(2)The amounts reported in the column represent incentive cash bonuses earned pursuant to our Key Employee Incentive Plan in 2020. For additional information, see the section titled “— Non-Equity Incentive Plan Compensation.”
(3)The amounts reported in this column represent our matching contributions made on behalf of our named executive officers under our 401(k) plan and cell phone allowances.
(4)Mr. McCombe commenced employment with us in August 2020 and his base salary is pro-rated as of that date. His annual base salary is $300,000.
(5)The amount reported represents a relocation allowance granted in connection with Mr. McCombe’s employment.
(6)Ms. Youssef commenced employment with us in October 2020 and her base salary is pro-rated as of that date. Her annual base salary is $250,000.
Emerging Growth Company Status
As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Equity Compensation
Velo3D previously granted, and we will from time to time grant, equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options that were granted under our 2014 Plan, as set forth in the table below titled “2020 Outstanding Equity Awards at Fiscal Year-End.” The outstanding options generally vest over a three- or four-year period, with 25% of each award vesting on the first anniversary of the grant date and the remaining 75% vesting either 1/36 or 1/48 each month thereafter.
Non-Equity Incentive Plan Compensation
The Board believes that a meaningful portion of the target total cash compensation for our employees, including our executive officers, should be in the form of an annual cash incentive opportunity under our non-equity incentive plan, which is intended to motivate our employees to achieve the annual financial and operational performance objectives set by the Board that are consistent with and support our annual operating plan. Participants in Velo3D’s 2020 non-equity incentive plan (the “2020 Key Employee Incentive Plan”) were eligible to receive a bonus payment based upon the attainment of one or more corporate performance goals that were selected and approved by the board of directors of Velo3D and which related to financial and operational metrics that were important to us. The corporate performance component of the 2020 Key Employee Incentive Plan was to be funded based on our actual results for the year as evaluated against these performance goals.
In December 2019, the Velo3D board of directors approved corporate performance goals in each of the following categories for purposes of the 2020 Key Employee Incentive Plan:
(i)Certain bookings metrics (weighted 70%);
(ii)Number of printers shipped (weighted 30%); and
(iii)Average printer build cost (weighted 10%);
Each corporate performance goal was evaluated and selected according to the Velo3D board of directors’ assessment of its relative importance to the execution of our annual business plan. The threshold payment was 50% of the bonus opportunity, the target was 100% of bonus opportunity and the maximum was 150% of bonus opportunity. Achievement between two metrics was calculated by linear interpolation using the value achieved for such category.
Potential Payments upon Termination or Change of Control
Two of our named executive officers’ offer letters and equity award agreements provide for the payments and benefits described below upon certain terminations of employment.
William McCombe
Mr. McCombe’s offer letter, dated July 13, 2020, as amended on October 26, 2020, provides that if Mr. McCombe’s employment with us is terminated by us without “cause” (as defined in the offer letter) and Mr. McCombe executes a general release of claims in the form prescribed by us, Mr. McCombe will be eligible to receive nine months of Mr. McCombe’s then-current base salary, payable in equal installments on our regular payroll dates.
Additionally, if Mr. McCombe’s employment with us is terminated by us without “cause” (as defined in the 2014 Plan) or Mr. McCombe resigns for “good reason” (as defined in his offer letter) within 12 months after an “acquisition” (as defined in the 2014 Plan), 100% of the total unvested shares subject to Mr. McCombe’s option award will vest immediately following such termination or resignation, provided that Mr. McCombe executes a general release of claims in the form prescribed by us. Such vesting acceleration terms are also set forth in Mr. McCombe’s Stock Option Agreement, dated September 24, 2020.
Mr. McCombe’s offer letter also provided for (i) a base salary increase to $350,000 and (ii) a milestone bonus between $175,000 and $350,000 (items (i) and (ii) together, the “Milestone Benefits”) , which Mr. McCombe received at Closing in connection with the Business Combination.

Renette Youssef
For Ms. Youssef’s options, if Ms. Youssef’s continuous service with us is terminated by us without “cause” (as defined in the 2014 Plan) or Ms. Youssef resigns for “good reason” (as defined in the board approval) upon or within 12 months after an “acquisition” (as defined in the 2014 Plan), 100% of the total unvested shares subject to the option award will vest immediately following such termination or resignation, provided that Ms. Youssef executes a general release of claims in the form prescribed by us.
2020 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020:

	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date
Name		Exercisable (#)(1)	Unexercisable (#)(1)
Benny Buller	05/13/2019(2)	416,666	83,334	0.80	05/16/2027
	06/11/2020(3)	—	5,872,300	0.15	06/10/2030
William McCombe	09/24/2020(4)	—	2,804,936	0.15	09/23/2030
Renette Youssef	12/15/2020(5)	—	1,402,000	0.15	12/14/2030
__________________
(1)All of the outstanding equity awards were granted under the 2014 Plan, unless otherwise indicated.
(2)The stock option vests at a rate of 1/36th of the shares of Velo3D’s common stock underlying the stock option each month following the June 10, 2018 vesting commencement date.
(3)The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on June 11, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter.
(4)The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on August 20, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter. The stock options are subject to vesting acceleration in the event of a termination in connection with a change of control.
(5)The stock option vests at a rate of 25% of the shares of Velo3D’s common stock underlying the stock option on October 5, 2021 and 1/48th of the shares of Velo3D’s common stock underlying the stock option monthly thereafter.
Executive Compensation Following the Business Combination
We have begun developing an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success. The executive compensation program may include an executive compensation plan for which we would seek stockholder approval. Decisions regarding the executive compensation program have and will continue to be made by the Board’s compensation committee.
2021 Equity Incentive Plan
The Equity Incentive Plan was adopted by the JAWS Spitfire board of directors prior to the Closing, subject to shareholder approval, was approved by JAWS Spitfire shareholders prior to the Closing, and became effective as of the day immediately prior to the Closing Date. The Equity Incentive Plan authorizes the award of stock options, restricted stock units (“RSUs”), restricted stock awards, stock bonus awards, stock appreciation rights (“SARs”), performance awards, and cash awards. We have initially reserved 42,766,043 shares of common stock, which include (i) shares reserved for issuance for the Rollover Options (as defined in the Business Combination Agreement), (ii) shares reserved for issuance for the Unvested Earn-out RSUs (as defined in the Business Combination Agreement), and (iii) shares reserved for issuance of awards granted under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each year from 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of all classes of our common stock as of the immediately preceding December 31, or a number as may be determined by our board of directors. In addition, the following shares of our common stock will be available for grant and issuance under our Equity Incentive Plan:
•shares subject to issuance upon exercise of an option or SAR granted under the Equity Incentive Plan but which cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;
•shares subject to outstanding awards under the Equity Incentive Plan that are forfeited or repurchased by us at the original issue price;
•shares subject to awards under the Equity Incentive Plan that otherwise terminate without such shares being issued; and
•shares subject to awards under the Equity Incentive Plan that are surrendered pursuant to an exchange program.
The following is a description of the material terms of the Equity Incentive Plan. The summary below does not contain a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part.
Administration. The Equity Incentive Plan is administered by our compensation committee or by our Board acting in place of our compensation committee. Subject to the terms and conditions of the Equity Incentive Plan, the compensation committee has the authority to, among other things, select the persons to whom awards may be granted, determine the terms of such awards, construe and interpret our Equity Incentive Plan, and prescribe, amend, and rescind the rules and regulations relating to the Equity Incentive Plan or any award granted thereunder. The Equity Incentive Plan provides that our board of directors or compensation committee may delegate its authority, including the authority to grant awards to one or more officers to the extent permitted by applicable law, provided that the terms of awards granted to non-employee directors may only be determined by our board of directors.
Eligibility. The Equity Incentive Plan provides for the grant of awards to our employees, directors, and consultants. No nonemployee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a nonemployee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year. Immediately following the Closing, approximately 154 individuals were eligible to participate in the Equity Incentive Plan, which includes approximately ten officers, 140 employees who are not officers, ten nonemployee directors, and no consultants.
Options. The Equity Incentive Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code (the “Code”) and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to our employees, including our officers and directors who are also employees. The exercise price of incentive stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 128,298,129 shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.
Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted Stock Awards. An award of restricted stock is an offer by us to sell shares of our common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions.

The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any unvested shares of restricted stock. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock Appreciation Rights. A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by our compensation committee), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a pre-determined exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than 10 years from the date of grant.
Restricted Stock Units. RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the committee (provided that the terms of any such deferral satisfy the requirements of Section 409A of the Code, to the extent applicable), and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than 10 years from the date of grant.
Performance Awards. Performance awards granted to pursuant to the Equity Incentive Plan may be in the form of a cash bonus, an award of performance shares or an award of performance units denominated in shares of our common stock. Such awards may be settled in cash, property or by issuance of shares of our common stock subject to the satisfaction or achievement of specified performance conditions.
Stock Bonus Awards. A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by our compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.
Cash Awards. A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.
Dividend Equivalent Rights. Dividend equivalent rights may be granted at the discretion of our compensation committee and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares of our common stock or other property, or a combination of thereof as determined by the compensation committee.
Corporate Transaction. In the event of a “corporate transaction” (which includes a merger, consolidation or sale of substantially all of our assets), the Equity Incentive Plan provides that outstanding awards will be treated in the manner set forth in the agreement evidencing the corporate transaction, and may (i) be assumed, converted, replaced, or substituted with substantially equivalent awards of any successor corporation or affiliate, (ii) become vested or exercisable, in full or in part, (iii) be settled in cash, cash equivalents, or securities of any successor entity followed by the cancellation of such awards, or (iv) be cancelled for no consideration. In the event any successor corporation refuses to assume, convert, replace, or substitute awards, then immediately prior to such corporate transaction, the compensation committee will notify participants that such participants’ awards will, if exercisable, be exercisable for a period of time (as determined by the compensation committee in its sole discretion), and that all awards shall terminate upon the expiration of such period. Awards need not all be treated in the same manner in a corporate transaction. Notwithstanding the foregoing, the vesting of all awards granted to our nonemployee directors will accelerate, and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction.

Adjustment. In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of and number and class of shares subject to options and SARs; (iii) number and class of shares subject to outstanding awards; and (iv) any applicable maximum award limits pursuant to the Equity Incentive Plan.
Clawback; Transferability. All awards are subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law to the extent set forth in such policy or applicable law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and Termination; Exchange Program. Our board of directors may amend the Equity Incentive Plan at any time, subject to shareholder approval as may be required. The Equity Incentive Plan will terminate 10 years from the date the JAWS Spitfire board of directors adopted the Equity Incentive Plan, unless it is terminated earlier by our board of directors. No termination or amendment of the Equity Incentive Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.
2021 Employee Stock Purchase Plan
The ESPP was adopted by the JAWS Spitfire board of directors prior to the Closing, subject to shareholder approval, was approved by the JAWS Spitfire shareholders prior to the Closing and became effective as of the day immediately prior to the Closing Date, in order to enable eligible employees to purchase shares of our common stock at a discount with accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code; however, the ESPP authorizes the grant of options under certain circumstances that are not intended to meet the Section 423 requirements.
Summary of the Material Provisions of the ESPP
The following is a description of the material terms of the ESPP. The summary below does not contain a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part.
Share Reserve. We have initially reserved 3,663,277 shares of our common stock for sale under the ESPP (the “Initial Share Reserve”). The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each fiscal year following the fiscal year that contains the first Offering Date (as defined in the ESPP) by (a) the number of shares equal to the lesser of 1% of the total number of shares of all classes of our common stock issued and outstanding on each December 31 immediately prior to the date of increase or (b) a lower number of shares, as may be determined by our board of directors or compensation committee in any particular year. The aggregate number of shares issued over the term of the ESPP, subject to adjustment due to stocksplits, recapitalizations or similar events, may not exceed 10,989,831 shares of common stock (the “Aggregate Limit”).
Administration. Our compensation committee administers the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee has the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.
Eligibility. Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us at the beginning of the offering period. There were approximately 144 employees who were eligible to participate in the ESPP. While our employees generally are eligible to participate in the ESPP, our compensation committee may, in its discretion, elect to exclude employees who do not meet eligibility criteria chosen by the compensation committee. In addition, employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in the ESPP, are ineligible to participate in the ESPP. We may impose additional restrictions on eligibility within the limits permitted by the Code.
Offering Periods; Enrollment. Under the ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months, and each offering period will be determined by our compensation committee. When the first offering period commences, our employees who meet the eligibility requirements for participation in that offering period will be eligible to enroll. For subsequent offering periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason.
Offerings; Payroll Deductions; Limitations. Under the ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of their compensation, which refers to base salary or regular hourly wages, provided that the compensation committee has the discretion to amend the definition of “compensation.” The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 1,000 shares on any one purchase date. Our compensation committee, in its discretion, may set a lower maximum number of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all our employee stock purchase plans that are also in effect in the same calendar year, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Adjustments upon Recapitalization. If the number of outstanding shares of our common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then our compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase and the maximum number of shares that may be purchased by participants.
Corporate Transaction. If we experience a “corporate transaction” (which includes a merger, consolidation or sale of substantially all of our assets), then any offering period for each outstanding right to purchase common stock will be shortened by setting a new purchase date and will end on the new purchase date. The new purchase date shall occur on or prior to the consummation of the corporate transaction, as determined by the committee, and the ESPP shall terminate on the consummation of the corporate transaction.
Transferability. No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; Termination. The compensation committee may amend, suspend, or terminate the ESPP at any time without stockholder consent, except as required by law. The ESPP became effective as of the day immediately prior to the Closing Date and will continue until the earliest to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following consummation of the Business Combination by:
•each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
•each of our named executive officers and directors; and
•all of the our executive officers and directors as a group
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the Closing Date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the Closing Date or subject to restricted stock units that vest within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(1)	37,864,239	20.7%
Khosla Ventures V, L.P.(2)	30,350,745	16.6%
Playground Ventures, L.P.(3)	27,079,146	14.8%
PIV Fund I, L.P.(4)	22,874,407	12.5%
Directors and Named Executive Officers:
Benyamin Buller(5)	6,792,545	3.7%
William McCombe(6)	619,080	*
Renette Youssef	—	—
Carl Bass(7)	250,082	*
Ricardo Angel	—	—
Jory Bell	—	—
David Cowan	—	—
Michael Idelchik	—	—
Stefan Krause(8)	143,865	*
Ellen Smith	—	—
Sven Strohband	—	—
Gabrielle Toledano	—	—
Matthew Walters	—	—
Directors and executive officers as a group (13 individuals)	7,805,572	4.2%
__________________
*Less than one percent.

(1)Consists of (i) 21,022,266 shares of our common stock held by Bessemer Venture Partners IX L.P., or Bessemer IX and (ii) 16,842,013 shares of our common stock held by Bessemer Venture Partners IX Institutional L.P., or Bessemer Institutional, and together with Bessemer IX, the Bessemer Entities. Deer IX & Co. L.P., or Deer IX L.P., is the general partner of the Bessemer Entities. Deer IX & Co. Ltd., or Deer IX Ltd., is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer entities are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership of the shares of our common stock held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such shares. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(2)Represents the 19,069 shares of common stock held by Khosla Ventures Seed B (CF), L.P., the 335,972 shares of common stock held by Khosla Ventures Seed B, L.P., and the 29,995,704 shares of common stock held by Khosla Ventures V, L.P. The general partner of Khosla Ventures Seed B, L.P. (“Seed B”) and Khosla Ventures Seed B (CF), L.P. (“Seed B CF”) is Khosla Ventures Seed Associates B, LLC (“KVSA B”). The general partner of Khosla Ventures V, L.P. (“KV V”) is Khosla Ventures Associates V, LLC (“KVA V”). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the manager of KVSA B and KVA V. Each of KVSA B, KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Seed B, Seed B CF and KV V, and each of KVSA B, KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Seed B, Seed B CF and KV V. Each Reporting Person disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.
(3)The shares are held by Playground Ventures, L.P. and Playground Ventures GP, LLC serves as its sole general partner. The managing members of Playground Ventures GP, LLC include four individuals (not including Jory Bell) and Playground Global, LLC. There are five managers of Playground Global, LLC, including Mr. Bell. Jory Bell. Mr. Bell serves as a director of the Company. Mr. Bell disclaims beneficial ownership of the shares of common stock held by Playground Ventures except to the extent of his pecuniary interest, if any, in such shares.
(4)Consists of 22,874,407 shares of common stock held directly by PIV Fund I, L.P. (“PIV Fund I”). PIV GP, L.L.C. ("PIV GP") is the general partner of PIV Fund I. Ricardo Angel is the sole managing member of PIV GP and Mr. Angel and Mark Stout Gudiksen are the managing partners of Piva Capital Inc., the management company of PIV Fund I, and, therefore, Messrs. Angel and Gudiksen may be deemed to share voting and investment power over the shares held by PIV Fund I.
(5)Represents (i) 4,889,600 shares of common stock and (ii) 1,902,945 shares of common stock subject to options exercisable within 60 days of the Closing Date.
(6)Represents 619,080 options that are exercisable within 60 days of the Closing Date.
(7)Represents 250,082 options that are exercisable within 60 days of the Closing Date.
(8)Represents 143,866 options that are exercisable within 60 days of the Closing Date.

SELLING SECURITYHOLDERS
The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:
•up to 15,500,000 PIPE Shares;
•up to 8,625,000 Founder Shares;
•up to 140,572,569 shares of common stock issued or issuable to the Velo3D equity holders in connection with or as a result of the consummation of the Business Combination, consisting of:
◦up to 123,058,137 shares of common stock (“Velo3D Holder Shares”);
◦up to 1,902,945 shares of common stock issuable upon the exercise certain options (“Velo3D Option Shares”); and
◦up to 15,611,487 Earnout Shares
•up to 4,450,000 shares of common stock issuable upon the exercise of private placement warrants;
•up to 4,450,000 Private Placement Warrants;
The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted transferees and others who later come to hold any of the selling securityholders’ interest in the shares of common stock or warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder, the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Alyeska Master Fund, L.P.(3)	1,970,395	1,000,000	970,395		*
Andrew Appelbaum(4)	25,000	25,000	—	—
Benyamin Buller(5)	8,129,425	8,129,425	—	—
Entities affiliated with Baron(6)	5,540,000	4,500,000	1,040,000	—	*
Entities affiliated with Bessemer Venture Partners(7)	41,491,068	41,491,068	—	—
Entities affiliated with VK Services, LLC(8)	34,375,037	34,375,037	—	—
Entities affiliated with William H. Stimpson(9)	500,000	500,000	—	—
Funds and accounts managed by TOMS Capital Investment Management LP(10)	1,500,000	1,500,000	—	—
Ghisallo Master Fund LP(11)	300,000	300,000	—	—
Healthcare of Ontario Pension Plan Trust Fund(12)	1,325,000	1,200,000	125,000		*
Hedosophia Public Investments Limited(13)	3,000,000	3,000,000	—	—
Marcho Partners Master Fund ICAV(14)	2,000,000	2,000,000	—	—
Mark Vallely(15)	25,000	25,000	—	—
MMF LT, LLC(16)	787,500	500,000	287,500		*
Owl Creek Investments III, LLC(17)	1,000,000	1,000,000	—	—
PIV Fund I, L.P.(18)	25,907,391	25,907,391	—	—
Playground Ventures, L.P.(19)	30,669,648	30,669,648	—	—
Serena J. Williams(20)	25,000	25,000	—	—
Spitfire Sponsor LLC(21)	13,000,000	13,000,000	—	—

	Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Spitfire Sponsor LLC(21)	4,450,000	4,450,000	—	—
* Less than 1%
__________________
(1)The first table includes PIPE Shares, Founder Shares, Velo3D Holder Shares, Velo3D Holder Option Shares, Earnout Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), and shares of common stock issuable upon exercise of the private placement warrants that may be offered by the Selling Securityholders, and the second table includes the private placement warrants that may be offered by the Selling Security Holders (collectively, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all.
(2)The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 205,128,258 shares of common stock outstanding, assuming the issuance of all Earnout Shares, and the sale of all Resale Securities by the selling securityholders.
(3)Shares registered for sale hereby consist of 1,000,000 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(4)Shares registered for sale hereby consist of 25,000 Founder Shares.
(5)Shares registered for sale hereby offered consist of 4,889,600 Velo3D Holder Shares, 1,902,945 Velo3D Holder Option Shares and 1,336,880 Earnout Shares. Mr. Buller serves as the Chief Executive Officer and as a director of the Company. The options related to the Velo3D Holder Option Shares are expected to be granted following the Closing upon our filing of a Form S-8 registration statement registering the issuance of such shares of common stock.

(6)Shares registered for sale hereby consist of 618,272 PIPE Shares held by Baron Discovery Fund (“Baron Discovery”), 3,303,044 PIPE Shares held by Baron Growth Fund (“Baron Growth”), 355,472 PIPE Shares held by LVIP Baron Growth Opportunities Fund (“LVIP Baron”) and 223,212 PIPE Shares held by VY Baron Growth Portfolio (“VY Baron”). Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Discovery and Baron Growth. Mr. Baron disclaims beneficial ownership of the shares held by Baron Discovery and Baron Growth. BAMCO, Inc., as the subadviser to LVIP Baron and VY Baron, has voting and investment control over the shares held by LVIP Baron and VY Baron. As the principal of BAMCO, Inc., Mr. Baron may additionally be deemed to have beneficial ownership of the shares held by LVIP Baron and VY Baron. The address for Baron Discovery, Baron Growth and BAMCO, Inc is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(7)Shares registered for sale hereby consist of (i) 16,842,013 Velo3D Holder Shares held by and 2,233,130 Earnout Shares that may be issued to Bessemer Venture Partners IX Institutional L.P. (“Bessemer Institutional”) and (ii) 21,022,226 Velo3D Holder Shares held by and 1,393,699 Earnout Shares that may be issued to Bessemer Venture Partners IX L.P. (“Bessemer IX”) (together, the “Bessemer Entities”). Deer IX & Co. L.P., (“Deer IX L.P.”), is the general partner of the Bessemer Entities. Deer IX & Co. Ltd. (“Deer IX Ltd.”), is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership of the Velo3D Holder Shares held by and Earnout Shares that may be issued to the Bessemer Entities except to the extent of his pecuniary interest, if any, in such shares. Mr. Cowan serves as a director of the Company. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(8)Shares registered for sale hereby consist of 19,069 Velo3D Holder Shares held by and 2,528 Earnout Shares that may be issued to Khosla Ventures Seed B (CF), L.P. (“Seed B CF”), 335,972 Velo3D Holder Shares held by and 44,546 Earnout Shares that may be issued to Khosla Ventures Seed B, L.P. (“Seed B”) and 29,995,704 Velo3D Holder Shares held by and 3,977,218 Earnout Shares that may be issued to Khosla Ventures V, L.P. (“KV V”). Khosla Ventures Seed Associates B, LLC ("KVSA B") is the general partner of Seed B and Seed B CF. Khosla Ventures Associates V, LLC ("KVA V") is the general partner of KV V. Vinod Khosla is the managing member of VK Services, LLC ("VK Services"), which is the sole manager of KVSA B and KVA V. Each of KVSA B, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Seed B and Seed B CF, and each of KVSA B, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Seed B and Seed B CF. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV V, and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV V. Each of KVSA B, KVA V, VK Services and Vinod Khosla disclaims beneficial ownership of such shares except to the extent of his or its respective pecuniary interests therein. Sven Strohband, a managing director at Khosla Ventures, serves as a director of the Company. The business address of each of the foregoing entities is 2128 Sand Hill Road, Menlo Park, CA 94025.
(9)Shares registered for sale hereby consist of 376,406 PIPE Shares held by Bienville Global Opportunities Fund, LP and 123,594 PIPE Shares held by Bienville FF Master Fund, LP. The general partner for Bienville Global Opportunities Fund, LP is BGOF GP, LLC. The general partner for Bienville FF Master Fund, LP is BFF GP, LLC. William H. Stimpson, II is the managing member of both BGOF GP, LLC and BFF GP, LLC.
(10)Shares registered for sale hereby consist of 227,363 PIPE Shares held by PBCAY One Limited, 485,362 PIPE Shares held by TCIM Opportunities I Ltd., 286,604 PIPE Shares held by TCIM SP Opportunities Master Fund LP and 500,617 PIPE Shares held by TOMS Capital Investments LLC. TOMS Capital Investment Management L.P. is the investment manager of the Selling Securityholders. Benjamin Pass is the Chief Investment Officer of TOMS Capital Investment Management L.P. and may be deemed a beneficial owner of the shares.
(11)Shares registered for sale hereby consist of 300,000 PIPE Shares, which are beneficially owned by Ghisallo Capital Management LLC. Michael Germino is a control person for Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands, KY 1-9008.
(12)Shares registered for sale hereby consist of 1,200,000 PIPE Shares. The address of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario M5J 0B6.
(13)Shares registered for sale hereby consist of 3,000,000 PIPE Shares. The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.
(14)Shares registered for sale hereby consist of 2,000,000 PIPE Shares, managed by Marcho Partners LLP. Carl Anderson is a control person for March Partners LLP. The address for March Partners Master Fund ICAV is Berkeley Square House, Berkeley Square, London, W1J 6BE.
(15)Shares registered for sale hereby consist of 25,000 Founder Shares.
(16)Shares registered for sale hereby consist of 500,000 PIPE Shares. Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(17)Shares registered for sale hereby consist of 1,000,000 PIPE Shares. Owl Creek Asset Management, L.P., as manager of Owl Creek Investments III, LLC (“OC III”), may be deemed to control OC III. Owl Creek GP, L.L.C., as general partner of Owl Creek Asset Management, L.P., may be deemed to control Owl Creek Asset Management, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC, may be deemed to control such entity. The address of OC III is 640 Fifth Avenue, 20th Floor, New York, NY 10019.
(18)Shares registered for sale hereby consist of 22,874,407 Velo3D Holder Shares and 3,032,984 Earnout Shares. PIV GP, L.L.C. is the general partner of PIV Fund I, L.P. Ricardo Angel is the sole managing member of PIV GP, L.L.C. and Mr. Angel and Mark Stout Gudiksen are the managing partners of Piva Capital, Inc., the management company of PIV Fund I, L.P, and therefore Messrs. Angel and Gudiksen may be deemed to share voting and investment power over the shares held by PIV Fund I, L.P. Mr. Angel serves as a director of the Company.

(19)Shares registered for sale hereby consist of 27,079,146 Velo3D Holder Shares and 3,590,502 Earnout Shares. The shares are held by Playground Ventures, L.P. and Playground Ventures GP, LLC serves as its sole general partner. The managing members of Playground Ventures GP, LLC include four individuals (not including Jory Bell) and Playground Global, LLC. There are five managers of Playground Global, LLC, including Mr. Bell. Jory Bell. Mr. Bell disclaims beneficial ownership of the shares of common stock held by Playground Ventures except to the extent of his pecuniary interest, if any, in such shares. Mr. Bell serves as a director of the Company.
(20)Shares registered for sale hereby consist of 25,000 Founder Shares.
(21)For purposes of the first table, shares registered for sale hereby consist of 8,550,000 Founder Shares and 4,450,000 shares issuable upon exercise of the private placement warrants. For purposes of the second table, warrants for sale hereby consist of 4,450,000 private placement warrants. The first table assumes the exercise in full of the private placement warrants held by the Sponsor, and the second table assumes no exercise of the private placement warrants held by the Sponsor. The Sponsor is the record holder of the securities reported herein. Barry S. Sternlicht controls the Sponsor, and as such has voting and investment discretion with respect to the securities held by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor.
For information regarding certain related party transactions involving certain of the Selling Securityholders, see “Certain Relationships and Related Party Transactions” in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Velo3D
Series D Convertible Preferred Stock Financing
From April 2020 through June 2020, Velo3D sold an aggregate of 94,222,735 shares of its Series D convertible preferred stock at a purchase price of approximately $0.37534 per share for an aggregate purchase price of approximately $35.4 million.
The following table summarizes the Series D convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series D Convertible Preferred Stock	Cash Purchase Price ($)	Cancellation of Indebtedness ($)	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	20,779,365	$7,799,326.86	—	$7,799,326.86
Entities affiliated with Khosla Ventures(2)	15,985,506	$5,999,999.83	—	$5,999,999.83
PIV Fund I, L.P.(3)	26,748,870	$4,585,262.66	$5,454,658.20	$10,039,920.87
Playground Ventures, L.P.(4)	12,467,615	$4,679,594.62	—	$4,679,594.86
__________________
(1)Consists of shares purchased by Bessemer Venture Partners IX L.P. and Bessemer Ventures Partners IX Institutional L.P., the entities affiliated with Bessemer Venture Partners, whose shares are aggregated for purposes of reporting share ownership. These entities collectively beneficially hold more than 5% of our outstanding capital stock. David Cowan, a member of the  board of directors, is a Partner at Bessemer Venture Partners.
(2)Consists of shares purchased by Khosla Ventures V, LP, which together with its affiliates holds more than 5% of our outstanding capital stock. Sven Strohband, a member of the Velo3D board of directors, is a managing director of Khosla Ventures.
(3)PIV Fund I, L.P. holds more than 5% of our outstanding capital stock. Ricardo Angel, a member of the Velo3D board of directors, is the chief executive officer and managing director of Piva Capital.
(4)Playground Ventures, L.P. holds more than 5% of our outstanding capital stock. Jory Bell, a member of the Velo3D board of directors, is general partner of Playground Global.
In connection with the Series D convertible preferred stock financing, Velo3D also issued a convertible promissory note to PIV Fund I, L.P. for the principal amount of $5.4 million. This note was converted into shares of our Series D convertible preferred stock upon the receipt of regulatory approvals related to the Series D convertible preferred stock financing.
Series C Convertible Preferred Stock Financing
From February 2018 through April 2019, Velo3D sold an aggregate of 8,399,058 shares of its Series C convertible preferred stock at a purchase price of approximately $5.52438 per share for an aggregate purchase price of approximately $46.4 million. In certain cases, investors also received additional shares of Velo3D Common Stock in connection with their investment.
The following table summarizes the Series C convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series C Convertible Preferred Stock	Shares of Common Stock	Total Purchase Price ($)
Entities affiliated with Bessemer Venture Partners(1)	3,088,222	4,964,375	$17,060,511.85
Entities affiliated with Khosla Ventures(2)	2,063,503	—	$12,999,998.65
Playground Ventures, L.P.(3)	3,168,534	4,005,855	$17,504,185.86

__________________
(1)Consists of shares purchased by Bessemer Venture Partners IX L.P. and Bessemer Ventures Partners IX Institutional L.P., the entities affiliated with Bessemer Venture Partners, whose shares are aggregated for purposes of reporting share ownership. These entities collectively beneficially hold more than 5% of our outstanding capital stock. David Cowan, a member of the Velo3D board of directors, is a Partner at Bessemer Venture Partners.
(2)Consists of shares purchased by Khosla Ventures V, LP, which together with its affiliates holds more than 5% of our outstanding capital stock. Sven Strohband, a member of the Velo3D board of directors, is a managing director of Khosla Ventures.
(3)Playground Ventures, L.P. holds more than 5% of our outstanding capital stock. Jory Bell, a member of the Velo3D board of directors, is general partner of Playground Global.
Convertible Debt Transaction
On May 7, 2021, certain of Velo3D’s affiliates entered into a secondary transaction with an existing stockholder, pursuant to which entities affiliated with Bessemer Venture Partners, Khosla Ventures, PIVA and Playground Global purchased an outstanding convertible note for the principal amount of $5,000,000. The note was unsecured, subordinated to Velo3D’s senior indebtedness, including the Second Amended and Restated Loan and Security Agreement between Velo3D and Silicon Valley Bank, dated as of December 17, 2020, bore interest at the one-year LIBOR rate in effect as of the original issuance date plus 1% per annum and was payable in full 24 months from the original issuance date. The convertible note converted into Velo3D stock immediately prior to the consummation of the Merger.
Investors’ Rights Agreement
Prior to the Business Combination, Velo3D was party to the Amended and Restated Investors’ Rights Agreement, dated April 13, 2020 (the “IRA”), with certain holders of its convertible preferred stock, including entities with which certain of Velo3D’s directors were affiliated and holders of more than 5% Velo3D’s outstanding capital stock. Pursuant to the IRA, these stockholders were entitled to certain information rights, rights to participate in certain additional issuances of Velo3D’s capital stock and rights with respect to the registration of their shares. This agreement terminated in connection with the closing of the Merger.
Voting Agreement
Prior to the Business Combination, Velo3D was party to the Amended and Restated Voting Agreement, dated April 13, 2020, with certain holders of its convertible preferred stock, including entities with which certain of Velo3D’s directors were affiliated and holders of more than 5% Velo3D’s outstanding capital stock, pursuant to which such parties had agreed to vote their shares of Velo3D capital stock on certain matters, including with respect to the election of directors, and had agreed to certain drag-along provisions. This agreement terminated in connection with the closing of the Merger.
Right of First Refusal and Co-Sale Agreement
Prior to the Business Combination, Velo3D was party to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated April 13, 2020, with certain holders of its convertible preferred stock, including entities with which certain of Velo3D’s directors were affiliated and holders of more than 5% Velo3D’s outstanding capital stock, pursuant to which such parties had rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement terminated in connection with the closing of the Merger.
Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors
Ronit Buller, wife of Mr. Buller, our Founder, Chief Executive Officer and Director, was employed by us from March 2015 to August 2019. As Intellectual Property Counsel, Ms. Buller was responsible for implementing the intellectual property and patent strategy of the company. During the years ended December 31, 2018 and December 31, 2019, Ms. Buller had total cash compensation of $193,708.76 and $85,905.56, respectively. On March 29, 2018, Ms. Buller was granted 15,225 option awards at an exercise price of $2.01 per share, which were subsequently repriced at an exercise price of $0.80 per share in connection with a repricing program implemented by us with respect to all outstanding stock options. Such options were cancelled in connection with her prior termination of employment.

The compensation levels of Ms. Buller was based on reference to internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. She was also eligible for equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.
Certain Relationships and Related Person Transactions — JAWS Spitfire
Class B Ordinary Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering costs of JAWS Spitfire in consideration of 7,187,500 Class B ordinary shares. In November 2020, the Sponsor transferred 25,000 Class B ordinary shares to Andy Appelbaum and Mark Vallely, and 25,000 Class B ordinary shares were transferred to Ms. Williams in December 2020. On December 2, 2020, JAWS Spitfire effected a share dividend resulting in the holders of the Class B ordinary shares holding an aggregate of 8,625,000 Class B ordinary shares. Of the 8,625,000 Class B ordinary shares outstanding as of June 30, 2021, the Sponsor owned an aggregate of 8,550,000 Class B ordinary shares and Andy Appelbaum, Mark Vallely and Serena Williams owned an aggregate of 75,000 Class B ordinary shares. The Class B ordinary shares automatically converted into shares of common stock at the Closing, on a one-for-one basis.
The holders of the Class B ordinary shares agreed not to transfer, assign or sell any of their Class B ordinary shares until one year after the completion of the Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the holders of the Class B ordinary shares with respect to any Class B ordinary shares. Notwithstanding the foregoing, if the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founders Shares will be released from the lock-up restrictions.
Private Placement Warrants
Simultaneously with the closing of the IPO, JAWS Spitfire consummated the private placement of 4,450,000 private placement warrants at a price of $2.00 per warrant to the Sponsor, generating gross proceeds of $8.9 million. Each private placement warrant is exercisable for one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the IPO to be held in the Trust Account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Party Loan
The Sponsor had agreed to loan JAWS Spitfire up to $300,000 (the “Note”) to be used for the payment of costs related to the IPO. The Note was non interest bearing, unsecured and was due on the earlier of December 31, 2020 and the closing of the IPO. JAWS Spitfire had borrowed $267,768 under the Note, which was fully repaid upon the closing of the IPO on December 7, 2020.
Administrative Services Agreement
JAWS Spitfire agreed, commencing on the effective date of the IPO through the Closing to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, and secretarial and administrative services. For the six months ended June 30, 2021 and the period ended September 11, 2020 through December 31, 2020, JAWS Spitfire incurred and paid $60,000 and $10,000, respectively, in fees for these services.
JAWS Spitfire Registration Rights Agreement
Pursuant to a registration rights agreement entered into on December 2, 2020 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares and private placement warrants and were entitled to certain demand and “piggy-back” registration rights. In connection with the Business Combination, the Original Registration Rights Agreement will terminate upon the execution of the Amended and Restated Registration Rights Agreement.

Related Party Transactions Entered into in Connection with the Business Combination
Amended and Restated Registration Rights Agreement
On the Closing Date, we and certain holders of our common stock (including the Sponsor and each of Mr. Appelbaum, Mr. Vallely and Ms. Williams) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), which terminated and replaced the Original Registration Rights Agreement.
In particular, the Amended and Restated Registration Rights Agreement provides for the following:
•Demand registration rights.     At any time after the RRA Lock-Up Period (as defined below), we will be required, upon the written request of certain holders of registrable securities, to file a registration statement and use commercially reasonable efforts to effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. We are not obligated to effect (i) more than two demand registrations or (ii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if we are ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), registering the resale from time to time by the holders of all of the registrable securities then held by such holders that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.
•Shelf registration rights.     No later than 30 days following the Closing Date, we will file a Resale Shelf Registration Statement registering all of the registrable securities held by certain equityholders of the Company (including the Sponsor and each of each of Mr. Appelbaum, Mr. Vallely and Ms. Williams) that are not covered by an effective registration statement. We will use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing.
•Piggy-back registration rights.     At any time after the Closing Date, if we propose to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for our own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.
•Expenses and indemnification.     All fees, costs and expenses of underwritten registrations will be borne by us and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration Rights Agreement will contain customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the applicable registration statement attributable to us, and holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.
•Registrable securities.     Securities of the Company will cease to be registrable securities when (i) a registration statement with respect to the sale of such securities will have become effective under the Securities Act and such securities will have been disposed of in accordance with such registration statement, (ii) such securities will have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer will have been delivered by us and subsequent public distribution of them will not require registration under the Securities Act, (iii) such securities will have ceased to be outstanding, (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction and (v) with respect to a holder of registrable securities, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule).
•Lock-up.     The holders of registrable securities each agreed, without the prior written consent of the Board, not to transfer certain securities during the period commencing on the Closing Date and ending on six-month anniversary thereof (the “RRA Lock-Up Period”) subject to certain customary exceptions; provided that the Board may determine to end the RRA Lock-Up Period at any earlier date with respect to any registrable securities so long as such early termination applies to any registrable securities held by each holder thereof on a pro rata basis in proportion to the registrable securities then held by each such holder.

Lock-Up Agreement with Mr. Buller
On May 10, 2021, Benny Buller and JAWS Spitfire entered into a lock-up letter agreement (the “Lock-Up Agreement”) in respect of (i) any shares of our common stock issued to Mr. Buller pursuant to the Merger or otherwise pursuant to the Business Combination Agreement, (ii) any rollover stock options (“Options”) or restricted share units (“RSUs” and, together with Options, “Equity Awards”) exchanged with or issued to Mr. Buller pursuant to the Business Combination Agreement and (iii) any shares of our common stock issued upon exercise or vesting of any Equity Awards (the “Lock-Up Securities”). Pursuant to the Lock-Up Agreement, Mr. Buller has agreed, without the prior written consent of the Board, not to transfer any Lock-Up Securities during the period commencing on the Closing and ending on the one-year anniversary thereof.
The restrictions described in the immediately preceding paragraph will not apply to:
•the transfer by Mr. Buller of Lock-Up Securities (i) as a bona fide gift or gifts, (ii) to an immediate family member or any trust for the direct or indirect benefit of Mr. Buller or one or more members of the immediate family of Mr. Buller, (iii) to any corporation, partnership or limited liability company, all of the shareholders, partners or members of which consist of Mr. Buller and/or one or more members of Mr. Buller’s immediate family or (iv) by testate succession or intestate succession; provided that the exceptions provided in clauses (i) through (iv) will apply only if the transferee has agreed in writing to be bound by the same terms described in the Lock-Up Agreement that are applicable to Mr. Buller, to the extent and for the duration that such terms remain in effect at the time of the transfer;
•the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Lock-Up Securities will be made pursuant to such a Plan prior to the expiration of the lock-up period;
•the issuance or receipt of Lock-Up Securities upon the “net” or cashless exercise of Options, provided that the restrictions will apply to any of the Lock-Up Securities issued upon such exercise; or
•the transfer of Lock-Up Securities to us for the surrender or forfeiture of shares of our common stock to satisfy tax withholding obligations upon exercise or vesting of Equity Awards.
Indemnification Agreements
We have entered into indemnification agreements with each of our respective directors and executive officers. The indemnification agreements and the Bylaws require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, the Bylaws will also require us to advance expenses incurred by our directors and officers.
Policies and Procedures for Related Party Transactions
We adopted a written related party transaction policy effective upon the completion of the Business Combination. The policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available.
All of the transactions described in this section were entered into prior to the adoption of this policy.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our restated certificate of incorporation (the “Certificate of Incorporation”), our restated bylaws (the “Bylaws”), the Amended and Restated Registration Rights Agreements and the Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities
Authorized Capitalization
General
The total amount of our authorized share capital consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the Closing Date and following the completion of the Business Combination, including the redemption of public shares, we had 183,163,826 shares of common stock outstanding held of record by 198 holders and no shares of preferred stock outstanding.
Common Stock
Voting rights.     Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights.     Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of common stock are entitled to receive ratably, in proportion to the number of shares of common stock held by them, such dividends and other distributions in cash, stock or property of our company when, as and if declared thereon by the Board from time to time out of assets or funds of our company legally available therefor.
Rights upon liquidation.     Subject to the rights of holders of preferred stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding-up, if any, our remaining net assets will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.
Other rights.     No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may issue in the future.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration Rights Agreement, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board, but initially consist of twelve (12) directors, which are divided into three (3) classes, designated Class I, II and III, with Class I consisting of four (4) directors, Class II consisting of four (4) directors and Class III consisting of four (4) directors through a transition period not to last longer than six months following the consummation of the Business Combination. Following this transition period, the Board will consist of nine directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to the Board.
Except as the DGCL or the Amended and Restated Registration Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified.
Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than 2/3 of our outstanding voting stock (as defined below) then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Proposed Certificate of Incorporation.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized But Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the common stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Board and may not be called by the stockholders or any other person or persons. Such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. Furthermore, the DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and the Bylaws do not provide for cumulative voting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of common stock entitled to vote thereon; provided, however, that if at least 66-2/3% of the entire Board have approved such amendment or repeal of any provision of the Certificate of Incorporation, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if 66-2/3% of the entire Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “Business Combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of our company, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States is the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the Closing, provided in each case that we have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you hold at least four units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement, provided that if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, we may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00
Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;

•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock, except as otherwise described below;
•if, and only if, the closing price of the shares of our common stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;
•if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and
•if, and only if, there is an effective registration statement covering the issuance of our common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of common stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
If we call the warrants for redemption when the price per share of common stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial Business Combination. If we call our warrants for redemption and our management team does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.     If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per shares of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of share of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in JAWS Spitfire’s prospectus for the IPO but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Transfer Agent and Warrant Agent
The transfer agent for common stock and warrant agent for the public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned shares of our common stock or warrants that were acquired from us in an unregistered, private sale (“restricted securities”) for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, or who otherwise beneficially own shares of our common stock or warrants (“control securities”), would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares or other units of the class then outstanding; or
•the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
•Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our affiliates will be able to sell their shares of common stock and warrants, and any shares of common stock received upon exercise of the warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on October 5, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Securityholders may effect the distribution of our common stock and warrants from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or

•at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus.
The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock and warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock and warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock and warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of common stock and warrants being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the common stock and warrants;
•any delayed delivery arrangements; and
•other material terms of the offering.
In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successorin-interest intends to sell common stock and warrants, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship.
The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock and warrants offered under this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the Amended and Restated Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms apart with respect to the PIPE shares until the earliest of (i) the third anniversary of the Closing; (ii) the date on which the PIPE Investor ceases to hold any PIPE shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for us to be in compliance with the current public information requirement under Rule 144. Under the Warrant Agreement, we have agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock or warrants pursuant to the distribution effected through this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of JAWS Spitfire Acquisition Corporation, as of December 31, 2020, and for the period from September 11, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Velo3D, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Velo3D, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company, our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.velo3d.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
JAWS Spitfire Acquisition Corporation
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2021(Unaudited)	F-3
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2021(Unaudited)	F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2021(Unaudited)	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Audited Financial Statements, restated on May 12, 2021
Report of Independent Registered Public Accounting Firm	F-21
Balance Sheet as of December 31, 2020	F-22
Statement of Operations for the period from September 11, 2020 (inception) through December 31, 2020	F-23
Statement of Changes in Shareholders’ Equity for the period from September 11, 2020 (inception) through December 31, 2020	F-24
Statement of Cash Flows for the period from September 11, 2020 (inception) through December 31, 2020	F-25
Notes to Financial Statements	F-26
Velo3D, Inc.
Unaudited Financial Statements
Unaudited Condensed Balance Sheets as of June 30, 2021 and December 31, 2020	F-42
Unaudited Condensed Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020	F-43
Unaudited Condensed Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2021 and 2020	F-44
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-45
Notes to Unaudited Condensed Financial Statements	F-47
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-66
Balance Sheets as of December 31, 2020 and 2019	F-67
Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-68
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2020 and 2019	F-69
Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-70
Notes to Financial Statements	F-72

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$145,200	$1,667,600
Prepaid expenses	374,564	727,217
Total Current Assets	519,764	2,394,817

Marketable securities held in Trust Account	345,009,910	345,000,000
TOTAL ASSETS	$345,529,674	$347,394,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$3,134,405	$96,590
Accrued offering costs	325,000	340,282
Promissory note — related party	—	267,768
Total Current Liabilities	3,459,405	704,640
Warrant liabilities	25,104,000	43,147,500
Deferred underwriting fee payable	12,075,000	12,075,000
Total Liabilities	40,638,405	55,927,140

Commitments and Contingencies	—	—
Class A ordinary shares subject to possible redemption, 29,989,126 and 28,646,767 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	299,891,260	286,467,670

Shareholders’ Equity
Preference shares,$ 0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares,$ 0.0001 par value; 200,000,000 shares authorized; 4,510,874 and 5,853,233 shares issued and outstanding (excluding 29,989,126 and 28,646,767 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	451	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	2,660,273	6,766,010
Retained earnings / (Accumulated deficit)	2,338,422	(1,767,451)
Total Shareholders’ Equity	5,000,009	5,000,007
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$345,529,674	$347,394,817
The accompanying notes are an integral part of these unaudited consolidated financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$3,188,504	$4,629,818
Loss from operations	(3,188,504)	(4,629,818)
Other income:
Change in fair value of warrant liabilities	523,000	18,043,500
Interest earned on marketable securities held in Trust Account	5,210	9,910
Other income	528,210	18,053,410
Net income (loss)	$(2,660,294)	$13,423,592
Basic and diluted weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00	$0.00
Basic and diluted weighted average shares of Class B outstanding non-redeemable ordinary shares	8,625,000	8,625,000
Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$(0.30)	$1.56
The accompanying notes are an integral part of these unaudited consolidated financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	5,853,233	$585	8,625,000	$863	$6,766,010	$(1,767,451)	$5,000,007
Change in value of Class A ordinary shares subject to possible redemption	(1,608,389)	(161)	—	—	(6,766,010)	(9,317,719)	(16,083,890)
Net income	—	—	—	—	—	16,083,886	16,083,886
Balance — March 31, 2021	4,244,844	424	8,625,000	863	—	4,998,716	5,000,003
Change in value of Class A ordinary shares subject to possible redemption	266,030	27	—	—	2,660,273	—	2,660,300
Net loss	—	—	—	—	—	(2,660,294)	(2,660,294)
Balance — June 30, 2021	4,510,874	$451	8,625,000	$863	$2,660,273	$2,338,422	$5,000,009
The accompanying notes are an integral part of these unaudited consolidated financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net income	$13,423,592
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(18,043,500)
Interest earned on marketable securities held in Trust Account	(9,910)
Changes in operating assets and liabilities:
Prepaid expenses	352,653
Accrued expenses	3,037,815
Accrued offering costs	(15,282)
Net cash used in operating activities	(1,254,632)

Cash Flows from Financing Activities:
Repayment of promissory note – related party	(267,768)
Net cash used in financing activities	(267,768)

Net Change in Cash	(1,522,400)
Cash – Beginning of period	1,667,600
Cash – End of period	$145,200

Non-Cash Investing and Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$13,423,590
The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Jaws Spitfire Acquisition Corporation (formerly known as Spitfire Acquisition Corporation) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 11, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the proposed initial public offering (“Initial Public Offering”), which, which is described in Note 7. is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,450,000 warrants (the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant in a private placement to Spitfire Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 5.
Transaction costs amounted to $19,126,250, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $151,250 of other offering costs, net of $450,000 reimbursed from the underwriters.
Following the closing of the Initial Public Offering on December 7, 2020, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer.

The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the prospectus related to the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with its initial Business Combination or to redeem 100% of the Company’s Public Shares if we do not complete our initial Business Combination by December 7, 2022 or (ii) with respect to any other provision relating to shareholders’ rights, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 7, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In preparation of the Company’s Form 10-Q for June 30, 2021, the Company concluded it should correct the amounts previously recorded as additional paid-in capital and retained earnings due to a negative balance in additional paid-in capital as of March 31, 2021. The following shareholders’ equity balances as of March 31, 2021 were impacted: an increase to additional paid-in capital of $9,317,719 for a closing balance of $0 and a decrease to retained earnings of $9,317,719 for a closing balance of $4,788,716.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s most recent amended Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 12, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, there are 29,989,126 and 28,646,767 of Class A ordinary shares subject to possible redemption, respectively.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 or December 31, 2020.
Offering Costs
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the public warrants has been charged to expense in the prior year.
Warrant Liabilities
As disclosed in Note 4, pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”), equating to 8,625,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 10). Simultaneously with the closing of its Initial Public Offering, the Company consummated the sale of 4,450,000 warrants (“Private Placement Warrant”) at a price of $2.00 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 10).
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 10).
The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private

Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 13,075,000 shares of Class A ordinary shares in the aggregate.
The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares include the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$5,210	$9,910
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	—	—
Redeemable Net Earnings	$5,210	$9,910
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	34,500,000	34,500,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(2,660,294)	$13,423,592
Redeemable Net Earnings	(5,210)	(9,910)
Non-Redeemable Net (Loss) Income	$(2,665,504)	$13,413,682
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted (1)	8,625,000	8,625,000
Earnings/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.30)	$1.56
Note: As of June 30, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature other than warrant liabilities (see Note 10).
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited consolidated financial statements.
Liquidity and Capital Resources
As of June 30, 2021, the Company had $145,200 in its operating bank account and working capital deficit of $2,939,641.
The Company’s liquidity needs through June 30, 2021 were satisfied through $25,000 paid by the sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan from the Sponsor pursuant to the Note (as defined in Note 6), and the proceeds from the consummation of the Private Placement not help in the Trust Account. In addition, in order to finance the transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 6). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.
The Company will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If the Company is unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).
NOTE 5— PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,450,000 Private Placement Warrants, at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement that will occur simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, the Company effected a share dividend, resulting in 8,625,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On December 7, 2020, the underwriters fully exercised the over-allotment option, thus these shares were no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 4,450,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000 Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 7, 2020, through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000, respectively, in fees for these services.
Promissory Note — Related Party
On September 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of June 30, 2021 and December 31, 2020 there were $0 and $267,768 under the Promissory Note, respectively, which was repaid in full as of March 31, 2021. Borrowings under the Promissory Note are no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on December 2, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On March 22, 2021 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, JAWS Spitfire Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Velo3D, Inc. (“Velo3D”).
The Business Combination Agreement provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”) (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Velo3D, Inc.,” (B) each outstanding Class A ordinary share of the Company and each outstanding Class b ordinary share of the Company will become one share of common stock of the Company (the “JAWS Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of JAWS Common Stock, and (ii) following the Domestication, JAWS Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.
NOTE 8 — SHAREHOLDERS’ EQUITY
Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 4,510,874 and 5,853,233 Class A ordinary shares issued and outstanding, excluding 29,989,126 and 28,646,767 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except that, prior to our initial Business Combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment of directors, and except as required by law.
The Class B ordinary shares will automatically convert into our Class A ordinary shares at the time of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9 — WARRANT LIABILITIES
At June 30, 2021 and December 31, 2020, there were 8,625,000 Public Warrants respectively and 4,450,000 Private Placement Warrants respectively outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of

Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;
•if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00,” so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following is a description of the valuation methodology used for assets and liabilities measured at fair value:
US Treasury Securities: The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
Warrant Liabilities: The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the Public Warrants utilized Level 1 inputs as they are traded on an active market. The fair value of the Private Placement Warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of June 30, 2021.
At June 30, 2021, assets held in the Trust Account were comprised of $345,009,910 in U.S. Mutual Fund. As of June 30, 2021, the Company has not withdrawn any interest income from the Trust Account. At December 31, 2020, assets held in the Trust Account were comprised of $345,000,000 in U.S. Mutual Funds.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at June 30, 2021 and December 31, 2021 are as follows:

	Held-To-Maturity	Level	Fair Value
June 30, 2021	U.S. Mutual Funds	1	$345,009,910
December 31, 2020	U.S. Mutual Funds	1	$345,000,000
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	June 30, 2021	Level	December 31, 2020
Liabilities:
Warrant Liability – Public Warrants	1	$16,560,000	3	$28,462,500
Warrant Liability – Private Placement Warrants	2	$8,544,000	3	$14,685,000

The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:

As of December 31, 2020
Exercise Price	$11.50
Stock Price	$10.00
Term (years)	5.0
Volatility	82.9%
Risk free interest rate	0.42%
Dividend yield	0.0%
Public warrant price	$3.30
The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$14,685,000	$28,462,500	$43,147,500
Change in fair value	(5,963,000)	(11,557,500)	(17,520,500)
Transfer to Level 1	—	(16,905,000)	(16,905,000)
Transfer to Level 2	(8,722,000)	—	(8,722,000)
Fair value as of June 30, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the six months ended June 30, 2021 was $16,905,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the six months ended June 30, 2021 was $8,722,000.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the unaudited consolidated balance sheet date up to the date unaudited consolidated financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
JAWS Spitfire Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of JAWS Spitfire Acquisition Corporation (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 12, 2021

JAWS SPITFIRE ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020

As Restated
ASSETS
Current assets
Cash	$1,667,600
Prepaid expenses	727,217
Total Current Assets	2,394,817

Cash held in Trust Account	345,000,000
TOTAL ASSETS	$347,394,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$96,590
Accrued offering costs	340,282
Promissory note- related party	267,768
Total Current Liabilities	704,640
Warrant liabilities	43,147,500
Deferred underwriting fee payable	12,075,000
Total Liabilities	55,927,140

Commitments and Contingencies	—

Ordinary shares subject to possible redemption, 28,646,767 shares at $10.00 per share	286,467,670

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,853,233 shares issued and outstanding (excluding 28,646,767 shares subject to possible redemption)	585
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	6,766,010
Accumulated deficit	(1,767,451)
Total Shareholders’ Equity	5,000,007
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$347,394,817
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

As Restated
Formation and operating costs	$183,573
Transaction costs allocated to warrant liabilities	1,583,878
Loss from operations	1,767,451
Weighted average shares outstanding of Class A redeemable ordinary shares	34,500,000
Basic and diluted net income per share, Class A	$0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,758,028
Basic and diluted net loss per share, Class B	$(0.23)
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount	Shares	Amount
Balance — September 11, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of Class A shares in initial public offering, less fair value of public warrants, net of offering costs	34,500,000	3,450	—	—	298,991,678	—	298,995,128
Excess of fair value of private placement warrants over cash received	—	—	—	—	(5,785,000)	—	(5,785,000)
Class A ordinary shares subject to possible redemption	(28,646,767)	(2,865)	—	—	(286,464,805)	—	(286,467,670)
Net loss	—	—	—	—	—	(1,767,451)	(1,767,451)
Balance — December 31, 2020	5,853,233	$585	8,625,000	$863	$6,766,010	$(1,767,451)	$5,000,007
The accompanying notes are an integral part of these financial statements.

JAWS SPITFIRE ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 11, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

As Restated
Cash Flows from Operating Activities:

Net loss	$(1,767,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Transaction costs	1,583,878
Changes in operating assets and liabilities:
Prepaid expenses	(700,417)
Accrued expenses	96,590
Net cash used in operating activities	(782,400)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	338,550,000
Proceeds from sale of Private Placement Warrants	8,900,000
Net cash provided by financing activities	347,450,000

Net Change in Cash	1,667,600
Cash – Beginning	—
Cash – Ending	$1,667,600

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$286,646,240
Change in value of Class A ordinary shares subject to possible redemption	$(178,570)
Deferred underwriting fee payable	$12,075,000
Initial classification of warrant liabilities	$43,147,500
Offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000
Payment of offering costs through promissory note – related party	$240,968
Payment of prepaid expenses through promissory note – related party	$26,800
Offering costs included in accrued offering costs	$340,282
The accompanying notes are an integral part of these financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
JAWS Spitfire Acquisition Corporation (formerly known as Spitfire Acquisition Corporation) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 11, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
As of December 31, 2020, the Company had cash of $1,667,600 held outside of the Trust Account. The Company incurred a net loss for the period from September 11, 2020 to December 31, 2020 of $1,767,451 and cash used in operating activities of $782,400. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business through the consummation of a Business Combination. However, if the Company’s estimate of future costs are less than the actual amount necessary, the Company may have insufficient funds available to operate prior to the Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with the Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,450,000 warrants (the “Private Placement Warrants”) at a price of $2.00 per Private Placement Warrant in a private placement to Spitfire Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 5.
Offering costs amounted to $19,126,250, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $151,250 of other offering costs, net of $450,000 reimbursed from the underwriters.
Following the closing of the Initial Public Offering on December 7, 2020, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus related to the Initial Public Offering. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with its initial Business Combination or to redeem 100% of the Company’s public shares if we do not complete our initial Business Combination by December 7, 2022 or (ii) with respect to any other provision relating to shareholders’ rights, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until December 7, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — RESTATEMENT
On April 12, 2021 the Securities and Exchange Commission (the “SEC”) released a public statement highlighting the potential accounting implications of certain terms of warrants issued by Special Purpose Acquisition Companies (“SPACs”). The Audit Committee of the Board of Directors of the Company, in consultation with management of the Company concluded that the Company’s previously issued financial statements and related disclosures as of December 31, 2020 and for the period from September 11, 2020 to December 31, 2020 should no longer be relied upon.
Upon reviewing the SEC’s public statement and evaluating the terms of its warrant agreements, the Company determined that it had improperly classified its Public Warrants and Private Placement Warrants as shareholders’ equity. In accordance with ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity”, the Company has concluded that its Public Warrants and Private Placement Warrants should be classified as a liability at fair value on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 “Financial Instruments”, the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders’ equity, should be allocated to the warrants based on their relative fair value against total proceeds and recognized as transaction costs in the statement of operations. Further discussion on the related terms and analysis resulting in this conclusion can be found in Note 3.
The Company is restating the financial statements and related disclosures as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020, to correct misstatements associated with the Company’s classification of its Public Warrants and Private Placement Warrants on its balance sheet, in accordance with ASC Topic 250, “Accounting Changes and Error Corrections”.
Description of Restatement Tables
See below for a reconciliation from the previously reported to the restated amounts as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020. The previously reported amounts were derived from the Company’s Annual Report on Form 10-K as of December 31, 2020, and for the period from September 11, 2020 to December 31, 2020 filed on March 30, 2021. These amounts are labeled as “As Previously Reported” in the table below. The amounts labeled “Adjustment” represent the effects of this Restatement due to the change in classification of the Public Warrants and Private Placement Warrants from shareholders’ equity to liability on the balance sheet.
The correction of this misstatement in the statement of operations related to the expensing of allocated transaction costs resulted in an expense to the company’s statement of operations of $1,583,878 for the period from September 11, 2020 to December 31, 2020. There was no impact to net cash used in operating, investing, and financing activities for the the period from September 11, 2020 to December 31, 2020 as a result of this Restatement.
The following presents a reconciliation of the balance sheet, statement of cash flows, and statement of operations from the prior period as previously reported to the restated amounts as of December 31, 2020. The statement of shareholders’ equity for the period from September 11, 2020 to December 31, 2020 has been restated respectively, for the restatement impact to net income (loss) and ordinary shares subject to possible redemption:

	As Previously Reported	Adjustments	As Restated
Balance sheet as of December 7, 2020
Warrant liabilities	$—	$43,147,500	$43,147,500
Total liabilities	12,683,050	43,147,500	55,830,550
Ordinary shares subject to possible redemption	329,793,740	(43,147,500)	286,466,240
Class A ordinary shares	152	432	584
Accumulated deficit	(5,000)	(1,583,878)	(1,588,878)
Additional paid-in-capital	5,003,995	1,583,447	6,587,441
Total Shareholder’s Equity	5,000,010	—	5,000,010
Balance sheet as of December 31, 2020
Warrant liabilities	$—	$43,147,500	$43,147,500
Total liabilities	12,779,640	43,147,500	55,927,140
Ordinary shares subject to possible redemption	329,615,170	(43,147,500)	286,467,670
Class A ordinary shares	154	431	585
Accumulated deficit	(183,573)	(1,583,878)	(1,767,451)
Additional paid-in-capital	5,182,563	1,583,447	6,766,010
Total Shareholder's Equity	5,000,007	—	5,000,007
Net loss from September 11, 2020 to December 31, 2020
Transaction costs allocated to warrant liabilities	$—	$1,583,878	$1,583,878
Net loss	(183,573)	(1,583,878)	(1,767,451)
Basic and diluted net loss per share, Class B	(0.02)	(0.21)	(0.23)
Cash flow from September 11, 2020 to December 31, 2020
Transaction costs allocated to warrant liabilities	$—	$1,583,878	$1,583,878
Net loss	(183,573)	(1,583,878)	(1,767,451)
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Investments Held in Trust Account
The Company's portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. The Company's investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on Investments Held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, there are 28,646,767 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated on a relative fair value basis between shareholders’ equity and expense. The portion of offering costs allocated to the public warrants has been charged to expense. The portion of offering costs allocated to the public shares has been charged to shareholders’ equity. On December 31, 2020, offering costs totaled $19,126,250 consisting of $6,900,000 of underwriting fees (including an aggregate amount of $450,000 reimbursed by the underwriters for application towards our offering expenses), $12,075,000 of deferred underwriting fees and $601,250 of other offering costs, of which $1,583,878 was charged to expense and $17,542,372 was charged to shareholders’ equity.

Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 13,075,000 shares of Class A ordinary shares in the aggregate.
The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from September 11, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$—
Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	34,500,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(1,767,451)
Non-Redeemable Net Loss	$—
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,758,028
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.23)
Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Warrant Liabilities
As disclosed in Note 4, pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”), equating to 8,625,000 Public Warrants issued. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). Simultaneously with the closing of its initial public offering, the Company consummated the sale of 4,450,000 warrants (“Private Placement Warrant”) at a price of $2.00 per warrant in a private placement to Jaws Sponsor LLC. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9).
The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its Permitted Transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) may not be transferred, assigned or sold until 30 days after the completion by the Company of an initial Business Combination, (iii) shall not be redeemable by the Company when the class A ordinary shares equal or exceeds $18.00, and (iv) shall only be redeemable by the Company when the class A ordinary shares are less than $18.00 per share, subject to certain adjustments (see Note 9).
The Company evaluated the Public and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity”. Specifically, the warrant agreement allows for the exercise of the Public and Private Placement Warrants to be settled in cash upon a tender offer where the maker of the offer owns beneficially more than 50% of the Class A shares following the tender offer. This provision precludes the warrants from being classified as shareholders’ equity as not all of the Company’s shareholders need to participate in such a tender offer to trigger the potential cash settlement. As the Public and Private Placement Warrants also meet the definition of a derivative under ASC 815, upon completion of the Initial Public Offering, the Company recorded these warrants as liabilities on its balance sheet, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date. In accordance with ASC 825-10 "Financial Instruments", the Company has concluded that a portion of the transaction costs which directly related to the Initial Public Offering and Private Placement, which were previously charged to shareholders' equity, would be allocated to the warrants based on their relative fair value against total proceeds, and recognized as transaction costs in the statement of operations.
Fair Value of Financial Instruments
The fair value of the Company’s warrant liabilities does not approximate their carrying amount, and as such, the warrant liabilities are recorded at fair value on the Company’s balance sheet. The fair value of the Company’s assets and other liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,450,000 Private Placement Warrants, at a price of $2.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 14, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, the Company effected a share dividend, resulting in 8,625,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On December 7, 2020, the underwriters fully exercised the over-allotment option, thus these shares were no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 7, 2020, through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the period ended September 11, 2020, through December 31, 2020, the Company incurred and paid $10,000, in fees for these services.
Promissory Note — Related Party
On September 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. As of December 31, 2020, the Company borrowed an aggregate of $267,768 under the Promissory Note, which is currently due on demand.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, the results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholder Rights
Pursuant to a registration and shareholders rights agreement entered into on December 2, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,853,233 Class A ordinary shares issued and outstanding, excluding 28,646,767 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except that, prior to our initial Business Combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment of directors, and except as required by law.
The Class B ordinary shares will automatically convert into our Class A ordinary shares at the time of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9 — WARRANT LIABILITIES
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may call the warrants for redemption (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;
•if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is has not completed a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price and the “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In the event that a tender or exchange offer is made to and accepted by holder of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants whereas only certain of the holders of the underlying shares of common stock would be entitled to cash. If the maker of the offer owns beneficially more than 50% of the issued and outstanding Class A shares following the offer, then the warrant holders may receive the highest amount of cash/securities/assets than each holder would have been entitled to as a shareholder if the holder exercised the warrant prior to the offer.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above under “Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00,” so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10  FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:    Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following is a description of the valuation methodology used for assets and liabilities measured at fair value:
US Treasury Securities: The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2020, assets held in the Trust Account were comprised of $345,000,000 in mutual funds which trade in U.S. Treasury securities. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
Warrant Liabilities: The Company classifies its Public and Private Placement Warrants as liabilities in accordance with ASC Topic 815 “Derivatives and Hedging–Contracts in Entity’s Own Equity”. The Company’s valuation of the warrant liabilities utilized a Binomial Lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the warrants utilized Level 3 inputs as it is based on the significant inputs not observable in the market as of December 31, 2020.

The fair value of warrant liabilities at December 31, 2020 is as follows:

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrant liabilities	$—	$—	$28,462,500	$28,462,500
Private Placement Warrant Liabilities	$—	$—	$14,685,000	$14,685,000
The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements:

	As of December 7, 2020 (Initial Measurement)	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$10.00	$10.00
Term (years)	5.0	5.0
Volatility	82.8%	82.9%
Risk free interest rate	0.46%	0.42%
Dividend yield	0.0%	0.0%
Public and private warrant price	$3.30	$3.30
The following table provides a roll-forward of the fair value of the Company’s warrant liability, for which fair value was determined using Level 3 inputs:

Warrant liabilities
Fair value at December 7, 2020	$43,147,500
Change in fair value	—
Fair value at December 31, 2020	$43,147,500
Transfers between levels within the fair value hierarchy are recognized at the end of the reporting period. There were no transfers to/from Level 1, 2 and 3 for the period from September 11, 2020 (inception) through December 31, 2020.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company identified one subsequent event that requires adjustment or disclosure in the financial statements.
On March 22, 2021 (the “Effective Date”), the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, JAWS Spitfire Merger Sub, LLC, a Delaware limited liability company (“JAWS Merger Sub”), and Velo3D, Inc. (“Velo3D”).
The Business Combination Agreement provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”) (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Velo3D, Inc.,” (B) each outstanding Class A ordinary share of the Company and each outstanding Class b ordinary share of the Company will become one share of common stock of the Company (the “JAWS Common Stock”), and (C) each outstanding warrant of the Company will become one warrant to purchase one share of JAWS Common Stock, and

(ii) following the Domestication, JAWS Merger Sub will merge with and into Velo3D, with Velo3D as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company.
The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

Velo3D, Inc.
Unaudited Condensed Balance Sheets
June 30, 2021 and December 31, 2020 (Unaudited)

	June 30,	December 31,
	2021	2020
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$11,948	$15,517
Accounts receivable, net	3,880	1,232
Inventories	8,588	7,309
Contract assets	160	3,033
Prepaid expenses and other current assets	2,555	807
Total current assets	27,131	27,898
Property and equipment, net	1,219	1,006
Equipment on lease, net	7,595	2,855
Other assets	4,288	932
Total assets	$40,233	$32,691
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,522	$1,226
Accrued expenses and other current liabilities	3,289	2,512
Debt – current portion	6,070	3,687
Contract liabilities	11,892	4,702
Total current liabilities	27,773	12,127
Long-term debt – less current portion	12,813	4,316
Convertible notes payable	5,000	—
Other noncurrent liabilities	3,357	365
Total liabilities	48,943	16,808
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock, $0.00001 par value, 125,419,265 shares authorized as of June 30, 2021 and December 31, 2020; 117,734,383 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation preference of $133,762 as of June 30, 2021 and December 31, 2020, respectively	123,704	123,704
Stockholders’ deficit:
Common stock, $0.00001 par value – 216,000,000 shares authorized at June 30, 2021 and December 31, 2020, 19,686,205 and 19,637,872 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	16,446	14,954
Accumulated deficit	(148,861)	(122,776)
Total stockholders’ deficit	(132,414)	(107,821)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$40,233	$32,691

Velo3D, Inc.
Unaudited Condensed Statements of Operations and Comprehensive Loss
Three Months Ended June 30, 2021 and 2020 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
			(in thousands, except share and per share data)
Revenue	$1,172	$6,399	$8,318	$9,960
Cost of revenue	1,562	4,483	6,524	6,455
Gross profit (loss)	(390)	1,916	1,794	3,505
Operating expenses
Research and development	4,695	3,709	11,094	6,874
Selling and marketing	2,023	1,513	4,360	2,875
General and administrative	4,786	2,340	10,004	4,128
Total operating expenses	11,504	7,562	25,458	13,877
Loss from operations	(11,894)	(5,646)	(23,664)	(10,372)
Interest expense	(120)	(81)	(644)	(152)
Other income (expense), net	(1,534)	25	(1,778)	40
Loss before provision for income taxes	(13,548)	(5,702)	(26,086)	(10,484)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(13,548)	$(5,702)	$(26,086)	$(10,484)
Net loss per share attributable to common stockholders, basic and diluted	$(0.69)	$(0.32)	$(1.32)	$(0.57)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,656,762	18,068,448	19,715,885	18,553,332
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Unaudited Condensed Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three Months Ended June 30, 2021 and 2020 (Unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	27,967,896	$101,858	18,064,695	$1	$13,196	$(114,020)	$(100,823)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	75,660,962	28,278	—	—	—	—	—
Exchange of convertible notes and accrued interest for Series D redeemable convertible preferred stock	4,029,222	1,512	—	—	—	—	—
Extinguishment of redeemable convertible preferred stock	(4,456,248)	(13,274)	1,485,413	—	223	13,051	13,274
Issuance of common stock upon exercise of stock options	—	—	49,848	—	39	—	39
Stock-based compensation	—	—	—	—	777	—	777
Net loss	—	—	—	—	—	(10,484)	(10,484)
Balance as of June 30, 2020	103,201,832	$118,374	19,599,956	$1	$14,235	$(111,452)	$(97,217)
Balance as of December 31, 2020	117,734,383	$123,704	19,637,872	$1	$14,954	$(122,776)	$(107,821)
Issuance of common stock upon exercise of stock options	—	—	202,500	—	283	—	283
Issuance of common stock warrants in connection with financing	—	—	—	—	134	—	134
Stock-based compensation	—	—	—	—	1,075	—	1,075
Net loss	—	—	—	—	—	(26,086)	(26,086)
Balance as of June 30, 2021	117,734,383	$123,704	19,840,372	$1	$16,446	$(148,861)	$(132,414)
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Condensed Statements of Cash Flows
Three Months Ended June 30, 2021 and 2020 (Unaudited)

	Six months ended June 30,
	2021	2020
	(In thousands)
Cash flows from operating activities
Net loss	$(26,086)	$(10,484)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	692	529
Stock-based compensation	1,075	777
Changes in assets and liabilities
Accounts receivable	(2,648)	(869)
Inventories	(1,279)	(1,539)
Contract assets	2,873	(2,255)
Prepaid expenses and other assets	(3,904)	1,545
Accounts payable	5,296	(323)
Accrued expenses and other liabilities	3,769	(1,310)
Contract liabilities	7,190	(2,478)
Net cash used in operating activities	(13,022)	(16,407)
Cash flows from investing activities
Purchase of property and equipment	(601)	(225)
Production of equipment for lease to customers	(5,044)	(2,176)
Net cash used in investing activities	(5,645)	(2,401)
Cash flows from financing activities
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	—	28,278
Proceeds from loan refinance, net of issuance costs	14,339	—
Repayment of term loan and equipment loan	(4,888)	—
Proceeds from equipment loans	3,200	750
Repayment of loan	(1,636)	(219)
Proceeds from convertible notes	5,000	5,415
Issuance of common stock upon exercise of stock options	283	39
Net cash provided by (used in) financing activities	16,298	34,263
Net change in cash and cash equivalents	(2,369)	15,455
Cash and cash equivalents at beginning of period	15,517	9,815
Cash and cash equivalents at end of period	$13,148	$25,270
Supplemental disclosure of non-cash information
Unpaid liabilities related to property and equipment	$—	$13,274
Supplemental disclosure of cash flow information
Cash paid for interest	280	131
Supplemental disclosure of non-cash information
Extinguishment of redeemable convertible preferred stock	$—	$13,274

Conversion of convertible notes to Series D redeemable convertible preferred stock	$—	$1,512
Issuance of common stock warrants in connection with financing	$134	$—
The accompanying notes are an integral part of these condensed financial statements.

Velo3D, Inc.
Notes to Condensed Financial Statements
(Unaudited)
1. Description of Business and Basis of Presentation
Velo3D, Inc. (the “Company”) produces metal additive three dimensional printers (“3D Printers”) which enable the production of components for space rockets, jet engines, fuel delivery systems and other high value metal parts, which it sells or leases to customers for use in their businesses. The Company also provides support services (“Support Services”) for an incremental fee. The Company was founded in June 2014 as a Delaware corporation headquartered in Campbell, California. The first commercially developed 3D Printer was delivered in the fourth quarter of 2018.
Basis of Presentation
The condensed financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These condensed financial statements have been prepared on the same basis as its annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021, or for any other interim period or for any other future year. The condensed balance sheet as of December 31, 2020 has been derived from the audited financial statements of the Company. These condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes.
Merger Agreement
In March 2021, the Company entered into a merger agreement with JAWS Spitfire Acquisition Corp. As a result of the proposed Merger, JAWS Spitfire will domesticate as a corporation incorporated under the laws of the state of Delaware and the Company will survive the Merger as a wholly-owned subsidiary of JAWS Spitfire. The Company will be renamed “Velo3D Corporation” and JAWS Spitfire will be renamed to Velo3D, Inc. (“New Velo3D”). The Company’s board of directors unanimously approved the entry into the Merger.
Upon the closing of the Merger, all outstanding shares of the Company’s common stock, after giving effect to the conversion of the Company’s issued and outstanding preferred stock into the Company’s common stock, will be cancelled and exchanged into the right to receive shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. Additionally, all of the Company’s outstanding stock warrants, and stock options, for shares of the Company’s common stock will be cancelled and exchanged into equivalent outstanding stock warrants, and stock options with similar terms for shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. The exchange ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1,500.0 million.
All holders of the Company’s issued and outstanding common stock, outstanding vested and unexercised stock options, and outstanding vested as of the closing of the Merger will also be eligible to receive up to 23.8 million additional shares of New Velo3D common stock, (assuming the expected capital structure as of July 31, 2021) comprised of two separate tranches of 11.9 million shares per tranche, upon the earliest occurrence of the specified earnout triggering events for each tranche prior to the fifth anniversary of the closing of the Merger, including the (i) date on which the volume-weighted average trading sale price of one share of New Velo3D common stock quoted on Nasdaq is greater than or equal to $12.50 and $15.00, respectively per tranche, for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Velo3D pursuant to which holders of New Velo3D common stock have the right to receive consideration implying a value per share greater than or equal to $12.50 and $15.00, respectively per tranche.

The Merger agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in JAWS Spitfire’s trust account, after including the cash proceeds received in a concurrent private placement and deducting the amounts required to satisfy JAWS Spitfire’s obligations if any shareholders exercise their rights to redeem their public shares in connection with the shareholders’ approval of the Merger and the payment of the unpaid JAWS Spitfire expenses and liabilities, is at least equal to $350.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by the JAWS Spitfire shareholders.
Going Concern, and Liquidity and Capital Resources
The accompanying financial statements are unaudited and have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Since inception, the Company has not achieved profitable operations or generated positive cash flows from operations. As of June 30, 2021, the Company had an accumulated deficit of $148.9 million. The Company has incurred net losses since inception. The Company is subject to risks, expenses, and uncertainties frequently encountered by companies in this stage of development and industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, limited management resources, intense competition, dependence on the future acceptance of products in development by customers, and the uncertainty of achieving future profitability.
The Company’s activity has been funded primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments and deposits. The Company intends to raise additional capital in connection with the completion of the merger with JAWS Spitfire Acquisition Corp, a publicly traded blank check company incorporated as a Cayman Islands exempted company (“JAWS Spitfire”) (the “Merger”).
In May 2021, the Company entered into an amended and restated loan and security agreement and a mezzanine loan and security agreement with our primary lender and another financing institution for a total of $53.5 million of debt facilities (see note 11, Long-Term Debt). These were comprised of a $35.0 million term loan, a $10.0 million revolving credit line and an $8.5 million secured equipment loan facility. The Company borrowed $15.0 million in May 2021 and $5.0 million in July 2021.. The debt was to cover working capital requirements and repay certain indebtedness of the Company’s original loan. This loan may not be sufficient to fund the Company’s growth for the next 12 months.
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that the Company will be able complete the Merger or that, in the event that the Merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to its management or at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these unaudited financial statements.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the unaudited accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, standalone selling price for performance obligations in contracts with customers, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the fair value of common stock and other assumptions used to measure stock-based compensation, inventory reserves, and the valuation of deferred income tax assets and uncertain tax positions.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from these estimates and assumptions.
Concentration of Credit Risk and Other Risks and Uncertainties
The Company’s financial instruments that potentially expose the Company to concentration of credit risk consist mainly of cash and cash equivalents and accounts receivable, net. The Company maintains its cash and cash equivalents in domestic cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits.
The customer concentration for balances greater than 10% of revenues and 10% of accounts receivables, net, respectively, are presented below:

	Total Revenue		Accounts Receivable, Net
	Six months ended June 30,		June 30	December 31
	2021	2020	2021	2020
	(as a percentage)		(as a percentage)
Customer 1	21.1%	16.3%	31.6%	—%
Customer 2	18.2%	—%	41.0%	—%
Customer 3	16.8%	13.2%	<10%	<10%
Customer 4	16.3%	67.8%	<10%	85.6%
Customer 5	14.5%	—%	—%	—%
The Company relies on four key suppliers for products and services. While alternative providers could be identified, the Company is subject to supply and pricing risks.
Impact of COVID-19
The Company continues to operate its business through the COVID-19 pandemic and has taken additional precautions to ensure the safety of its employees, customers, and vendors with which it operates. The impact of COVID-19 on the Company’s operating results has added uncertainty in timing of customer orders creating longer lead times for sales and marketing.
Fair Value Measurements
The Company has applied the framework for measuring fair value which requires a fair value hierarchy to be applied to all fair value measurements. Assets and liabilities measured at fair value are classified into one of three levels in the fair value hierarchy based on the inputs used to measure fair value as follows:
Level 1 — Quoted prices observed in active markets for identical assets or liabilities;Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and Level 3 — Significant unobservable market inputs for the asset or liability.
As of June 30, 2021 and December 31, 2020, warrants for redeemable convertible preferred stock were the only liabilities measured at fair value on a recurring basis.

The carrying amounts of cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. The long-term debt (including convertible notes) with variable interest at market rates is carried at amortized cost, which approximates its fair value and was classified as Level 2. See Note 11, Long-Term Debt and Note 12, Convertible Notes Payable, for further information. Warrants for redeemable convertible preferred stock and convertible notes payable were classified as Level 3.
Cash and Cash Equivalents and Restricted Cash
All highly liquid investments with an original maturity of three months or less, when purchased, are classified as cash equivalents. Cash equivalents may be invested in money market funds and are carried at cost, which approximates their fair value.
In June 2021, in conjunction with the new 80,000+ square foot facility to begin production of the Company’s Sapphire XC in late 2021, the Company issued a one-year letter of credit for $1.2 million to the landlord to secure the agreement. The Company has restricted cash to secure the letter of credit and the agreement will allow for reductions to the letter of credit limit based on the Company’s revenue achievements.

	June 30, 2021	December 31, 2020
	(In thousands)
Cash and cash equivalents	$11,948	$15,517
Restricted cash (Other assets)	1,200	—
Total cash and cash equivalents, and restricted cash	$13,148	$15,517
Information by Segment and Geography
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the entity- wide level.
The Company currently sells its products in the United States and other locations. No long-lived assets are located outside the U.S. Revenue by geographic area based on the billing address of the customers were as follows:

	Six months ended June 30,
	2021	2020
	(In thousands)
United States	$8,246	$8,631
Other	72	1,329
Total	$8,318	$9,960
The following table summarizes revenue disaggregated by products and service type:

	Six months ended June 30,
	2021	2020
	(In thousands)
3D Printers	$6,313	$9,300
Recurring Payment (defined below)	635	—
Support services	1,370	660
Total	$8,318	$9,960

Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers” utilizing the full retrospective method. Revenue subject to ASC 606 consists of 3D Printer sales and Support Services (recognition of Recurring Payment consisting of payments from lessees of the Company’s equipment discussed below). The Company determines revenue recognition through the following five-step model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies its performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. The Company provides one price for all deliverables including the 3D Printer and bundled software, and for the Support Services. Typically, the Company has one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives including risk adjusted gross profit margin for products and services, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.
3D Printer Sales
The Company bills its customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs typically over three to six months. Revenue for the 3D Printer is recognized at a point-in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
The Company has elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers for each of the six months ended June 30, 2021 and 2020 was $0.1 million.
Revenue for parts sold to customers independent of the 3D Printer sales or Support Services contract is included with 3D Printer sales. Such revenue is recognized at a point-in time, which occurs upon transfer of control to the customer at shipment. Revenue from parts was $0.2 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively.
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Services revenue are recognized evenly over the contract period beginning with customer performance test acceptance.
Recurring Payment (operating lease revenue from customers)
The Company enters into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, the Company adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services including the printer itself, services, and accessories. The asset is physically distinct, the supplier does not have substitution rights, and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of June 30, 2021, initial lease terms are 12 months and the Company has considered the possibility of renewals when determining the length of the contract and the expectation is that customers will not exercise any renewal or purchase options at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of June 30, 2021, there has been no variable consideration recognized to date.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of June 30, 2021 and December 31, 2020.
Equipment leased to customers are considered long-lived assets and are tested for impairment. Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Contracts Assets and Contract Liabilities
Contract assets consist of unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to the Company’s customers. A contract asset is recognized when products or services are transferred to a customer and the right to consideration is conditional on something other than the passage of time. Contract liabilities include amounts billed or collected which is related to remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods.
The amount of revenue recognized during the six months ended June 30, 2021 included in contract liabilities as of December 31, 2020 was $0.3 million. The amount of revenue recognized during the six months ended June 30, 2020 that was included in contract liabilities as of December 31, 2019 was $0.3 million.
Cost of Revenue
Cost of 3D Printers includes the manufacturing cost of the components and subassemblies purchased from vendors for the assembly, as well as, raw materials and assemblies, shipping costs, and other directly associated costs. Cost of 3D Printers also includes allocated overhead costs from headcount related costs, such as salaries and stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the equipment on lease over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, allocated headcount related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs, and other services costs.
Warranties on 3D Printers
The Company generally provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the six months ended June 30, 2021 and 2020 was not material.
Operating Expenses
Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, and allocated overhead. Research and development costs are expensed as incurred.
Selling and marketing expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the sales and marketing efforts to expand the Company’s brand and market share. Also, selling and marketing expenses includes third-party consulting fees, advertising, and allocated overhead. The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the six months ended June 30, 2021 and 2020 were not material.
General and administrative expenses consist primarily of salaries, occupancy costs including rent and utilities, and depreciation; information technology used in the business; professional services costs including legal, accounting, and consulting; and other.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“Topic 740”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for the Company in fiscal year 2021, and early adoption is permitted. The Company adopted the guidance and there is no material impact on its condensed financial statements.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Topic 848”),” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance was effective for the Company beginning on March 12, 2020 and the amendments will be applied prospectively through December 31, 2022. The Company adopted the guidance and there is no material impact on its condensed financial statements.
In August 2020, the FASB issued No. ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.
Consequently, more convertible debt instruments will be reported as a single liability instrument and more redeemable convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company early adopted the new guidance effective January 1, 2021 using the modified retrospective method. Adoption of this guidance did not have a material impact on the Company’s financial statements and disclosures.

Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”)”, and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company for the fiscal year beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its financial statements and disclosures.
3. Basic and Diluted Net Loss per Share
The following table sets forth the computation of the Company’s basic and diluted net loss per share to common stockholders:

	Six months ended June 30,
	2021	2020
	(In thousands, except share data)
Numerator:
Net loss	$(26,086)	$(10,484)
Denominator:
Weighted average shares used in computing net loss per share – basic and diluted	19,715,885	18,553,332
Net loss per share – basic and diluted.	$(1.32)	$(0.57)
The following potentially dilutive shares of common stock equivalents “on an as-converted basis” were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect:

	Six months ended June 30,
	2021	2020
	(per share data)
Redeemable convertible preferred stock	147,876,672	147,876,672
Convertible promissory note	6,756,757	4,029,222
Redeemable convertible preferred stock warrants	408,729	408,729
Common stock warrants	293,856	63,621
Common stock options issued and outstanding	26,997,994	22,454,406
Total potentially dilutive common share equivalents	182,334,008	174,832,650
4. Accounts Receivable, Net
Accounts receivable, net consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Trade Receivables	$3,947	$1,299
Less: Allowances for Doubtful Accounts	(67)	(67)
Total	$3,880	$1,232

5. Inventories
Inventories consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Raw materials	$4,430	$1,948
Work-in-progress	4,158	5,361
Total	$8,588	$7,309
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Prepaid insurance and other	$1,110	$525
Vendor prepayments	1,445	282
Total	$2,555	$807
7. Property and Equipment, Net
Property and equipment, net consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Computers and software	$839	$510
R&D lab equipment	609	469
Furniture and fixtures	69	40
Leasehold improvements	1,931	1,828
Total property, plant and equipment	3,448	2,847
Less accumulated depreciation and amortization	(2,229)	(1,841)
Property, plant and equipment, net	$1,219	$1,006
Depreciation expense for the six months ended June 30, 2021 and 2020 was $0.4 million and $0.3 million, respectively.
8. Equipment on Lease, Net
The equipment leased to customers had a cost basis of $8.1 million and accumulated depreciation of $0.5 million as of June 30, 2021. Total lease revenue earned for the six months ended June 30, 2021 was $0.6 million. The total depreciation expense was $0.3 million and included in cost of revenue for the six months ended June 30, 2021. There was no lease revenue or depreciation expense for the six months ended June 30, 2020.
As of December 31, 2020, there were four 3D Printers (equipment) leased to customers. The equipment leased to customers had a cost basis of $3.0 million and accumulated depreciation of $0.2 million as of December 31, 2020.
The Company entered into debt secured by certain leased equipment to customers. The proceeds received were recognized as a financial liability under long-term debt. Lease payments remaining was $1.0 million and $1.3 million were due for the year as of June 30, 2021 and December 31, 2020, respectively. See Note 11, Long-term Debt, for a description of these financing arrangements.
For the six months ended June 30, 2021 principal payments of $0.3 million were paid for equipment lease loans. There was no equipment leased for the six months ended June 30, 2020.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Accrued expenses	$615	$787
Accrued salaries and benefits	2,167	1,231
Lease liability – current portion	507	494
Total	$3,289	$2,512
10. Leases
The Company leases its office and manufacturing facilities under two non-cancellable operating leases which expire in September 2021 and January 2023. The leases provide for base rent and certain reimbursement of lessor’s operating expenses. The agreements include a provision for renewal at the then market rate for terms specified in each lease. In April 2021, the Company renewed the office lease scheduled to end in September 2021 for an additional three years ending November 2024.
During the six months ended June 30, 2021, the Company signed two new leases for manufacturing and R&D facilities. The lease agreement for the manufacturing facility was signed on June 28, 2021, with a term of 65 months and is is expected to commence on November 7, 2021, with a contractual obligation of $9.3 million in base rent. The lease for the R&D facility has a term of 36 months and commenced in July 2021 with a contractual obligation of $0.5 million in base rent. Total Right-of-Use (“ROU”) assets (recorded in “Other Assets”) and lease liabilities (recorded in “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”) are as follows:

	June 30,	December 31,
	2021	2020
	(In thousands)
Right-of-use assets:
Net book value (Other assets)	$1,536	$633
Operating lease liabilities:
Current (Accrued expense and other current liabilities)	$474	$494
Noncurrent (Other noncurrent liabilities)	1,013	232
	1,487	726
Financing lease liabilities:
Current (Accrued expense and other current liabilities)	$33	$—
Noncurrent (Other noncurrent liabilities)	58	—
	$91	$—
Total lease liabilities	$1,578	$726
ROU assets are considered long-lived assets and are tested for impairment as described above under the heading, “Impairment of Long-lived Assets.” There were no impairments recorded related to these assets as of June 30, 2021 and December 31, 2020. Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Information about lease-related balances were as follows:

	Six months ended June 30,
	2021	2020

Operating lease expense	$304	$285
Financing lease expense	13	—
Short-term lease expense	25	46
Total lease expense	$342	$331
Cash paid for leases	$628	$260
Weighted – average remaining lease term – operating leases (years)	3.2	2
Weighted – average discount rate – operating leases	4.39%	4.46%
Future minimum lease payments under non-cancellable operating leases as of June 30, 2021 are as follows:

(In thousands)
Remainder of 2021	$243
2022	562
2023	471
2024	430
Total operating lease payments	$1,706
Less portion representing imputed interest	(128)
Total operating lease liabilities	$1,578
Less current portion	507
Long-term portion	$1,071
11. Long-Term Debt
Long-term debt consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Term loan	$15,000	$5,150
Property and equipment loan	—	833
Equipment loan	4,656	2,081
Deferred financing costs	(773)	(61)
Total	$18,883	$8,003
Debt – current portion	6,070	3,687
Long-term debt – less current portion	$12,813	$4,316
The Company’s banking arrangement includes three facilities with its primary bank (noted below). These loans contains customary representations and warranties, reporting covenants, events of default, and termination provisions. The affirmative covenants include, among other things, that the Company furnish monthly financial statements, a yearly budget, timely files taxes, maintains good standing and government compliance, maintains liability and other insurance, and furnishes audited financial statements no later than the date of delivery to the Board of Directors.

The Company amortizes deferred financing costs over the life of the borrowing. On May 17, 2021, the Company incurred $0.6 million of deferred financing related to its Term loan financing. As of June 30, 2021 and December 31, 2020, the remaining unamortized balance of deferred financing costs was $0.8 million and less than $0.1 million respectively, and was included in “Debt — current portion”, net of deferred financing costs on the balance sheets.
In May 2021, the Company entered into an amended and restated loan and security agreement and a mezzanine loan and security agreement with our primary lender and another financing institution for a total of $53.5 million of debt facilities. These comprised of a $35.0 million term loan, a $10.0 million revolving credit line and an $8.5 million secured equipment loan facility.
Term Loan — On December 17, 2020 the Company executed a loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of two years.
In May 2021, the Company borrowed $15.0 million from the term loan facility, and an additional $5.0 million in July 2021.
The Company has $15.0 million of the term loan facility undrawn, the availability of which is subject to the Company achieving certain financial performance targets.
The new Term loan has a variable interest rate of the greater of 9% or Prime plus 5.75% and a term of thirty months. The new loan included a deferral of principal payments for the first five months. The refinancing was accounted for as a debt modification under ASC Topic 470, Debt.
Property and Equipment Loan — On July 2, 2018, the Company executed a loan facility for $2.0 million. On September 26, 2018, $2.0 million was drawn down with a variable interest rate of Prime plus 1% and a term of three years. This facility was refinanced on December 17, 2020 with a new loan facility for $0.9 million with a variable interest rate of Prime plus 1% and a term of three years. This loan was prepaid in full with the new Term loan facility executed on May 17, 2021.
Equipment Loan — During the year ended December 31, 2020, the Company executed facilities for $2.4 million secured by the equipment leased to customers. One facility advance was for $0.8 million with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. The second facility was for $1.6 million with a fixed interest rate of 6%. All facilities had terms of three years. As of December 31, 2020 there was a total of $2.1 million outstanding related to the facilities.
During the six months ended June 30, 2021, the Company executed four additional advances on the first facility for $3.2 million secured by equipment leased to customers. All four advances of the first facility are with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. As of June 30, 2021, the outstanding balances for the first facility was $3.6 million outstanding and the second facility was $1.1 million, respectively. The Company has $4.0 million of the secured equipment loan facility undrawn.
The $10.0 million revolving credit facility, with a variable interest rate of the greater of 5.75% or Prime plus 2.50% and a term of three years, remains undrawn as of July 2021.
The future minimum aggregate payments for the above borrowings are as follows as of June 30, 2021:

(In thousands)
Remainder of 2021	$1,785
2022	8,980
2023	7,830
2024	288
$18,883

12. Convertible Notes Payable
Convertible notes payable consisted of the following:

	June 30,	December 31,
	2021	2020
	(In thousands)
Convertible notes into redeemable convertible preferred stock	$5,000	$—
Convertible notes payable	$5,000	$—
As of June 30, 2021, there was less than $0.1 million accrued for interest related to the convertible note payable under “Accrued expenses and other current liabilities” on the Balance Sheet. There was no convertible notes payable as of December 31, 2020
Convertible Note Issued in 2021
On January 4, 2021, concurrent with the Series D redeemable convertible preferred stock issuance, the Company issued a convertible note at a principal amount of $5.0 million with a maturity date of January 3, 2023. Interest accrued on the convertible note at 1.0% per annum. The note is convertible in Series D preferred stock at $0.74 per share convertible to 6,756,757 shares. There was no purchase discount offered to the note holder.
Upon the occurrence of (1) default in any payment on the convertible note when due, (2) the Company entering into bankruptcy, (3) any case, proceeding or other commenced against the Company, (4) materially breaches by the Company on any representation, warranty, covenant, or other obligation to the holder of the convertible note, and (5) certain distribution agreement expires or terminated, the outstanding principal amount of the convertible notes and accrued but unpaid interest may be accelerated. The Company shall not prepay the convertible note without the consent of the holder. Upon the occurrence of the next financing of the Company’s preferred stock, the principal amount of the note and accrued but unpaid interest shall automatically be converted into the shares of the preferred stock issued in such financing at the lowest selling price of such round of financing.
As of June 30, 2021, the carrying amount of the convertible note was $5.0 million and the effective interest rate (which equals the coupon interest rate) was 1.00% per annum. As of June 30, 2021, the fair value of the convertible note plus interest if converted to Series D redeemable convertible preferred stock using the conversion price of $0.74, using level 3 inputs, was $49.6 million.
13. Equity Instruments
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock consisted of the following:

	As of June 30, 2021 and December 31, 2020
	(In thousands, except share and per share data)
	Shares		Original issue price per share	Liquidation Preference	Carrying value
	Authorized	Issued and Outstanding
Series A	8,906,694	6,726,134	$2.928	$19,696	$17,030
Series B	10,385,804	8,386,456	$3.851	32,300	32,176
Series C	8,848,760	8,399,058	$5.524	46,400	39,378
Series D	97,278,007	94,222,735	$0.375	35,366	35,120
	125,419,265	117,734,383		$133,762	$123,704
As of June 30, 2021 and December 31, 2020, redeemable convertible preferred stock totaling 117,734,383 shares were convertible into 147,876,672 shares of common stock.

Conversion of Redeemable Convertible Preferred Stock into Common Stock at a conversion ratio of 3:1 and Issuance of Series D Redeemable Convertible Preferred Stock
In March and early April 2020, the Company notified the existing holders of the redeemable convertible preferred stock of (i) a planned initial closing of Series D redeemable convertible preferred stock and (ii) the amount assigned to each of them based on their pro rata holdings in the Company’s outstanding equity on a fully diluted basis. In addition, these existing holders are notified that, as a condition of the Series D redeemable convertible preferred stock financing, the Company would amend its articles to implement a special mandatory conversion provision if the holders failed to invest their pro rata amount in such initial financing of Series D redeemable convertible preferred stock.
On April 13, 2020, in connection with the Company’s issuance of Series D redeemable convertible preferred stock, the Company amended its articles to implement the special mandatory conversion provision and, contemporaneously, certain existing holders of redeemable convertible preferred stock who failed to invest their full pro rata amount or did not participate in the financing were automatically converted into the Company’s common stock at a conversion ratio of three to one. The amendment and forced conversion were recognized as an extinguishment of the redeemable convertible preferred stock.
As a result, 2,167,198 shares of Series A redeemable convertible preferred stock, 1,999,348 shares of Series B redeemable convertible preferred stock and 289,702 shares of Series C redeemable convertible preferred stock were converted into 1,485,413 shares of common stock. The carrying value of the converted shares of the redeemable convertible preferred stock is $13.3 million, whereas the fair value of the shares of common stock issued in the conversion was $0.2 million. Because the fair value of the consideration transferred (i.e., the fair value of the shares of common stock issued) was less than the carrying amount of the shares of the redeemable convertible preferred stock surrendered, the Company recognized an extinguishment of the redeemable convertible preferred stock converted in the amount of $13.1 million. The $13.1 million was a deemed capital contribution to the holders of the Company’s common stock that was a decrease to the net loss attributable to common stockholders and a decrease to accumulated deficit. Accordingly, the Company recorded a decrease of $13.3 million to redeemable convertible preferred stock, and a corresponding increase of $0.2 million in additional paid-in capital and a decrease of $13.1 million in accumulated deficit.
In addition, on April 13, 2020, the Company issued 44,794,885 shares of Series D redeemable convertible preferred stock at $0.37534 per share for gross proceeds of $16.8 million.
Common stock
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders but are not entitled to cumulative voting rights, have the right to appoint two directors to the Company’s Board of Directors, are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock in the event of the Company’s liquidation, dissolution, or winding up, have no preemptive rights and no right to convert their common stock into any other securities, and have no redemption or sinking fund provisions applicable to the common stock.

Common Stock Reserved for Future Issuance
Shares of common stock reserved for issuance on an “as if converted” basis were as follows:

	June 30,	December 31,
	2021	2020
	(share data)
Redeemable convertible preferred	147,876,672	147,876,672
Convertible promissory note	6,756,757	—
Redeemable convertible preferred stock warrants	408,729	408,729
Common stock warrants	293,856	262,638
Common stock options issued and outstanding	26,997,994	26,347,331
Shares available for future grant under 2014 Stock Option Plan	6,370,750	7,223,913
Total shares of common stock reserved	188,704,758	182,119,283
Stock Warrants
Warrants for shares of common stock consisted of the following:

	June 30, 2021
	Issue Date	Expiration Date	Number of Warrant	Exercise Price	Fair Value on Issue Date per warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Common stock	12/17/2020	12/17/2030	199,017	$0.15	$0.14
Common stock	02/18/2021	02/18/2031	6,244	$0.15	$5.28
Common stock	03/26/2021	03/26/2031	12,487	$0.15	$5.28
Common stock	04/26/2021	04/26/2031	12,487	$0.15	$5.28
Total outstanding			293,856
Warrants for common stock of 293,856 and 262,638 were convertible 1-to-1 as of June 30, 2021 and December 31, 2020, respectively. During the six months ended June 30, 2021, the issuance of common stock warrants was related to the additional equipment loan per the agreement dated December 17, 2020. Per the agreement, each additional borrowing included an issuance of common stock warrants to the lender.
Warrants on common stock are equity classified and recorded at fair value on the issue date without further remeasurement. The level 3 fair value assumptions used in the Black-Scholes model to calculate fair value of the warrant for common stock granted during the six months ended June 30, 2021 were as follows: volatility of 55.0% to 60.0%, term of 0.2 years, and risk-free rate of 1.00%.
Warrants for shares of Series A and Series C redeemable convertible preferred stock consisted of the following (dollars in thousands, except share and per share amounts):

	As of June 30, 2021 and December 31, 2020
	Issue Date	Expiration Date	Number of Warrant	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25

Series C redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362
Warrants for redeemable convertible preferred stock of 173,362 as of June 30, 2021 and December 31, 2020 were convertible into 408,729 shares of common stock after the impact of dilution triggered by the issuance of Series D Preferred stock.
Warrants on redeemable convertible preferred stock were issued to lenders in connection with borrowings. The fair value on the date of issue is recorded as a debt issue cost (contra-liability) and a liability because the warrant was liability classified. The fair value of the warrants are remeasured each reporting period using Level 3 inputs with the increase or decrease recorded in other income or expense in the statements of operations.
The liability for warrants on redeemable convertible preferred stock (carried at fair value) was as follows for the six months ended June 30, 2021 and 2020:
Rollforward of the liability for warrants on redeemable convertible preferred stock:

(in thousands)
Balance as of December 31, 2019	$185
Change in fair value (Other income (expense), net)	(7)
Balance as of June 30, 2020 (Other noncurrent liabilities)	$178
Balance as of December 31, 2020	$181
Change in fair value (Other income (expense), net)	1,741
Balance as of June 30, 2021 (Other noncurrent liabilities)	$1,922
As of June 30, 2021, the fair value of the warrants for shares of Series A and Series C redeemable convertible preferred stock was $13.79 and $10.86, respectively. The fair value of the redeemable convertible preferred stock warrant liability was estimated using an option pricing model that takes into account the contract terms as well as multiple unobservable inputs such as the aggregate equity value, risk-free interest rates, and expected volatility. The level 3 fair value assumptions used in the Black-Scholes model for the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

Six months ended June 30,
	2021	2020
Expected volatility	55% – 65%	35% – 45%
Risk-free interest rate	0.1% – 0.5%	0.1% – 0.8%
Dividend yield	—	—
The expected term for the Series A warrants and the Series C warrants for the six months ended June 30, 2021 was 0.2 years for both warrants, respectively.
The expected term for the Series A warrants and the Series C warrants for the six months ended June 30, 2020 was 1.6 years and 9.0 years, respectively.
14. Stock Option Plan and Stock-Based Compensation
In 2014, the Company adopted its 2014 equity incentive plan (the “2014 Plan”) which provides for the granting of stock options, restricted stock awards and stock appreciation rights to employees, directors, and consultants of the Company. As of June 30, 2021, the Company has reserved 6,370,750 shares of its common stock for issuance under the 2014 Plan.
Awards granted under the 2014 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of stock options grants shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors. Awards generally vest based on continuous service over four years. Awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2014 Plan.
Stock options
Activity under the Company’s stock option plans is set forth below:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in years
	(In thousands)	(Per Share Data)	(Years)
Outstanding as of December 31, 2019	5,947	$1.23	8.1
Granted	18,528	$0.22
Exercised	(50)	$0.80
Forfeited or expired	(1,971)	$0.80
Outstanding as of June 30, 2020	22,454	$0.32	9.5
Options vested and expected to vest as of June 30, 2020	22,454	$0.32
Vested and exercisable as of June 30, 2020	2,613	$0.83
Outstanding as of December 31, 2020	26,347	$0.27	9.3
Granted	1,186	$5.40
Exercised	(203)	$1.40
Forfeited or expired	(332)	$0.33
Outstanding as of June 30, 2021	26,998	$0.48	8.7
Options vested and expected to vest as of June 30, 2021	26,998	$0.48
Vested and exercisable as of June 30, 2021	7,299	$0.51
The aggregate intrinsic value of options outstanding was $156.2 million and $3.9 million, respectively, as of June 30, 2021 and December 31, 2020. Intrinsic value of options exercised for the six months ended June 30, 2021 and 2020 was $0.2 million and less than $0.1 million, respectively. The weighted-average grant date fair value of options granted in the six months ended June 30, 2021 and 2020 was $2.91 per share and $0.12 per share, respectively. The total grant date fair value of options vested was $0.7 million and $0.2 million for the six months ended June 30, 2021 and 2020.
The Company’s inputs for the intrinsic value are based on a third-party valuation of the Company’s stock, which increased from $0.33 per share to $5.40 per share, as of December 31, 2020 and June 30, 2021, respectively. The valuation methodologies in determining the fair market value of the Company’s stock considered the pending merger agreement with JAWS Spitfire Acquisition Corp.
Stock-based Compensation Associated with Awards
For the six months ended June 30, 2021 and 2020, the Company used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a Discount for Lack of Marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of June 30, 2021 was 23.5%.

The weighted-average assumptions in the Black-Scholes option-pricing model used to determine the fair value of stock options granted were as follows:

	Six months ended June 30,
	2021	2020
Expected volatility	60%	60%
Risk-free interest rate	0.9% – 1.0%	0.4% – 0.8%
Dividend yield	—%	—%
Expected term (in years)	5.71	6.07
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the stock options included in the statements of operations:

	Six months ended June 30,
	2021	2020
	(In thousands)
Research and development	$387	$382
Selling and marketing	174	213
General and administrative	514	182
	$1,075	$777
As of June 30, 2021, total unrecognized compensation cost related to stock awards was $4.7 million and is expected to be recognized over a weighted-average period of 2.72 years.
15. Income Taxes
The income tax provision is calculated for an interim period by distinguishing between elements recognized in the income tax provision through applying an estimated annual effective tax rate (the “ETR”) to a measure of year-to-date operating results referred to as “ordinary income (or loss),” and discretely recognizing specific events referred to as “discrete items” as they occur. The income tax provision or benefit for each interim period is the difference between the year-to-date amount for the current period and the year-to date amount for the period prior. Under ASC 740-270-30-36, entities subject to income taxes in multiple jurisdictions should apply one overall ERT instead of separate ETRs for each jurisdiction when calculating the interim-period income tax or benefit related to ordinary income (or loss) for the year-to-date interim period, except in certain circumstances. The Company’s effective tax rates for the six months ended June 30, 2021 and 2020 differ from the federal statutory rate of 21% principally as a result of valuation allowances expected to be applied to net operating loss carry-forwards which will not meet the threshold for recognition as deferred tax assets.
16. Commitments and Contingencies
The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. As of June 30, 2021 and December 31, 2020, the Company is not aware of any litigation, claim or assessment in which the outcome, individually or in the aggregate, would have a material adverse effect on its financial positions, results of operations, cash flows or future earnings.
The Company’s purchase obligations per terms and conditions with suppliers and vendors are cancellable in whole or in part prior to shipment. If inventory is shipped, the Company will accrue a liability under accrued expenses. The Company has no other commitment and contingencies, except for the operating leases. See Note 10, Leases, for further discussion.
17. Employee Defined-Contribution Plans
Accrued salaries and benefits included accruals related to the 401(k) plans the Company offers to its employees. In order to qualify for these plans, employees must meet the minimum age requirement (21 years) and begin participating on their entry date which is the first paycheck date in the month following the month of eligibility described above. Employee and employer contributions are immediately 100% fully vested. The plans offer employer contributions of 3.0% of an employee’s eligible compensation following safe-harbor rules. The Company’s contribution to the 401(k) plan was $0.2 million for both six months periods, ended June 30, 2021 and 2020.
The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has paid all matching contributions as of December 31, 2020.
18. Subsequent Events
The Company has evaluated subsequent events through August 18, 2021, the date the unaudited financial statements were available to be issued and has determined that there were no subsequent events requiring additional disclosure.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Velo3D, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Velo3D, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and cash outflows from operating activities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 12, 2021
We have served as the Company’s auditor since 2020.

Velo3D, Inc.
Balance Sheets
December 31, 2020 and 2019

	December 31,
	2020	2019
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$15,517	$9,815
Accounts receivable, net	1,232	1,974
Inventories	7,309	4,566
Contract assets	3,033	540
Prepaid expenses and other current assets	807	1,884
Total current assets	27,898	18,779
Property and equipment, net	1,006	1,456
Equipment on lease, net	2,855	—
Other assets	932	1,398
Total assets	$32,691	$21,633
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,226	$1,716
Accrued expenses and other current liabilities	2,512	3,318
Debt – current portion	3,687	145
Contract liabilities	4,702	7,091
Total current liabilities	12,127	12,270
Long-term debt – less current portion	4,316	5,983
Convertible notes payable	—	1,500
Other noncurrent liabilities	365	845
Total liabilities	$16,808	$20,598
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock, $0.00001 par value, 125,419,265 and 28,141,258 shares authorized as of December 31, 2020 and 2019, respectively; 117,734,383 and 27,967,896 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $133,762,000 and $114,042,000 as of December 31, 2020 and 2019, respectively	123,704	101,858
Stockholders’ deficit:
Common stock, $0.00001 par value, 216,000,000 and 60,000,000 shares authorized as of December 31, 2020 and 2019, respectively, 19,637,872 and 18,064,695 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	14,954	13,196
Accumulated deficit	(122,776)	(114,020)
Total stockholders’ deficit	(107,821)	(100,823)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$32,691	$21,633
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Operations and Comprehensive Loss
Years Ended December 31, 2020 and 2019

	Year ended December 31,
	2020	2019
	(in thousands, except share and per share data)
Revenue	$18,975	$15,223
Cost of revenue	12,608	10,393
Gross profit	6,367	4,830
Operating expenses
Research and development	14,188	14,593
Selling and marketing	7,004	8,600
General and administrative	6,382	6,929
Total operating expenses	27,574	30,122
Loss from operations	(21,207)	(25,292)
Other income (expense), net
Interest expense	(639)	(605)
Other income, net	39	219
Loss before provision for income taxes	(21,807)	(25,678)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(21,807)	$(25,678)
Extinguishment of redeemable convertible preferred stock	13,051	—
Net loss attributable to common stockholders	$(8,756)	$(25,678)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(1.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,232,455	15,629,519
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019

(in thousands, except share data)	Redeemable Preferred Convertible Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018.	25,602,868	$91,826	7,792,649	$1	$3,585	$(88,342)	$(84,756)
Issuance of Series C redeemable convertible preferred stock and common stock, net of issuance costs	3,258,288	11,035	9,227,960	—	6,809	—	6,809
Conversion of Series A redeemable convertible preferred stock into common stock	(893,260)	(1,003)	893,260	—	1,003	—	1,003
Issuance of common stock upon exercise of stock options	—	—	150,826	—	159	—	159
Issuance of Series C redeemable convertible preferred stock warrants	—	—	—	—	168	—	168
Stock-based compensation	—	—	—	—	1,472	—	1,472
Net loss	—	—	—	—	—	(25,678)	(25,678)
Balance as of December 31, 2019	27,967,896	$101,858	18,064,695	$1	$13,196	$(114,020)	$(100,823)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs	75,660,962	28,153	—	—	—	—	—
Exchange of convertible notes and accrued interest for Series D redeemable convertible preferred stock	18,561,773	6,967	—	—	—	—	—
Extinguishment of redeemable convertible preferred stock	(4,456,248)	(13,274)	1,485,413	—	223	13,051	13,274
Issuance of common stock upon exercise of stock options	—	—	87,764	—	53	—	53
Issuance of common stock warrants in connection with the issuance of Series D redeemable convertible preferred stock	—	—	—	—	27	—	27
Stock-based compensation	—	—	—	—	1,455	—	1,455
Net loss	—	—	—	—	—	(21,807)	(21,807)
Balance as of December 31, 2020	117,734,383	$123,704	19,637,872	$1	$14,954	$(122,776)	$(107,821)
The accompanying notes are an integral part of these financial statements.

Velo3D, Inc.
Statements of Cash Flows
Years Ended December 31, 2020 and 2019

	Year ended December 31,
	2020	2019
	(In thousands)
Cash flows from operating activities
Net loss	$(21,807)	$(25,678)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,240	1,138
Stock-based compensation	1,455	1,472
Changes in assets and liabilities
Accounts receivable	742	(1,359)
Inventories	(2,743)	(954)
Contract assets	(2,493)	160
Prepaid expenses and other current assets	1,077	(348)
Other assets	466	(280)
Accounts payable	(490)	757
Accrued expenses and other current liabilities	(1,024)	1,573
Contract liabilities	(2,389)	6,911
Other long-term liabilities	(480)	186
Net cash used in operating activities	(26,446)	(16,422)
Cash flows from investing activities
Purchase of property and equipment	(401)	(345)
Production of equipment for lease to customers	(3,028)	—
Net cash used in investing activities	(3,429)	(345)
Cash flows from financing activities
Proceeds from loan issuances	2,324	—
Repayment of loan	(420)	(616)
Proceeds from convertible notes issuance	5,467	1,500
Proceeds from issuance of Series C redeemable convertible preferred stock, net of issuance costs	—	17,844
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs	28,153	—
Issuance of common stock upon exercise of stock options	53	159
Net cash provided by financing activities	35,577	18,887
Net change in cash and cash equivalents	5,702	2,120
Cash and cash equivalents at beginning of period	9,815	7,695
Cash and cash equivalents at end of period	$15,517	$9,815
Supplemental disclosure of cash flow information
Cash paid for interest	$461	$620
Cash paid for taxes	$—	$—
Supplemental disclosure of non-cash information
Issuance of common stock upon conversion of Series A redeemable convertible preferred stock	$—	$1,003

Issuance of common stock upon conversion of Series C redeemable convertible preferred stock	$—	$6,809
Extinguishment of redeemable convertible preferred stock	$13,274	$—
Conversion of convertible notes to Series D redeemable convertible preferred stock	$6,967	$—
Issuance of Series C redeemable convertible preferred stock warrants	$—	$168
Issuance of common stock warrants	$27	$—
Unpaid liabilities related to property and equipment	$216	$—
Transfer between inventories and property and equipment	$—	$781
The accompanying notes are an integral part of these financial statements.

1. Description of Business and Basis of Presentation
Velo3D, Inc. (the “Company”) produces metal additive three dimensional printers (“3D Printers”) which enable the production of components for space rockets, jet engines, fuel delivery systems and other high value metal parts, which it sells or leases to customers for use in their businesses. The Company also provides support services (“Support Services”) for an incremental fee. The Company was founded in June 2014 as a Delaware corporation headquartered in Campbell, California. The first commercially developed 3D Printer was delivered in the fourth quarter of 2018.
Basis of Presentation
The financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern, and Liquidity and Capital Resources
The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. Since inception, the Company has not achieved profitable operations or generated positive cash flows from operations. As of December 31, 2020, the Company had an accumulated deficit of $122.8 million. The Company has incurred net losses of $21.8 million and $25.7 million for the years ended December 31, 2020 and 2019, respectively. The Company is subject to risks, expenses, and uncertainties frequently encountered by companies in this stage of development and industry. These risks include, but are not limited to, the uncertainty of availability of additional financing, limited management resources, intense competition, dependence on the future acceptance of products in development by customers, and the uncertainty of achieving future profitability.
The Company’s activity has been funded primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments and deposits. The Company intends to raise additional capital in connection with the completion of the merger with JAWS Spitfire Acquisition Corp, a publicly traded blank check company incorporated as a Cayman Islands exempted company (“JAWS Spitfire”) (the “Merger”) (see Note 18, Subsequent Events).
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that the Company will be able complete the Merger or that, in the event that the Merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to its management or at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date of issuance of these financial statements.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, standalone selling price for performance obligations in contracts with customers, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the fair value of common stock and other assumptions used to measure stock-based compensation, inventory reserves, and the valuation of deferred income tax assets and uncertain tax positions.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from these estimates and assumptions.
Concentration of Credit Risk and Other Risks and Uncertainties
The Company’s financial instruments that potentially expose the Company to concentration of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents in domestic cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits.
3D Printers and Support Services for the Company’s three largest customers generated 40.8%, 15.8% and 14.8% of total revenue in 2020, respectively, and 74.8%, 11.7% and 11.1% of total revenue in 2019, respectively.
Total accounts receivables for the Company’s three largest customers accounted for 64.4%, 22.4% and 7.0% of accounts receivable, net in 2020, respectively, and 85.6%, 21.3% and 11.8% of accounts receivable, net in 2019, respectively.
The Company relies on four key suppliers for products and services. While alternative providers could be identified, the Company is subject to supply and pricing risks.
Impact of COVID-19
The global pandemic of COVID-19 in 2020 triggered a significant downturn in the global economy. The Company continues to operate its business through the COVID-19 pandemic and has taken additional precautions to ensure the safety of its employees, customers, and vendors with which it operates. The impact of COVID-19 on the Company’s operating results has added uncertainty in timing of customer orders creating longer lead times for sales and marketing.
The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs, and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national, and international customers and markets.
Fair Value Measurements
Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The Company has applied the framework for measuring fair value which requires a fair value hierarchy to be applied to all fair value measurements. Assets and liabilities measured at fair value are classified into one of three levels in the fair value hierarchy based on the inputs used to measure fair value as follows: Level 1 — Quoted prices observed in active markets for identical assets or liabilities; Level 2 — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and Level 3 — Significant unobservable market inputs for the asset or liability.
As of December 31, 2020 and 2019, warrants for redeemable convertible preferred stock were the only liabilities measured at fair value on a recurring basis.

The carrying amounts of cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. The long-term debt (including convertible notes) with variable interest at market rates, is carried at amortized cost, which approximates its fair value, was classified as Level 2. See Note 11, Long-Term Debt and Note 12, Convertible Notes Payable, for further information. Warrants for redeemable convertible preferred stock and convertible notes payable were classified as Level 3.
Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less, when purchased, are classified as cash equivalents. Cash equivalents may be invested in money market funds and are carried at cost, which approximates their fair value.
Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount, net of allowance for doubtful accounts and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectability. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. As of December 31, 2020 and 2019, allowances for doubtful accounts were not material.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is computed on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand.
The Company analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.
Property and Equipment, Net and Equipment on Lease, Net
Property and equipment, and equipment on lease are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Estimated Useful Life
Equipment on lease	5 years
Computers and software	3 years
R&D lab equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the remaining lease term or useful life of 5 years
Expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Expenditures for non-major repairs and maintenance are charged to expense as incurred.
The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of December 31, 2020 and 2019, capitalized costs have not been material.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of property and equipment, equipment on lease, net, and right-of use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant change in the manner of the use of the assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (or asset group) to estimated undiscounted future cash flows expected to be generated by the asset (or asset group). If the carrying amount of an asset (or asset group) exceeds its estimated undiscounted future cash flows, an impairment charge is recognized to the extent the fair value is less than the carrying value.
Management evaluates its long-lived assets, on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Accounting Standards Codification (“ASC”), ASC Topic 360, Property, Plant and Equipment.
Assets Under Lease Agreements (as Lessee)
The carrying value of right of use (“ROU”) assets and lease liabilities are based on the present value of future minimum lease payments for leases with original terms in excess of one year. The sum of future minimum lease payments, as adjusted for any initial direct costs, are recognized over the lease term on the straight-line method.
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
Deferred Transaction Costs
The Company capitalizes certain legal, accounting, and other third-party fees that are directly related to a planned equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred transaction costs are immediately written off to operating expenses.
Warrants for Redeemable Convertible Preferred Stock
Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. Warrants for redeemable convertible preferred stock are recorded within other noncurrent liabilities on the balance sheets. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the warrants for redeemable convertible preferred stock are recorded in the Statements of Operations and Comprehensive Loss in other income, net. The liability will continue to be adjusted for changes in fair value until the earlier of the exercise, expiration, or conversion; or until the redeemable convertible preferred stock is no longer redeemable.
Common Stock Warrants
Warrants to purchase shares of common stock are classified as equity and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating the proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.

Information by Segment and Geography
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors, and reports its financial results as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance, and allocating resources. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the entity-wide level.
The Company currently sells its products in the United States, and East Asia/Oceania. No long-lived assets are located outside the U.S. Revenue by geographic area based on the billing address of the customers were as follows:

	Year ended December 31,
	2020	2019
	(In thousands)
United States	$13,046	$15,223
East Asia/Oceania	5,929	—
Total	$18,975	$15,223
The following table summarizes revenue disaggregated by products and service type:

	Year ended December 31,
	2020	2019
	(In thousands)
3D Printers	$16,965	$14,589
Recurring Payment (defined below)	350	—
Support Services	1,660	634
Total	$18,975	$15,223
Revenue Recognition
On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers” utilizing the full retrospective method. Revenue subject to ASC 606 consists of 3D Printer sales and Support Services (recognition of Recurring Payment consisting of payments from lessees of the Company’s equipment discussed below). The Company determines revenue recognition through the following fivestep model for recognizing revenue: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, the Company satisfies its performance obligation.
A typical contract with customers for the 3D Printer and bundled software includes the Support Services. The Company provides one price for all deliverables including the 3D Printer and bundled software, and for the Support Services. Typically, the Company has one distinct obligation to transfer the 3D Printers and bundled software, and another distinct obligation to provide the Support Services.
The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives including risk adjusted gross profit margins for products and services, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach. Significant judgment is used to identify and account for each of the two performance obligations.

3D Printer Sales
The Company bills its customers beginning at the time of acceptance of the purchase order (which represents a deposit), with the second billing at the time of shipment and final billing upon site acceptance test completion. The timeframe from order to completion of the site acceptance test occurs typically over three to six months. Revenue for the 3D Printer is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Site installation, testing and customer training are incidental to customer acceptance.
The Company has elected not to recognize shipping to customers as a separate performance obligation. Revenue from shipping billed to customers for each of the years ended December 31, 2020 and 2019 was $0.1 million.
Recurring Payment (operating lease revenue from customers)
The Company enters into operating leases (“Recurring Payment”) for customers who do not purchase the 3D Printers (“equipment”). On January 1, 2019, the Company adopted ASC 842, “Leases,” and determined that arrangements providing for recurring payments from customers qualify as leases. The contracts explicitly specify the equipment which is a production system with defined components and services including the printer itself, services, and accessories. The asset is physically distinct, the supplier does not have substitution rights, and the customer holds the right to direct the use of and obtain substantially all of the economic benefits from the use of the identified asset. As of December 31, 2020, initial lease terms are 12 months and the Company has considered the possibility of renewals when determining the length of the contract and the expectation is that customers will not exercise any renewal or purchase options at the end of the lease. The arrangements provide for a base rent and usually provide for variable payments based on usage in excess of a defined threshold. Support Services are included during the lease term. The variable payments are recognized when the event determining the amount of variable consideration to be paid occurs. As of December 31, 2020, there has been no variable consideration recognized to date.
Equipment under lease contracts is reclassified from inventory at its basis and depreciated over five years to a salvage value. Income from the lessee is recorded as revenue using the straight-line method over the term of the lease. Support services are a non-lease component. The practical expedient has been elected to include rents and this non-lease component as one revenue stream recognized over the lease term on a straight-line basis. Costs associated with this component are classified as cost of revenue and recognized as incurred.
Costs for warranties for parts and services for equipment under lease are accrued separately at lease commencement and amortized to cost of revenue over the lease term to the extent the costs are probable and can be reasonably estimated since the related revenue is being recognized over the lease term. Warranty accruals were not material as of December 31, 2020 and 2019.
Equipment leased to customers are considered long-lived assets and are tested for impairment as described above under the heading “Impairment of Long-lived Assets.”
Support Services
Support Services are field service engineering, phone and email support, preventative maintenance, and limited on and off-site consulting support. A subsequent Support Service contract is available for renewal after the initial period based on the then fair value of the service.
Support Services revenue are recognized evenly over the contract period beginning with customer performance test acceptance.
Other Revenue
Revenue is recognized for parts sold to customers independent of the 3D Printer sales or Support Services contract. Such revenue is recognized at a point in time, which occurs upon transfer of control to the customer at shipment. Revenue from parts was not material for the years ended December 31, 2020 and 2019.

Contracts Assets and Contract Liabilities
Contract assets consist of unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to the Company’s customers. A contract asset is recognized when products or services are transferred to a customer and the right to consideration is conditional on something other than the passage of time. Contract liabilities include amounts billed or collected which is related to remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods.
The amount of revenue recognized during the year ended December 31, 2020 included in contract liabilities as of December 31, 2019 was $0.5 million. The amount of revenue recognized during the year ended December 31, 2019 that was included in contract liabilities as of December 31, 2018 was $0.7 million.
Cost of Revenue
Cost of 3D Printer includes the manufacturing cost of the components and subassemblies purchased from vendors for the assembly, as well as, raw materials and assemblies, shipping costs, and other directly associated costs. Cost of 3D Printer also includes allocated overhead costs from headcount related costs, such as salaries and stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs.
Cost of Recurring Payment includes depreciation of the equipment on lease over the useful life of five years less the residual value, and an allocated portion of Cost of Support Services.
Cost of Support Services includes the cost of spare or replacement parts for preventive maintenance, installation costs, allocated headcount related costs, such as salaries, stock-based compensation, depreciation of manufacturing related equipment and facilities, and information technology costs. The headcount related costs are directly associated with the engineers dedicated to remote and on-site support, training, travel costs, and other services costs.
Warranties on 3D Printers
The Company generally provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended December 31, 2020 and 2019 was not material.
Operating Expenses
Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, and allocated overhead. Research and development costs are expensed as incurred.
Selling and marketing expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the sales and marketing efforts to expand the Company’s brand and market share. Also, selling and marketing expenses includes third-party consulting fees, advertising, and allocated overhead. The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended December 31, 2020 and 2019 were not material.
General and administrative expenses consist primarily of salaries, occupancy costs including rent and utilities, and depreciation; information technology used in the business; professional services costs including legal, accounting, and consulting; and other.

Stock-based Compensation
The Company accounts for stock-based compensation expense for all stock-based awards granted to employees and directors based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized on a straight-line basis over the requisite service period. The Company accounts for forfeitures when they occur, and any compensation expense previously recognized on unvested shares will be reversed when forfeited.
The fair value of option-based awards is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, the option’s expected term, the price volatility of the underlying stock, risk-free interest rates, and the expected dividend yield of the underlying common stock. The fair value of common stock underlying awards is based on the fair value of the common stock as of the date of grant. Fair value is determined by considering a number of objective, subjective, and complex factors including independent third-party valuations of the Company’s common stock, operating and financial performance, the lack of liquidity of capital stock, and general and industry specific economic outlook, among other factors. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
Income Taxes
The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary, to reduce deferred tax assets where it is more-likely-than-not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more-likely-than-not to be realized. The Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2020 and 2019.
A tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.
Net Loss per Share Attributable to Common Stockholders
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock do not have a contractual obligation to share in the losses. As such, any net losses are not allocated to these participating securities.
Under the two-class method, basic net income or loss per share attributable to common stockholders is computed by dividing the net income or loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of potentially dilutive securities. As the Company has reported losses for all periods presented, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because all potentially dilutive securities are antidilutive.

Comprehensive Loss
Comprehensive loss is composed of two components: net loss and other comprehensive loss. Other comprehensive income loss refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of stockholders’ deficit but are excluded from net loss. For the years ended December 31, 2020 and 2019, as there are no activities that impacted comprehensive loss, there are no differences between comprehensive loss and net loss reported in the Company’s Statements of Operations and Comprehensive Loss.
JOBS Act Accounting Election
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, “Leases” (“Topic 842”), which superseded the existing lease guidance under current U.S. GAAP. Topic 842 is based on the principle that entities should recognize assets and liabilities arising from leases. The new standard does not significantly change the lessees’ recognition, measurement, and presentation of expenses and cash flows from the previous accounting standard and leases continue to be classified as finance or operating. Topic 842’s primary change is the requirement for entities to recognize a lease liability for payments and a right-of-use (“ROU”) asset representing the right to use the leased asset during the term of an operating lease arrangement. Lessees were permitted to make an accounting policy election to not recognize lease costs for agreements with a term of 12 months or less as payments become due. Lessors’ accounting under the new standard was largely unchanged from the previous accounting standard. In addition, Topic 842 expanded the disclosure requirements of lease arrangements. Upon adoption, lessees and lessors were required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted the new guidance effective January 1, 2019 using a modified retrospective approach and no cumulative effect adjustment was recorded upon adoption. The adoption of the new standard did not impact the Company’s Statements of Operations and Comprehensive Loss, Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit, or Statements of Cash Flows.
Topic 842 provided a number of optional practical expedients in transition. The Company elected the “package of practical expedients” which permitted the Company to carry over its prior conclusions about lease identification, lease classification, and initial direct costs. The Company has elected the short-term lease exemption for all leases with a term of 12 months or less for both existing and ongoing operating leases. The Company elected the practical expedient to capitalize the total lease payment rather than separate lease and non-lease components and only capitalize the lease component. The rate implicit in the lease is not readily determinable in the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.
In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“Topic 718”).” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The Company early adopted this guidance as of January 1, 2019 using a modified retrospective transition method. Adoption of this guidance did not have a material impact on the Company’s financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“Topic 820”)”, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require all entities to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of December 31, 2020 and 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liabilities. The Company adopted this guidance on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s financial statements.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“Topic 326”)”, and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes (“Topic 740”), which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for the Company in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on the financial statements and disclosures.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Topic 848”),” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance was effective for the Company beginning on March 12, 2020 and the amendments will be applied prospectively through December 31, 2022. The Company is currently assessing the impact of this guidance on its financial statements and disclosures.
In August 2020, the FASB issued No. ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.
Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its financial statements and disclosures.

3. Basic and Diluted Net Loss per Share Attributable to Common Stockholders
The following table sets forth the computation of the Company’s basic and diluted net loss per share to common stockholders:

	Year ended December 31,
	2020	2019
	(In thousands, except share and per share data)
Numerator:
Net loss	$(21,807)	$(25,678)
Extinguishment of redeemable convertible preferred stock(1)	13,051	—
Net loss attributable to common stockholders	$(8,756)	$(25,678)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	19,232,455	15,629,519
Net loss per share attributable to common stockholders, basic and diluted.	$(0.46)	$(1.64)
__________________
(1)Represents the Series A, B and C redeemable convertible preferred stock extinguishment and thus reflects additional amounts attributable to common stockholders for EPS purposes. See Note 13, Equity Instruments.
The following potentially dilutive shares of common stock equivalents “on an as-converted basis” were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect:

	December 31,
	2020	2019
Redeemable convertible preferred stock	147,876,672	27,967,896
Convertible notes	—	4,006,668
Redeemable convertible preferred stock warrants	408,729	173,362
Common stock warrants	262,638	63,621
Common stock options issued and outstanding	26,347,331	5,946,782
Total potentially dilutive common stock equivalents	174,895,370	38,158,329
4. Accounts Receivable, Net
Accounts receivable, net consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Trade receivables	$1,299	$2,041
Less: allowances for doubtful accounts	(67)	(67)
Total	$1,232	$1,974

5. Inventories
Inventories consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Raw materials	$1,948	$1,831
Work-in-progress	5,361	2,735
Total	$7,309	$4,566
6. Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Prepaid insurance and other	$525	$548
Vendor prepayments	282	1,336
Total	$807	$1,884
7. Property and Equipment, Net
Property and equipment, net consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Computers and software	$510	$883
R&D lab equipment	469	914
Furniture and fixtures	40	101
Leasehold improvements	1,828	1,387
Total property and equipment	2,847	3,285
Less accumulated depreciation	(1,841)	(1,829)
Property and equipment, net	$1,006	$1,456
Depreciation expense for the years ended December 31, 2020 and 2019 was $1.2 million and $1.1 million, respectively.
8. Equipment on Lease, Net
As of December 31, 2020, there were four 3D Printers (equipment) leased to customers. The equipment leased to customers had a cost basis of $3.0 million and accumulated depreciation of $0.2 million as of December 31, 2020. Total lease revenue earned for the year ended December 31, 2020 was $0.4 million. The total depreciation expense was $0.2 million and included in cost of revenue for the year ended December 31, 2020. Transfers to “Equipment on lease, net” from “Inventories” was $3.0 million during the year ended December 31, 2020.
As of December 31, 2019, there was no equipment leased to customers.
For three 3D Printers under lease to customers, the Company entered into debt secured by the leased equipment. The proceeds received were recognized as a financial liability under long-term debt. As of December 31, 2020, $0.5 million of lease payments were due for the year ended December 31, 2021. See Note 11, Long-term Debt, for a description of these financing arrangements.
9. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Accrued expenses	$787	$558
Accrued salaries and benefits	1,231	2,232
Lease liability — current portion	494	528
Total	$2,512	$3,318
10. Leases
The Company leases its office and manufacturing facilities under two non-cancellable operating leases which expire in September 2021 and January 2023. The leases provide for base rent and certain reimbursement of lessor’s operating expenses. The agreements include a provision for renewal at the then market rate for terms specified in each lease.
Based on the Company’s current lease portfolio, the adoption of the standard as of January 1, 2019 resulted in the recognition on that date of ROU assets and operating lease liabilities in the amount of $0.9 million and $1.0 million, respectively, on the Company’s balance sheets in “Other assets”, “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”. The difference between the value of the right of use asset and lease liabilities is due to the reclassification of existing deferred rent, prepaid rent, and unamortized lease incentives as of January 1, 2019, totaling $0.1 million.
Total ROU assets (recorded in “Other Assets”) and lease liabilities (recorded in “Accrued expenses and other current liabilities” and “Other noncurrent liabilities”) were as follows:

	December 31,
	2020	2019
	(In thousands)
Right-of-use assets:
Net book value (Other assets)	$633	$1,175
Operating lease liabilities:
Current (Accrued expense and other current liabilities)	$494	$528
Noncurrent (Other noncurrent liabilities)	232	660
Total lease liabilities	$726	$1,188
ROU assets are considered long-lived assets and are tested for impairment as described above under the heading, “Impairment of Long-lived Assets.” There were no impairments recorded related to these assets for the years ended December 31, 2020 and 2019.

Information about lease-related balances were as follows:

	Year Ended December 31,
	2020	2019
	(In thousands)
Operating lease expense	$571	$397
Short-term lease expense	$27	$1
Total lease expense	$598	$398
Cash paid for leases	$557	$399
Weighted-average remaining lease term – operating leases (years)	1.58	2.42
Weighted-average discount rate – operating leases	4.47%	4.45%
Future minimum lease payments under non-cancellable operating leases as of December 31, 2020 were as follows:

(In thousands)
Year ended December 31,
2021	$540
2022	241
2023	20
Total operating lease payments	801
Less portion representing imputed interest	(75)
Total operating lease liabilities	726
Less current portion	494
Long-term portion	$232
11. Long-Term Debt
Long-term debt consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Term loan	$5,150	$5,150
Property and equipment loan	833	1,167
Equipment loan	2,081	—
Deferred financing costs	(61)	(189)
Total	$8,003	$6,128
Debt – current portion	3,687	145
Long-term debt – less current portion	$4,316	$5,983
The Company’s banking arrangement includes three facilities with its primary bank (noted below). These loans contains customary representations and warranties, reporting covenants, events of default, and termination provisions. The affirmative covenants include, among other things, that the Company furnish monthly financial statements, a yearly budget, timely files taxes, maintains good standing and government compliance, maintains liability and other insurance, and furnishes audited financial statements no later than the date of delivery to the Board of Directors.

In connection with the borrowings, on December 17, 2020 and April 18, 2019, respectively, the Company incurred $0.1 million and $0.2 million of deferred financing costs. The Company amortizes these costs over the life of the borrowing. As of December 31, 2020 and 2019, the remaining unamortized balance of deferred financing costs was $0.1 million and $0.2 million, respectively, and was included in “Debt — current portion”, net of deferred financing costs on the balance sheets.
Term Loan — On April 18, 2019, the Company executed a loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of four years. On April 7, 2020, the Company executed a deferral of principal payments and an additional refinance occurred on December 17, 2020 with a new loan facility for $5.2 million with a variable interest rate of Prime plus 0.25% and a term of two years. The refinancing was accounted for as a debt modification under ASC Topic 470, Debt. The effective interest rate was 4.0% and 5.5% for the years ended December 31, 2020 and 2019, respectively.
Property and Equipment Loan — On July 2, 2018, the Company executed a loan facility for $2.0 million. On September 26, 2018, $2.0 million was drawn down with a variable interest rate of Prime plus 1% and a term of three years. This facility was refinanced on December 17, 2020 with a new loan facility for $0.9 million with a variable interest rate of Prime plus 1% and a term of three years. The effective interest rate was 4.9% and 6.5% for the years ended December 31, 2020 and 2019, respectively.
Equipment Loan — During the year ended December 31, 2020, the Company executed facilities for $2.4 million secured by the equipment leased to customers. One facility was for $0.8 million with a variable interest rate of the greater of Prime rate plus 0.0% or 3.25%. The second facility was for $1.6 million with a fixed interest rate of 6%. All facilities had terms of three years. There was no balance as of December 31, 2019. During the year ended December 31, 2020, the Company made principal payments of $0.3 million for these facilities.
The future minimum aggregate payments for the above borrowings are as follows:

(In thousands)
Year ended December 31,,
2021	$3,687
2022	3,541
2023	775
$8,003
12. Convertible Notes Payable
Convertible notes payable consisted of the following:

	December 31,
	2020	2019
	(In thousands)
Convertible notes into redeemable convertible preferred stock	$—	$1,500
Convertible notes payable	$—	$1,500
There was no interest accrual for convertible notes payable as of December 31, 2020. As of December 31, 2019, there was less than $0.01 million accrued for interest related to the convertible note payable under “Accrued expenses and other current liabilities” on the Balance Sheet.
Convertible Note Issued in 2019
On November 15, 2019, the Company issued a convertible note at a principal amount of $1.5 million with a maturity date of November 15, 2024. Interest accrued on the convertible note at 2.00% per annum. There was no purchase discount offered to the note holder.

Upon the occurrence of (1) default in any payment on the convertible note when due, (2) the Company entering into bankruptcy, (3) any case, proceeding or other commenced against the Company, (4) materially breaches by the Company on any representation, warranty, covenant, or other obligation to the holder of the convertible note, and (5) certain distribution agreement expires or terminated, the outstanding principal amount of the convertible note and accrued but unpaid interest may be accelerated. The Company shall not prepay the convertible note without the consent of the holder. Upon the occurrence of the next financing of the Company’s preferred stock, the principal amount of the note and accrued but unpaid interest shall automatically be converted into the shares of the preferred stock issued in such financing at the lowest selling price of such round of financing.
As of December 31, 2019, the carrying amount of the convertible note was $1.5 million and the effective interest rate (which equals the coupon interest rate) was 2.00% per annum.
On April 17, 2020, when Series D redeemable convertible preferred stock was issued, pursuant to the term of the convertible note, the principal and accrued but unpaid interest of the convertible note were automatically exchanged into 4,029,223 shares of Series D redeemable convertible preferred stock at a conversion price of $0.37534 per share.
Convertible Note Issued in 2020
On April 17, 2020, concurrent with the Series D redeemable convertible preferred stock issuance, the Company issued another convertible note at a principal amount of $5.5 million with a maturity date of April 17, 2035. Interest accrued on the convertible note at 1.44% per annum.
On the same day of issuance (i.e., April 17, 2020), $1.1 million of principal amount of the convertible note was immediately converted into2,895,934 shares of Series D redeemable convertible preferred stock. Subsequently, concurrent with the Series D redeemable convertible preferred stock issuance on June 11, 2020, the remaining principal amount of the convertible note and accrued interest of $4.4 million were converted into 11,636,645 shares of Series D redeemable convertible preferred stock.
13. Equity Instruments
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock consisted of the following:

	December 31, 2020
	(In thousands, except share and per share data)
	Shares		Original issue price per share	Liquidation Preference	Carrying value
	Authorized	Issued and Outstanding
Series A	8,906,694	6,726,134	$2.928	$19,696	$17,030
Series B	10,385,804	8,386,456	$3.851	32,300	32,176
Series C	8,848,760	8,399,058	$5.524	46,400	39,378
Series D	97,278,007	94,222,735	$0.375	35,366	35,120
	125,419,265	117,734,383		$133,762	$123,704

	December 31, 2019
	(In thousands, except share and per share data)
	Shares		Original issue price per share	Liquidation Preference	Carrying value
	Authorized	Issued and Outstanding
Series A	8,906,694	8,893,332	$2.928	$26,042	$21,004
Series B	10,385,804	10,385,804	$3.851	40,000	39,876
Series C	8,848,760	8,688,760	$5.524	48,000	40,978
	28,141,258	27,967,896		$114,042	$101,858
As of December 31, 2020, redeemable convertible preferred stock totaling 117,734,383 shares were convertible into 147,876,672 shares of common stock after adjusting for the impact of dilution triggered by the issuance of Series D redeemable convertible preferred stock. As of December 31, 2019, redeemable convertible preferred stock was convertible using a 1-to-1 ratio into common stock.
Special Issuance of Series C Redeemable Convertible Preferred Stock
In April 2019, the Company issued additional shares of its Series C redeemable convertible preferred stock to its existing investors redeemable convertible preferred stock at the original issue price of $5.52438 per share for cash proceeds of $18.0 million.
In an effort to incentivize existing investors of the redeemable convertible preferred stock to participate in the financing, for each share of Series C redeemable convertible preferred stock purchased by an investor over its assigned amount based on the pro rata holding of the Company’s equity, such investor would additionally receive five shares of the Company’s common stock with no additional cash consideration. As such, the Company issued 3,258,288 shares of Series C redeemable convertible preferred stock and 9,227,960 shares of common stock to participating investors for total proceeds of $18.0 million. The proceeds in the special issuance were allocated to the Series C redeemable convertible preferred stock and common stock based on their relative fair values on an investor-by-investor basis.
Conversion of Series A Redeemable Convertible Preferred Stock into Common Stock
In February 2019, an investor voluntarily exercised its option to convert 893,260 Series A redeemable convertible preferred stock into 893,260 shares of common stock at a conversion ratio of one to one pursuant to the original conversion terms of the Series A redeemable convertible preferred stock. Thus, the Series A redeemable convertible preferred stock was converted into shares of common stock with no effect on retained earnings and the $1.0 million into carrying amount of the Series A redeemable convertible preferred stock was reclassified to common stock and additional paid-in capital.
Conversion of Redeemable Convertible Preferred Stock into Common Stock at a conversion ratio of 3:1 and Issuance of Series D Redeemable Convertible Preferred Stock
In March and early April 2020, the Company notified the existing holders of the redeemable convertible preferred stock of (i) a planned initial closing of Series D redeemable convertible preferred stock and (ii) the amount assigned to each of them based on their pro rata holdings in the Company’s outstanding equity on a fully diluted basis. In addition, these existing holders are notified that, as a condition of the Series D redeemable convertible preferred stock financing, the Company would amend its articles to implement a special mandatory conversion provision if the holders failed to invest their pro rata amount in such initial financing of Series D redeemable convertible preferred stock.
On April 13, 2020, in connection with the Company’s issuance of Series D redeemable convertible preferred stock, the Company amended its articles to implement the special mandatory conversion provision and, contemporaneously, certain existing holders of redeemable convertible preferred stock who failed to invest their full pro rata amount or did not participate in the financing were automatically converted into the Company’s common stock at a conversion ratio of three to one. The amendment and forced conversion were recognized as an extinguishment of the redeemable convertible preferred stock.
As a result, 2,167,198 shares of Series A redeemable convertible preferred stock, 1,999,348 shares of Series B redeemable convertible preferred stock and 289,702 shares of Series C redeemable convertible preferred stock were converted into 1,485,413 shares of common stock. The carrying value of the converted shares of the redeemable convertible preferred stock is $13.3 million, whereas the fair value of the shares of common stock issued in the conversion was $0.2 million. Because the fair value of the consideration transferred (i.e., the fair value of the shares of common stock issued) was less than the carrying amount of the shares of the redeemable convertible preferred stock surrendered, the Company recognized an extinguishment of the redeemable convertible preferred stock converted in the amount of $13.1 million. The $13.1 million was a deemed capital contribution to the holders of the Company’s common stock that was a decrease to the net loss attributable to common stockholders and a decrease to accumulated deficit. Accordingly, the Company recorded a decrease of $13.3 million to redeemable convertible preferred stock, and a corresponding increase of $0.2 million in additional paid-in capital and a decrease of $13.1 million in accumulated deficit.
In addition, on April 13, 2020, the Company issued 44,794,885 shares of Series D redeemable convertible preferred stock at $0.37534 per share for gross proceeds of $16.8 million.
Rights, Preferences and Privileges of Redeemable Convertible Preferred Stock
The rights, preferences and privileges of the Company’s redeemable convertible preferred stock are as follows for all series unless otherwise noted:
Dividend provisions — The holders of the outstanding shares of redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate of 6%, adjustable for certain events, such as stock splits and combinations. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends during the years ended December 31, 2020 and 2019.
Liquidation preference — In the event of any liquidation, dissolution, winding up, or change of control of the Company, whether voluntary or involuntary, the holders of Series A, B, C and D redeemable convertible preferred stock, before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of each series of redeemable convertible preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the original issue price per share for such series of redeemable convertible preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of redeemable convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or change of control of the Company. If upon any such liquidation, dissolution, winding up or change of control of the Company, the funds and assets available for distribution to the stockholders of the Company shall be insufficient to pay the holders of shares of redeemable convertible preferred stock the full amounts to which they are entitled, the holders of shares of redeemable convertible preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of redeemable convertible preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Payments to holder of common stock, in the event of any liquidation, dissolution, winding, or change of control of the Company, whether voluntary or involuntary, shall be entitled to receive the remaining funds and assets available for distribution to the stockholders of the Company shall be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.
Conversion rights — Each share of Series A, Series B, Series C, and Series D redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price for such series of redeemable convertible preferred stock by the Conversion Price for such series of Preferred Stock in effect at the time of conversion. The Series A, Series B, Series C and Series D Original Issue

Price was $2.928, $3.851, $5.524, and $0.375, respectively. Each series of Redeemable Convertible Preferred Stock contain anti-dilution provisions that result in conversion price adjustments when common stock is issued or deemed to be issued at prices that are below the then existing conversion prices of the relevant series. These provisions resulted in conversion price adjustments to the shares of Series A, B and C redeemable convertible preferred stock that were not converted into shares of common stock in connection with the Series D financing.
As a result, the conversion ratio for each of Series A, Series B, Series C, and Series D redeemable convertible preferred stock into common stock was 2.178, 2.273, 2.371 and 1.000, respectively, as of December 31, 2020 and 1:1 for all Series as of December 31, 2019.
The Company’s policy is to record beneficial conversion features (“BCF's”) on the basis of the intrinsic value (based on the revised accounting conversion prices when the contingency is resolved) and the original commitment date stock price. The above noted conversion price adjustments did not trigger the recognition of a contingent BCF because the accounting conversion prices for each series (as adjusted) were greater than the original commitment date stock prices.
The Redeemable Convertible Preferred Stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross proceeds to the Company of not less than $50.0 million (net of underwriting discounts, commissions, and expenses). The Merger (as defined below in Note 18, Subsequent Events) will cause this automatic conversion to occur.
Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, and Series D redeemable convertible preferred stock have the right to appoint one director to the Company’s Board of Directors, respectively. In addition, the holders of the redeemable convertible preferred stock, exclusive and as a single class, have the right to appoint one director to the Company’s Board of Directors.
Anti-dilution Provisions — The conversion price of the Company’s redeemable convertible preferred stock is subject to adjustment to prevent dilution in the event that the Company issues additional shares of preferred stock, common stock or common stock equivalents at a purchase price less than the then-effective conversion price, as provided in the agreements. The Series D financing during the year-ended December 31, 2020 triggered these provisions as described within “Conversion rights” above.
While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s Redeemable Convertible Preferred Stock has been presented outside of permanent equity in the mezzanine section on the balance sheets.
Common stock
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders but are not entitled to cumulative voting rights, have the right to appoint two directors to the Company’s Board of Directors, are entitled to receive ratably such dividends as may be declared by the Company’s Board of Directors out of funds legally available therefor subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock in the event of the Company’s liquidation, dissolution, or winding up, have no preemptive rights and no right to convert their common stock into any other securities, and have no redemption or sinking fund provisions applicable to the common stock.

Common Stock Reserved for Future Issuance
Shares of common stock reserved for issuance on an “as if converted” basis were as follows:

	December 31,
	2020	2019
	(share data)
Redeemable convertible preferred stock	147,876,672	27,967,896
Convertible promissory note	—	4,006,668
Redeemable convertible preferred stock warrants	408,729	173,362
Common stock warrants	262,638	63,621
Common stock options issued and outstanding	26,347,331	5,946,782
Shares available for future grant under 2014 Stock Option Plan	7,223,913	3,093,095
Total shares of common stock reserved	182,119,283	41,251,424
Stock Warrants
Warrants for shares of common stock consisted of the following:

	December 31, 2020
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Common stock	12/17/2020	12/17/2030	199,017	$0.15	$0.14
Total outstanding			262,638

	December 31, 2019
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Common stock	12/02/2015	12/02/2025	13,660	$0.71	$0.57
Common stock	07/02/2018	07/02/2028	49,961	$2.01	$1.63
Total outstanding			63,621
Warrants for common stock of 262,638 and 63,621 were convertible 1-to-1 as of December 31, 2020 and 2019, respectively.
Warrants on common stock are equity classified and recorded at fair value on the issue date without further remeasurement. The level 3 fair value assumptions used in the Black-Scholes model to calculate fair value of the warrant for common stock granted in December 2020 were as follows: volatility of 108%, term of 10 years, and risk-free rate of 0.9%.

Warrants for shares of Series A and Series C redeemable convertible preferred stock consisted of the following (dollars in thousands, except share and per share amounts):

	December 31, 2020
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25
Series C redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362

	December 31, 2019
	Issue Date	Expiration Date	Number of Warrants	Exercise Price per Warrant	Fair Value on Issue Date per Warrant
Series A redeemable convertible preferred stock	11/14/2014	11/13/2024	13,362	$1.12	$1.25
Series A redeemable convertible preferred stock	04/18/2019	04/18/2029	160,000	$5.52	$1.05
Total outstanding			173,362
Warrants for redeemable convertible preferred stock of 173,362 as of December 31, 2020 were convertible into 408,729 shares of common stock after the impact of dilution triggered by the issuance of Series D Preferred stock. Warrants for redeemable convertible preferred stock of 173,362 as of December 31, 2019 were convertible 1-to-1 into shares of common stock.
Warrants on redeemable convertible preferred stock were issued to lenders in connection with borrowings. The fair value on the date of issue is recorded as a debt issue cost (contra-liability) and a liability because the warrant was liability classified. The fair value of the warrants are remeasured each reporting period using Level 3 inputs with the increase or decrease recorded in other income or expense in the statements of operations.
The liability for warrants on redeemable convertible preferred stock (carried at fair value) was as follows for the years ended December 31, 2020 and 2019:
Rollforward of the liability for warrants on redeemable convertible preferred stock:

(in thousands)
Balance as of January 1, 2019	$17
Issuance of new warrant	168
Change in fair value	(5)
Balance as of December 31, 2019	180
Change in fair value	(3)
Balance as of December 31, 2020	$177
The fair value of the redeemable convertible preferred stock warrant liability was estimated using an option pricing model that takes into account the contract terms as well as multiple unobservable inputs such as the aggregate equity value, risk-free interest rates, and expected volatility. The level 3 fair value assumptions used in the

Black-Scholes model for the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

Year ended December 31,
	2020	2019
Expected volatility	35% – 45%	41% – 54%
Risk-free interest rate	0.1% – 0.8%	1.6% – 1.9%
Dividend yield	—	—
The expected term for the Series A warrants and the Series C warrants for the year ended December 31, 2020 was 0.9 and 8.3 years, respectively. The expected term for the Series A warrants and the Series C warrants for the year ended December 31, 2019 was 1.9 and 9.3 years, respectively.
14. Stock Option Plan and Stock-Based Compensation
In 2014, the Company adopted its 2014 equity incentive plan (the “2014 Plan”) which provides for the granting of stock options, restricted stock awards and stock appreciation rights to employees, directors, and consultants of the Company. As of December 31, 2020, the Company has reserved 7,223,913 shares of its common stock for issuance under the 2014 Plan.
Awards granted under the 2014 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of stock options grants shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s Board of Directors. Awards generally vest based on continuous service over four years. Awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2014 Plan.
Stock options
Activity under the Company’s stock option plans is set forth below:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in years
	(In thousands)	(Per Share Data)	(Years)
Outstanding as of January 1, 2019	6,389	$1.50
Granted	5,882	$0.80
Exercised	(151)	$1.05
Forfeited or expired	(6,173)	$1.39
Outstanding as of December 31, 2019	5,947	$1.23	8.1
Granted	25,675	$0.20
Exercised	(67)	$0.80
Forfeited or expired	(5,208)	$0.55
Outstanding as of December 31, 2020	26,347	$0.27	9.3
Options vested and expected to vest as of December 31, 2020	26,347	$0.27
Vested and exercisable as of December 31, 2020	3,309	$0.77
The aggregate intrinsic value of options outstanding was $3.9 million and $0.1 million, respectively, for the years ended December 31, 2020 and 2019. There was no aggregate intrinsic value of options exercised for the year ended December 31, 2020. The aggregate intrinsic value of options exercised was $0.1 million for the year ended December 31, 2019. The weighted-average grant date fair value of options granted in the years ended December 31,

2020 and 2019 was $0.11 and $0.24 per share, respectively. The total grant date fair value of options vested was $0.3 million for each of the years ended December 31, 2020 and 2019.
Stock-based Compensation Associated with Awards
The absence of a public market for the Company’s common stock requires the Company’s Board of Directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.
For the years ended December 31, 2020 and 2019, the Company used the Backsolve, or Option Pricing Method (the “OPM”), which is the preferred method when recent securities transactions are considered a relevant input in determining the valuation of a company because it takes into account the economic rights of the recently issued security in relation to the rights of other equity securities within the capital structure. For the years ended December 31, 2020 and 2019, the OPM treats the Company Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock, respectively, as call options that gives its owner the right, but not the obligation, to buy the underlying enterprise value at a predetermined or “exercise” price. In the model, the exercise price is based on a comparison with the enterprise value rather than, as in the case of a standard call option, a comparison with a per-share stock price. Thus, the Company common securities are considered to be a call option with a claim on the enterprise at an exercise price equal to the liquidation preference of the preferred stock. The OPM uses the Black-Scholes model to value the call option and considers the various terms of the stockholder agreements upon liquidation of the enterprise, including the level of seniority among the securities, dividend policy, conversion ratios, and cash allocations. In addition, the method implicitly considers the effect of liquidation preferences as of the future liquidation date, not as of the Valuation Date. Key inputs include metrics for applicable volatility from the guideline public companies, capital structure, and a Discount for Lack of Marketability (“DLOM”). The DLOM is meant to account for the lack of marketability of a stock that was not publicly traded. The DLOM applied as of December 31, 2020 was 28.5%.
Other inputs into the Black-Scholes model (in addition to the fair value of the underlying common stock) are the expected stock price volatility for the common stock estimated by taking the average historic price volatility for industry peers consisting of several public companies in our industry which are of similar size, complexity and stage of development, the risk-free interest rate for the expected term of the option based on the U.S. Treasury implied yield at the date of grant, and the expected term of the grant. The Company has elected to use the “simplified method” to determine the expected term which is the midpoint between the vesting date and the end of the contractual term because the Company has no history upon which to base an assumption about the term. The Company believes the simplified method approximates a term if it were to be based on expected life.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each valuation date and may have a material impact on the valuation of its common stock.

The weighted-average assumptions in the Black-Scholes option-pricing model used to determine the fair value of stock options granted were as follows:

	Year ended December 31,
	2020	2019
Expected volatility	60%	60%
Risk-free interest rate	0.4% – 0.5%	2.0% – 3.0%
Dividend yield	—%	—%
Expected term (in years)	6.04	5.28
Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using a review of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.
Expected term: The Company uses the simplified method available under U.S. GAAP to determine the expected term due to having insufficient history upon which to base an assumption about the term.
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the stock options included in the statements of operations:

	Year ended December 31,
	2020	2019
	(In thousands)
Research and development	$728	$769
Selling and marketing	373	304
General and administrative	354	399
	$1,455	$1,472
As of December 31, 2020, total unrecognized compensation cost related to stock awards was $2.8 million and is expected to be recognized over a weighted-average period of 2.57 years.
May 2019 Stock Option Repricing
On May 13, 2019, the Company approved an option repricing resolution in which qualifying options with an exercise price above $0.80 per share were immediately repriced to $0.80 per share, with qualifying options limited to active service providers only. The repricing was accounted for as a modification and the incremental cost for the year ended December 31, 2019 was $0.3 million.
15. Income Taxes
The provision for income taxes differs from the amount which would result by applying the federal statutory income tax rate to “Loss before income taxes” for the years ended December 31, 2020 and 2019. The Company is composed of a single domestic legal entity and does not have any foreign legal entities nor generated sales in foreign entities for the years ended December 31, 2020 and 2019.

The reconciliation of the provision computed at the federal statutory rate to the Company’s provision (benefit) for income taxes was as follows:

	Year ended December 31,
	2020		2019
	(In thousands, except percentages)
Tax at federal statutory rate	$(4,579)	(21.0)%	$(5,392)	(21.0)%
State, net of federal benefit	(922)	(4.2)%	(2,119)	(8.3)%
Stock-based compensation	234	1.1%	226	0.9%
Other	(527)	(2.5)%	(569)	(2.2)%
Change in valuation allowance	5,794	26.6%	7,854	30.6%
Total provision for income taxes	$—	—%	$—	—%
The Company did not incur income tax expense or benefit for the years ended December 31, 2020 and 2019.
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities were as follows:

	December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$35,818	$30,696
Research and development tax credits	5,286	4,382
Stock-based compensation	594	574
Other timing differences	644	897
Total deferred tax assets	$42,342	$36,549
Valuation allowance	(42,342)	(36,549)
Net deferred tax assets	$—	$—
Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.
The Company concluded that it was not more-likely-than-not that tax benefits from operating losses would be realized and, accordingly, has provided a full valuation allowance against its deferred tax assets. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $5.8 million and $7.9 million for the years ended December 31, 2020 and 2019, respectively, due to current and previous year losses and credits claimed.
As of December 31, 2020, the Company had $131.2 million and $118.5 million federal and state net operating losses (“NOLs”), respectively, available to reduce future taxable income, which will begin to expire in 2034 and 2030 respectively for federal and for state tax purposes. The Company had $85.3 million of federal net operating loss included above that can be carried forward indefinitely.
As of December 31, 2019, the Company had $110.2 million and $108.2 million of federal and state NOLs, respectively, available to reduce future taxable income.
The Company also has federal research and developmental tax credit carryforwards of $4.4 million which begin to expire in 2034, and state research and developmental tax credit carryforwards of $4.3 million as of December 31, 2020. The federal credits expire starting in 2034 and the state credits have no expiration date.

Federal and California tax laws impose substantial restrictions on the utilization of NOLs and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as the result of such ownership change. Such a limitation could result in limitation in the use of the NOLs in future years and possibly a reduction of the NOLs available.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:

	December 31,
	2020	2019
	(in thousands)
Balance at beginning of year	$2,429	$1,928
Additions based on tax positions related to the current year	431	501
Balance at end of year	$2,860	$2,429
For the years ended December 31, 2020 and 2019, the amount of unrecognized tax benefits increased $0.4 million and $0.5 million, respectively, due to additional research and development credits generated during the year. As of December 31, 2020 and 2019, the total amount of unrecognized tax benefits was $2.9 million and $2.4 million, respectively. The reversal of the uncertain tax benefits would not affect the Company’s effective tax rate to the extent that it continues to maintain a full valuation allowance against its deferred tax assets.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law in March 2020. The CARES Act includes modifications for net operating loss carryovers and carrybacks, limitations of business interest expense for tax, immediate refund of alternative minimum tax (“AMT”) credit carryovers as well as a technical correction to the Tax Cuts and Jobs Act of 2017, for qualified improvement property. As of December 31, 2020, the Company expects that these provisions will not have a material impact as the Company has no net operating losses or AMT credits that would fall under these provisions and does not expect interest expense to be deductible due to current year losses.
The Company is subject to U.S. federal income taxes and to income taxes in various states in the United States. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company is subject to U.S. federal, state and local examinations by tax authorities for all prior years since incorporation. The Company does not anticipate significant changes to its current uncertain tax positions through December 31, 2020.
The Company recognizes any interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2020, there were no accrued interest and penalties related to uncertain tax positions.
16. Commitments and Contingencies
The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the financial statements indicates it is probable a loss has been incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. As of December 31, 2020 and 2019, the Company is not aware of any litigation, claim or assessment in which the outcome, individually or in the aggregate, would have a material adverse effect on its financial positions, results of operations, cash flows or future earnings.
The Company’s purchase obligations per terms and conditions with suppliers and vendors are cancellable in whole or in part prior to shipment. If inventory is shipped, the Company will accrue a liability under accrued expenses. The Company has no other commitment and contingencies, except for the operating leases. See Note 10, Leases, for further discussion.

17. Employee Defined-Contribution Plans
Accrued salaries and benefits included accruals related to the 401(k) plans the Company offers to its employees. In order to qualify for these plans, employees must meet the minimum age requirement (21 years) and begin participating on their entry date which is the first paycheck date in the month following the month of eligibility described above. Employee and employer contributions are immediately 100% fully vested. The plans offer employer contributions of 3.0% of an employee’s eligible compensation following safe-harbor rules. The Company’s contribution to the 401(k) plan was $0.4 million for both years ended December 31, 2020 and 2019.
The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has paid all matching contributions as of December 31, 2020.
18. Subsequent Events
The Company has evaluated subsequent events through May 12, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the financial statements.
Convertible Note
In January 2021, the Company and one of its preferred stockholders entered into a promissory note for the principal amount of $5.0 million, which was convertible into 6,756,757 shares of Series D redeemable convertible preferred stock. The note was subordinated to other senior indebtedness.
Facilities Agreement
In April 2021, the Company entered into a letter of intent with a landlord to lease an 80,000+ square foot facility to begin production of the Company’s Sapphire XCTM systems. The facility is located in California and construction and tooling to outfit the building is estimated to commence late 2021.
Loan Agreement
In April 2021, the Company entered into a letter of intent with a lender for a $53.5 million debt financing proposal. The Company has not completed the agreement nor drawn any funds on the financing facility as of the date May 12, 2021.
Merger Agreement
In March 2021, the Company entered into a merger agreement with JAWS Spitfire Acquisition Corp. As a result of the proposed Merger, JAWS Spitfire will domesticate as a corporation incorporated under the laws of the state of Delaware and the Company will survive the Merger as a wholly-owned subsidiary of JAWS Spitfire. The Company will be renamed “Velo3D Corporation” and JAWS Spitfire will be renamed to Velo3D, Inc. (“New Velo3D”). The Company’s board of directors unanimously approved the entry into the Merger.
Upon the closing of the Merger, all outstanding shares of the Company’s common stock, after giving effect to the conversion of the Company’s issued and outstanding preferred stock into the Company’s common stock, will be cancelled and exchanged into the right to receive shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. Additionally, all of the Company’s outstanding stock warrants, and stock options, for shares of the Company’s common stock will be cancelled and exchanged into equivalent outstanding stock warrants, and stock options with similar terms for shares of New Velo3D common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio. The exchange ratio will be determined prior to the closing of the Merger and represents a fully-diluted pre-transaction equity value of the Company of $1,500.0 million.

All holders of the Company’s issued and outstanding common stock, outstanding vested and unexercised stock options, and outstanding vested as of the closing of the Merger will also be eligible to receive up to 24.1 million additional shares of New Velo3D common stock, (assuming the expected capital structure as of April 30, 2021) comprised of two separate tranches of 12.0 million shares per tranche, upon the earliest occurrence of the specified earnout triggering events for each tranche prior to the fifth anniversary of the closing of the Merger, including the (i) date on which the volume-weighted average trading sale price of one share of New Velo3D common stock quoted on Nasdaq is greater than or equal to $12.50 and $15.00, respectively per tranche, for any 20 trading days within any 30 consecutive trading day period, (ii) a change in control of New Velo3D pursuant to which holders of New Velo3D common stock have the right to receive consideration implying a value per share greater than or equal to $12.50 and $15.00, respectively per tranche.
The Merger agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the Merger, the amount of cash available in JAWS Spitfire’s trust account, after including the cash proceeds received in a concurrent private placement and deducting the amounts required to satisfy JAWS Spitfire’s obligations if any shareholders exercise their rights to redeem their public shares in connection with the shareholders’ approval of the Merger and the payment of the unpaid JAWS Spitfire expenses and liabilities, is at least equal to $350.0 million. This condition is for the sole benefit of the Company. The Merger is subject to the approval by the JAWS Spitfire shareholders.